                                                                EXHIBIT 99.1

TMP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    Statements in this Information Statement concerning the Company's business outlook or future economic performance, anticipated profitability, gross billings, commissions and fees, expenses or other financial items and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and the Company's Internet content, (ii) that the Company has grown rapidly and there can be no assurance that the Company will continue to be able to grow profitably or manage its growth, (iii) risks associated with acquisitions, (iv) competition, (v) the Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) the Company's business experiences seasonality, (vii) the loss of services of certain key individuals could have a material adverse effect on the Company's business, financial condition or operating results, (viii) the Company has entered into certain transactions with affiliated parties and (ix) the control of the Company by Andrew J. McKelvey.

OVERVIEW

    A substantial part of the Company's growth has been achieved through acquisitions. The Company completed fourteen recruitment related acquisitions of which three, Johnson, Smith & Knisely Inc., TASA Holding AG, and Stackig, Inc. ("the pooled companies") are being accounted for as poolings of interests. 2,981,000 shares of the Company's common stock were issued in exchange for all of the outstanding common stock of these pooled companies and the accompanying financial statements have been restated to include the accounts and operations of the pooled companies for all periods presented. For the period January 1, 1995 through December 31, 1997, the Company has completed 40 acquisitions with estimated annual gross billings of approximately $600 million. Given the significant number of acquisitions in each of the last three years and the nine months ended September 30, 1998, the results of operations from period to period may not necessarily be comparable.

    Gross billings refer to billings for advertising placed in telephone directories, newspapers, new media and other media, and associated fees for related services. While gross billings are not included in the Company's consolidated financial statements, the trends in gross billings directly impact the commissions and fees earned by the Company. For recruitment and yellow page advertising, the Company earns commissions based on a percentage of the media advertising purchased at a rate established by the related publisher, and associated fees for related services. Publishers typically bill the Company for the advertising purchased by the Company's clients and the Company in turn bills its clients for this amount. Generally, the payment terms with yellow page clients require payment to the Company prior to the date payment is due to publishers. The payment terms with recruitment advertising clients typically require payment when payment is due to publishers. Historically, the Company has not experienced substantial problems with unpaid accounts.

    The Company designs and executes yellow page advertising programs, receiving an effective commission rate from directory publishers of approximately 20% of yellow page gross billings. In general, publishers consider orders renewed unless actively canceled. In addition to base commissions, certain yellow pages publishers pay increased commissions for volume placement by advertising agencies. The Company typically recognizes this additional commission, if any, in the fourth quarter when it is certain that such commission has been earned. The amounts reported in the fourth quarters of 1997, 1996 and 1995 were $2.0 million, $3.5 million and $4.2 million, respectively. For recruitment advertising placements in the U.S., publisher commissions average 15% of recruitment advertising gross billings. The Company also earns fees from value-added services such as design, research and other creative and administrative services. Outside of the U.S., where, collectively, the Company derives the majority of its recruitment advertising commissions and fees, TMP's commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom. Based on the consolidated results of the Company for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, 59%, 52%, 29%, and 10%,
respectively, of the Company's recruitment commission fees were attributable to clients outside the U.S. The Company also earns fees for recruitment advertisements and related services on its career oriented Web sites on the Internet. Through its search and selection services, the Company identifies and screens candidates for hiring by clients based on criteria established by such clients. The Company entered this business by acquiring in 1998, (1) Johnson, Smith and Knisely Inc. ("JSK"), the 12th largest executive search firm in the U.S., according to Kennedy Publications, an official ranking service for the search industry, (2) Europ Consultants, S.L. a search and selection firm in Barcelona, Spain, (3) TASA Holding AG of Zurich, Switzerland, ("TASA"), an international executive search firm and (4) Daniel Porte, a French search and selection firm.

    Primarily as a result of acquisitions which are included in the financial statements using the purchase method of accounting from their respective dates of acquisitions made from January 1, 1995 through December 31, 1997, the Company's commissions and fees increased from $183.7 million in 1995 to $310.6 million in 1997. The Company is continuously monitoring the marketplace for opportunities to expand its presence in both yellow page and recruitment advertising, which include Internet-related opportunities and intends to continue its acquisition strategy to supplement its internal growth.

    The Company's operating expenses have increased significantly since 1995 primarily due to headcount increases as a result of acquisitions and hiring to support gross billings growth. Salaries and related costs increased $72.3 million to $172.5 million for the year ended December 31, 1997 from $100.2 million for the year ended December 31, 1995, a 72.2% increase, supporting a $474.0 million or a 70.1% increase in gross billings over the same period. When measured as a percent of billings, salaries and related costs for the year ended December 31, 1997 were 15.0%, up slightly from 14.8% for the comparable 1995 period. Salaries and related costs include total payroll and associated benefits as well as payroll taxes, sales commissions, recruitment fees and training costs.

    Office and general expenses increased $43.9 million to $101.2 million for the year ended December 31, 1997 from $57.3 million for the year ended December 31, 1995, a 76.6% increase, primarily due to increased costs needed to support the increased billings and the expansion of recruitment offices through acquisitions in new U.S. and foreign markets. When measured as a percent of billings, office and general costs for the years ended December 31, 1997 were 8.8%, up slightly from 8.5% for the comparable 1995 period. This cost category includes expenses for office operations, business promotion, market research, advertising, professional fees and fees paid to the Company's primary lending institution for its services in the processing and collection of payments for accounts receivable.

    Amortization of intangibles includes amortization of acquisition related charges, including the costs in excess of fair market value of net assets acquired and capitalized costs for non-compete arrangements with the principals of acquired companies. This acquisition related amortization was $6.3 million, $4.4 million and $3.2 million for the years ended December 31, 1997, 1996 and 1995, respectively, and was $6.4 million and $4.5 million for the nine months ended September 30, 1998 and 1997, respectively.

    The CEO bonus for the nine months ended September 30, 1998 and the year ended December 31, 1997 of $1.1 million and $1.5 million respectively reflects a non-cash charge recorded in compliance with SAB 79, for a bonus mandated by the Principal Stockholder's employment contract which he irrevocably waived. Special compensation for the year ended December 31, 1996, reflects a non-cash, non-recurring charge of approximately $52.0 million resulting from the issuance of approximately 3.6 million shares of common stock of the Company to stockholders of predecessor companies of the Company in exchange for their shares in those companies, because they had received such shares for nominal or no consideration as employees or as management of such companies and, accordingly, were not considered to have made substantive investments for their shares.

    Net interest expense includes interest: (i) on loans made by the Company's primary lender under its financing agreement with such lender, (ii) to certain vendors, (iii) on capitalized lease obligations, (iv) on net amounts payable to the holders of seller financed notes and (v) on a term loan related to the purchase of certain transportation equipment. In addition, 1996 interest expense includes a non-recurring charge of approximately $2.6 million to reflect, upon exercise of the warrant issued in connection with the Company's financing agreement, the difference between the value of the stock issued at the initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated gross billings, commissions and fees and commissions and fees as a percentage of gross billings for the Company's yellow page advertising, recruitment advertising and Internet businesses and EBITDA for the Company.

                                                                                            NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                   ------------------------------------  ------------------------
                                                      1995        1996         1997         1997         1998
                                                   ----------  ----------  ------------  ----------  ------------
                                                              (IN THOUSANDS)                   (UNAUDITED)
GROSS BILLINGS:
  Yellow page advertising........................  $  429,176  $  434,728  $    457,519  $  349,910  $    372,899
  Recruitment advertising........................     195,020     341,955       602,672     417,872       604,566
  Search & selection.............................      51,980      50,613        70,776      49,382        63,889
  Internet(1)....................................         392       6,659        19,640      13,548        34,823
                                                   ----------  ----------  ------------  ----------  ------------
  Total..........................................  $  676,568  $  833,955  $  1,150,607  $  830,712  $  1,076,177
                                                   ----------  ----------  ------------  ----------  ------------
                                                   ----------  ----------  ------------  ----------  ------------

COMMISSIONS AND FEES:
  Yellow page advertising........................  $   87,456  $   94,545  $     95,768  $   71,375  $     75,982
  Recruitment advertising........................      43,846      71,502       125,474      86,216       126,259
  Search & selection.............................      51,980      50,613        70,776      49,382        63,889
  Internet(1)....................................         392       6,659        18,601      12,922        31,724
                                                   ----------  ----------  ------------  ----------  ------------
  Total..........................................  $  183,674  $  223,319  $    310,619  $  219,895  $    297,854
                                                   ----------  ----------  ------------  ----------  ------------
                                                   ----------  ----------  ------------  ----------  ------------

COMMISSIONS AND FEES AS A PERCENTAGE OF GROSS
  BILLINGS:
  Yellow page advertising........................       20.4%       21.7%         20.9%       20.4%         20.4%
  Recruitment advertising........................       22.5%       20.9%         20.8%       20.6%         20.9%
  Search & selection.............................      100.0%      100.0%        100.0%      100.0%        100.0%
  Internet(1)....................................      100.0%      100.0%         94.7%       95.4%         91.1%
  Total..........................................       27.1%       26.8%         27.0%       26.5%         27.7%

EBITDA(2)........................................  $   28,700  $  (21,521) $     43,856  $   33,283  $     42,036
Cash provided by operating activities............  $    8,592  $   10,991  $     19,710  $   20,719  $     25,081
Cash used in investing activities................  $  (15,136) $  (30,903) $    (75,992) $  (63,326) $    (28,496)
Cash provided by financing activities............  $    7,501  $   18,772  $     58,103  $   42,795  $      1,339

------------------------

(1) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet.

(2) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA for the indicated periods is calculated as follows:

                                                                                               NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                            --------------------------------  --------------------
EBITDA CALCULATION                                            1995        1996       1997       1997       1998
----------------------------------------------------------  ---------  ----------  ---------  ---------  ---------
                                                                     (IN THOUSANDS)               (UNAUDITED)
Net income (loss).........................................  $   5,440  $  (49,772) $  10,405  $   8,132  $   9,296
  Interest, net...........................................     10,654      14,216      8,813      6,453      7,507
  Income tax expense......................................      5,100       4,125      9,571      7,894      7,735
  Depreciation and amortization...........................      7,506       9,910     15,067     10,804     17,498
                                                            ---------  ----------  ---------  ---------  ---------
EBITDA....................................................  $  28,700  $  (21,521) $  43,856  $  33,283  $  42,036
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER
  30, 1997

    Gross billings for the nine months ended September 30, 1998 were $1,076.2 million, a net increase of $245.5 million or 29.6% from $830.7 million for the nine months ended September 30, 1997. This increase in gross billings resulted primarily from acquisitions in recruitment advertising. Commissions and fees for the nine months ended September 30, 1998 were $297.9 million, an increase of $78.0 million or 35.5% from $219.9 million in the first nine months of 1997. Recruitment commissions and fees were $126.3 million for the nine months ended September 30, 1998 compared with $86.2 million for the nine months ended September 30, 1997, an increase of $40.1 million or 46.4%. This increase was primarily due to acquisitions which contributed approximately $38.6 million, foreign currency exchange fluctuations with a negative effect of approximately $2.7 million and approximately $4.1 million from increased client spending and new clients partially offset by client losses. Yellow page commissions and fees were $76.0 million for the nine months ended September 30, 1998 compared with $71.4 million for the nine months ended September 30, 1997, an increase of 6.4% or $4.6 million. Approximately $3.0 million of such increase was due to net increases in client spending and new clients and approximately $1.5 million was due to acquisitions. Search and selection fees were $63.9 million compared with $49.4 million for the nine months ended September 30, 1997, an increase of $14.5 million, due to acquisitions, primarily in executive search. Internet commissions and fees increased 145.7% or $18.8 million to $31.7 million for the nine months ended September 30, 1998 from $12.9 million for the nine months ended September 30, 1997. This increase reflects an increasing acceptance of the Company's Internet products from existing and new clients, the benefits of "co-branding" marketing efforts with other Internet content providers and increased sales and marketing activities.

    Operating expenses for the nine months ended September 30, 1998 were $272.2 million, compared with $197.1 million for the same period in 1997. The increase of $75.1 million or 38.1% reflects acquisition activity, including $9.6 million for merger costs. The $9.6 million in merger costs is comprised of (1) $5.5 million of non-cash employee stay bonuses, which included (a) $2.1 million for the amortization of 50% of a $4.2 million charge being expensed over the twelve months from April 1, 1998 to March 31, 1999 for TMP shares set aside for key personnel of JSK who must remain employees of the Company for a full year in order to earn such shares, (the "JSK Stay Bonus") and (b) $3.4 million for TMP shares issued to key personnel of TASA as employee stay bonuses and (2) $4.1 million of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions. The after tax effect of this charge is $6.2 million or $.21 per diluted share. Salary and related costs for the nine months ended September 30, 1998 were $164.0 million, a $41.6 million or 33.9% increase over the $122.4 million for the nine months ended September 30, 1997. This increase is due to the growth of the Company's businesses. The ratio of salary and related costs for the nine months ended September 30, 1998 to commissions and fees was 55.1% compared with 55.7% ratio for the nine months ended September 30, 1997. Office and general costs was $91.1 million, a $22.0 million or 31.8% increase over the $69.1 million for the nine months ended September 30, 1997. However, office and general expenses as a percentage of commissions and fees declined to 30.6% for the nine months ended September 30, 1998 from 31.4% in the prior year period.

    As a result of the above, operating income for the nine months ended September 30, 1998 increased $2.9 million or 12.6% to $25.7 million from $22.8 million for the comparable period last year.

    Net interest expense for the nine months ended September 30, 1998 was $7.5 million, an increase of $1.0 million or 15.4% over the $6.5 million for the comparable period in 1997, reflecting a net increase in debt resulting from acquisitions and capital expenditures.

    Taxes on income for the nine months ended September 30, 1998 were $7.7 million on a pretax profit of $17.3 million, for an effective tax rate of 44.5%. This compares with taxes of $7.9 million for the same period last year on a pretax profit of $16.3 million, for an effective tax rate of 48.5%. The lower effective tax rate reflects a benefit in 1998 from operating loss carryovers of certain subsidiaries that were previously unable to benefit from losses and the effect in 1997 of higher state and foreign tax rates.

    For the nine months ended September 30, 1998, equity in losses of affiliates was $297,000, reflecting losses at the Company's minority owned real estate advertising affiliate, as compared with a $20,000 loss for the same period in 1997. Minority interests in consolidated earnings for the nine months ended September 30, 1997 were $.3 million and preferred dividends for the nine months ended September 30, 1997 were $123,000. There were no such items in 1998 because the underlying instruments were redeemed in 1997.

    As a result of all of the above, net income available to common and Class B common stockholders for the nine months ended September 30, 1998 was $9.3 million, an increase of $1.3 million or 16.3% over the $8.0 million for the nine months ended September 30, 1997. Per diluted share, earnings for the nine months ended September 30, 1998 was $.31, an increase of $.01 or 4.7% over the $.30 for the nine months ended September 30, 1997.

THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Gross billings for the year ended December 31, 1997 were $1.2 billion, a $316.6 million or 38.0% increase when compared to gross billings for the year ended December 31, 1996. The growth is primarily due to acquisitions in recruitment advertising, rate increases in yellow page advertising and increased clients and higher client spending for search & selection and Internet.

    Commissions and fees increased to $310.6 million for the year ended December 31, 1997 from $223.3 million for the year ended December 31, 1996, an increase of 39.1%. This reflects increases, as compared to the prior year period, in commissions and fees for (a) recruitment advertising of $54.0 million or 75.5%,
(b) search & selection of $20.2 million or 39.8%, (c) yellow page advertising of $1.2 million or 1.3% and (d) Internet of $11.9 million or 179.3%. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including $9.2 million from Austin Knight, acquired August 1997, and the remainder was due to higher client spending and new clients. The increase in commissions and fees for search & selection was due primarily to increased client spending in the U.S. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and an acquisition offset by lower publisher incentives and the full year effect of accounts lost and resigned in 1996. Fees derived from Internet were generated from placements of Internet advertising. The Internet revenue increase reflects the continued customer acceptance of the Company's Internet products both from the Company's existing clients as well as new clients and price increases on certain products.

    Salaries and related costs increased $49.5 million to $172.5 million for the year ended December 31, 1997. As a percent of commissions and fees, salaries and related costs increased to 55.5% for the year ended December 31, 1997 from 55.1% for the year ended December 31, 1996. This increase was primarily due to additional staff required to service increased recruitment advertising billings, increased sales staffing for Internet, and generally higher salary and related costs as a percentage of commissions and fees for search & selection operations.

    Office and general expenses increased $26.9 million to $101.2 million for the year ended December 31, 1997. As a percent of commissions and fees, office and general expenses decreased to 32.6% for the year ended December 31, 1997 from 33.3% for the year ended December 31, 1996. This decrease was primarily due to consolidation of offices, which slowed the growth of office related expenses, increased growth in recruitment advertising commissions and fees combined with the relatively fixed nature of some of these expenses and generally lower office and general expenses as a percentage of commissions and fees for search & selection operations.

    Amortization of intangibles was $6.3 million for the year ended December 31, 1997 compared to $4.4 million for the year ended December 31, 1996. The increase is due to the Company's continued growth through acquisitions. As a percentage of commissions and fees, amortization of intangibles was 2.0% for both of the years ended December 31, 1997 and 1996, respectively.

    For 1996, special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for the Company's Common Stock.

    Operating income increased $59.5 million to $29.1 million for the year ended December 31, 1997 as compared with an operating loss of $(30.4) million for the year ended December 31, 1996. The increase was primarily due to the 1996 non-recurring special compensation charge and increased recruitment advertising commissions and fees and Internet billings. As a percent of commissions and fees, operating income was 9.4% for the year ended December 31, 1997 as compared to a loss of 13.6% for the year ended December 31, 1996. The lower percent for 1996 was primarily due to the 1996 non-recurring special compensation charge, expenses related to the introduction of its Internet business, and costs in connection with the consolidation of the recruitment advertising acquisitions.

    Net interest expense decreased $5.4 million to $8.8 million for the year ended December 31, 1997 as compared to $14.2 million for the year ended December 31, 1996. This decrease in interest expense is due primarily to the repayment of a portion of the debt with the net cash proceeds of the Company's initial public and secondary offerings. In addition, in 1996 there was a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with the Company's financing agreement, the value of the stock issued at the Company's initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued. The Company's effective interest rate was 10.0% for the year ended December 31, 1997 compared with 11.0% for the year ended December 31, 1996.

    Taxes on income increased $5.5 million to $9.6 million for the year ended December 31, 1997 from $4.1 million for the year ended December 31, 1996 primarily due to higher pre-tax income. The effective tax rate for the year ended December 31, 1997 was 47.5% compared with (9.1)% for the year ended December 31, 1996. These effective tax rates are higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible special compensation of $52.0 million and interest expense of $2.6 million in 1996, as described above, and nondeductible expenses of approximately $2.9 million and $1.7 million and state taxes of $1.1 million and $.4 million for 1997 and 1996, respectively. In addition, the higher 1996 tax rate, when compared with the 1997 rate, reflects the Company's inability in 1996 to offset profits at certain subsidiaries with losses incurred by others.

    The net income applicable to common and Class B common stockholders was $10.3 million for the year ended December 31, 1997, or $.37 per diluted share, compared with a net loss of $50.0 million, or $(2.24) per diluted share, for the year ended December 31, 1996.

THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    Gross billings for the year ended December 31, 1996 were $834.0 million, a $157.4 million or 23.3% increase compared to the year ended December 31, 1995. This increase in gross billings is primarily due to acquisitions in recruitment advertising and increased acceptance of the Company's Internet business.

    Commissions and fees increased to $223.3 million for the year ended December 31, 1996 from $183.7 million for the year ended December 31, 1995, an increase of 21.6%. This increase was due to increases, as compared to the prior year period, of $27.7 million or 63% in commissions and fees derived from recruitment advertising, $7.1 million or 8.1% in commissions and fees derived from yellow page advertising and a $6.3 million increase in fees derived from Internet business. Search & Selection revenue decreased $1.4 million, or 2.6% due to decreases in client spending in 1996. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including $11.2 million from Neville Jeffress, acquired July 1996, and the remainder was due to higher client spending and new clients. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and higher client spending. Fees derived from Internet were generated from placements of Internet advertising, as the Company's Internet products gained initial customer acceptance both from the Company's existing clients as well as new clients.

    Salaries and related costs increased $22.8 million to $123.0 million for the year ended December 31, 1996. As a percent of commissions and fees, salaries and related costs increased to 55.1% for the year ended December 31, 1996 from 54.5% for the year ended December 31, 1995. This increase was primarily due to additional staff required to service increased gross billings, a higher percentage for costs related to Neville Jeffress and severance and temporary help expenses related to the consolidation of the recruitment advertising acquisitions. Internet staffing also increased by $2.8 million to $3.0 million, which is 45.1% of Internet commissions and fees.

    Office and general expenses increased $16.9 million to $74.3 million for the year ended December 31, 1996. As a percent of commissions and fees, office and general expenses increased to 33.3% for the year ended December 31, 1996 from 31.2% for the year ended December 31, 1995. This increase was primarily due to increased advertising of approximately $1.9 million, primarily related to the Company's introduction of The Monster Board-Registered Trademark-, general expenses related to higher gross billings, professional consulting fees for the establishment of Internet services and airplane related travel costs.

    Amortization of intangibles was $4.4 million for the year ended December 31, 1996 compared to $3.2 million for the year ended December 31, 1995. The increase was due to the Company's continued growth through acquisitions. As a percentage of commissions and fees, amortization of intangibles was 2.0% and 1.8% for the years ended December 31, 1996 and 1995, respectively.

    Special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for the Company's Common Stock.

    Operating income declined $53.3 million to $(30.4) million for the year ended December 31, 1996 as compared with operating income of $23.0 million for the year ended December 31, 1995. The decline was primarily due to the $52.0 million non-cash compensation charge and increased advertising expenses of $2.5 million for the Company's Internet business. As a percent of commissions and fees, operating income declined to (13.6)% for the year ended December 31, 1996 from 12.5% for the year ended December 31, 1995. This decline in operating income as a percent of commissions and fees was primarily due to the 1996 special compensation charge, increased advertising expenses of $2.5 million for the Company's introduction of its Internet business, and costs in connection with the consolidation of the recruitment advertising acquisitions.

    Net interest expense increased $3.5 million to $14.2 million for the year ended December 31, 1996 as compared to $10.7 million for the year ended December 31, 1995. This increase in interest expense is due primarily to (i) a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with the Company's financing agreement, the value of the stock issued at the Company's per share initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued,
(ii) higher debt balances for working capital needs and (iii) acquisition financing, partially offset by lower borrowing costs and the repayment of a portion of the debt with the net cash proceeds of the Company's initial public offering. The Company's effective interest rate was 15.3% for the year ended December 31, 1996 compared with 11.9% for the year ended December 31, 1995. The higher rate in 1996 was due primarily to the $2.6 million non-cash, non recurring charge in 1996.

    Taxes on income decreased $1.0 million to $4.1 million for the year ended December 31, 1996 from $5.1 million for the year ended December 31, 1995 primarily due to lower pre-tax income. The effective tax rate for the year ended December 31, 1996 on income before income taxes of (9.1)% was higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible special compensation of $52.0 million and $2.6 million in interest expense described above and nondeductible expenses of approximately $1.7 million and approximately $.5 million in interest computed on a receivable from the Company's Principal Stockholder. The effective tax rate for the year ended December 31, 1995 was 45.3%, and nondeductible expenses for 1995 were lower than in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and (iv) advertising and development of its Internet business. The Company's working capital requirements are generally higher in the quarters ending March 31 and June 30 during which payments to the major yellow page directory publishers are at their highest levels. The Company has met its liquidity needs over the last three years and during the nine months ended September 30, 1998 through funds provided by operating activities, equity offerings in 1997 and 1996, long-term borrowings in 1997 and 1996, capital leases and vendor financing in 1996 and 1995. In December 1996, the Company completed the initial public offering of an aggregate of 4,147,408 shares of Common Stock at a purchase price of $14.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Ladenburg Thalmann & Co. Inc. In the initial public offering, certain stockholders sold an additional aggregate of 652,592 shares of Common Stock. The net proceeds to the Company from the initial public offering of $50.8 million were used to repay debt and, in early 1997, to repay accounts payable and to redeem preferred stock. In September 1997, the Company completed the secondary public offering of an aggregate of 2,400,000 shares of Common Stock at a purchase price of $23.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., BT Alex. Brown Incorporated, Montgomery Securities and Ladenburg Thalmann & Co. Inc. In addition, certain stockholders sold an aggregate of 1,600,000 shares of Common Stock in such offering. The net proceeds to the Company from this offering of $63.4 million, including $12.2 million paid to the Company by certain stockholders, were used to repay debt, including debt incurred to fund the purchase of Austin Knight.

    Net cash provided by operating activities for the nine months ended September 30, 1998 was $24.0 million compared with $19.3 million for the nine months ended September 30, 1997. The increase of $4.7 million for the 1998 period compared with the 1997 period was primarily due to (1) $6.2 million of charges funded through stock issuances compared with $.6 million for the 1997, a $5.6 million improvement, (2) a $4.5 million increase in depreciation and amortization expenses, and (3) a $1.1 million benefit in 1998, from the increase in accounts payable over accounts receivable while the change in these items for the 1997 period reflected a $5.0 million net use of cash, reflecting increased payments to yellow page vendors, a $6.1 million improvement. The cash for these payments was provided by higher borrowing capacity after the Company repaid a portion of its bank debt with proceeds from its initial public offering in December 1996.

    Net cash provided by operating activities for the years ended December 31, 1997, 1996 and 1995 was $19.7 million, $11.0 million and $8.6 million, respectively. The increase in cash from operating activities for 1997 over 1996 was primarily due to increased net income partially offset by higher payments of accounts payable, including amounts to substantially repay vendor financed payables. The increase in cash from operating activities for 1996 over 1995 was primarily due to improved accounts receivable collection partially offset by greater payments of accounts payable and accrued liabilities.

    Net cash used in investing activities for the nine months ended September 30, 1998 was $28.5 million compared with $63.3 million for the nine months ended September 30, 1997. The $34.8 million decrease from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 was primarily due to $41.6 million less in payments for acquisitions, reflecting the use of shares to make acquisitions of businesses, and $1.5 million less in capital expenditures. In addition, in the nine months ended September 30, 1997 the Company received a net payment of $11.8 million from its principal stockholder, as he used proceeds from the sale of some of his TMP stock sold in the secondary offering to repay the net outstanding debt owed to the Company.

    Net cash used in investing activities for the years ended December 31, 1997, 1996 and 1995 was $76.0 million, $30.9 million and $15.1 million, respectively. During 1997, with funds received from their sale of shares included with the Company's secondary public offering, the Company's principal stockholder and certain stockholders repaid $14.5 million to the Company. Payments for purchases of business acquisitions were $66.8 million in 1997, including $47.2 million for Austin Knight, $23.8 million in 1996 and $11.3 million in 1995. Capital expenditures, primarily for computer equipment and furniture and fixtures, were $20.6 million, $8.8 million and $6.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, in 1997, the Company acquired certain transportation equipment and made capital improvements for a total of $6.8 million, replacing the transportation equipment sold during 1996 for $6.1 million, and simultaneously entered into a $7.8 million financing agreement to fund the purchase and provide additional operating funds. In December 1996, the Company sold certain transportation equipment for $6.1 million receiving a note for $2.7 million and retained $1.2 million in cash, after payment of related debt. The Company estimates that its expenditures for computer equipment and software, furniture and fixtures and leasehold improvements will be approximately $22.0 million for 1998.

    EBITDA was $42.0 million for the nine months ended September 30, 1998, an increase of $8.7 million or 26.1% from $33.3 million for the nine months ended September 30, 1997. This improvement for 1998 as compared with 1997, reflects a $6.7 million increase in depreciation and amortization expense for 1998 as compared with 1997. However, as a percentage of commissions and fees, EBITDA decreased to 14.1% for the nine months ended September 30, 1998 from 15.1% for the nine months ended September 30, 1997.

The decrease resulted primarily from the $9.6 million charge for merger costs, which was 3.2% of commissions and fees for the nine months ended September 30, 1998.

    EBITDA increased $65.4 million to $43.9 million for the year ended December 31, 1997 from $(21.5) million for the year ended December 31, 1996. As a percent of commissions and fees EBITDA increased to 14.1% for the year ended December 31, 1997 as compared to (9.6)% for the year ended December 31, 1996. The increase primarily reflects the effect of the 1996 special compensation charge. For the year ended December 31, 1996, EBITDA decreased $50.2 million to $(21.5) million or 175.0% as compared to the year ended December 31, 1995. As a percent of commissions and fees, EBITDA declined to (9.6)% for the year ended December 31, 1996 from 15.6% for the year ended December 31, 1995 primarily due to the 1996 special compensation charge, a higher percentage of costs related to Neville Jeffress and severance and temporary help expenses related to consolidation of the recruitment advertising acquisitions.

    The Company's financing activities include equity offerings, borrowings and repayments under its financing agreement and payments on (i) installment notes, principally to finance acquisitions, and (ii) capital leases. In the fourth quarter of 1996, the Company completed its initial public offering of 4,147,408 shares of Common Stock for net proceeds to the Company of $50.8 million and in the third quarter of 1997, the Company completed its secondary public offering of 2,400,000 shares of Common Stock for net proceeds to the Company (excluding the repayment of $12.2 million to the Company by certain stockholders) of $51.2 million. With a portion of the proceeds received from its initial public offering, the Company, in January 1997, redeemed all of the shares of the cumulative preferred stock issued by a subsidiary, reported as a minority interest, and its previously issued preferred stock for approximately $3.1 million and $2.1 million, respectively. Such redemptions included approximately $100,000 each of premiums. The Company's financing activities provided net cash of $1.3 million and $42.8 million in the nine months ended September 30, 1998 and 1997, respectively. The decrease of $41.5 million for the nine-month period in 1997 to the nine-month period in 1998 primarily reflects the $45.9 million receipt and use of cash from the Company's 1997 Secondary Offering, partially offset in 1998 by net borrowings of $4.6 million. The Company's financing activities provided net cash of $58.1 million, $18.8 million and $7.5 million in 1997, 1996 and 1995, respectively. In November, 1997 the Company amended its financing agreement with its primary lender to provide for borrowings up to $175 million under a revolving credit facility. Such facility has been used to finance the Company's acquisitions and for working capital requirements. As of December 31, 1997, there was $95.8 million outstanding under such facility. As of September 30, 1998, there was approximately $50.9 available under such facility, and $20.9 million could be borrowed based on the eligible collateral base. On November 5, 1998, the Company renegotiated its existing credit facility with its primary lender. The new agreement provides for a five year $175 million revolving credit facility at lower borrowing costs than the previous agreement, putting the Company's current interest rate at LIBOR plus 87.5 basis points. In addition, the Company has secured lines of credit aggregating $6 million for its operations in Australia, France, Belgium and the Netherlands of which approximately $3 million was unused at September 30, 1998. The Company believes it will be able to fund its short-term cash needs through funds from operations, its credit facilities in the United States, the United Kingdom, Canada and Australia and, to a lesser extent, equipment leases. The borrowings are secured by a lien on substantially all of the Company's assets. In addition, the financing agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, make future capital expenditures, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios.

    Part of the Company's acquisition strategy is to pay, over time, a portion of the purchase price of certain acquisitions through seller financed notes. Accordingly, such notes are included in long term debt, are generally payable over five years and totaled $9.1 million at September 30, 1998 and $9.5 million at December 31, 1997.

    The Company intends to continue its acquisition strategy and promotion of its Internet activities through the use of operating profits, borrowings against its long-term debt facility and seller financed notes. The Company believes that its anticipated cash flow from operations, as well as the availability of funds under its existing financing agreements and the net proceeds of its recent secondary public offering and access to public equity and debt markets, will provide it with liquidity to meet its current forseeable cash needs for at least the next year. However, if the Company determines that conditions are favorable, the Company would consider additional corporate finance transactions.

YEAR 2000 ISSUE

    Many exisiting computer programs use only two digits to identify a year in the date field. These programs do not consider the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by the Year 2000. Internally, the Company has assessed its Year 2000 computer issues. The Company estimates that it will have to spend approximately $2.5 million during the remainder of 1998 and during 1999 to make its major U.S. and Canadian computer systems, and some non-critical programs, Year 2000 compliant. The Company will continue to test applications and believes that solutions will be implemented timely. The Company's foreign operations have also identified their critical computer systems. As the Company expands its operations in Europe through acquisitions, it is consolidating back office functions and standardizing computer systems. As part of this process the Company will upgrade to a Year 2000 compliant computer system for its foreign subsidiaries.

FLUCTUATIONS OF QUARTERLY RESULTS

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising. Moreover, the Company's recruitment advertising acquisition activity has had more of an impact on the Company's recently reported quarterly results than any other factor. See Note 2 to the Company's Consolidated Financial Statements.

    The following table sets forth summary quarterly unaudited financial information for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996. Amounts have been restated to reflect the effect of the retroactive restatement for business combinations completed in 1998, accounted for as poolings-of-interests, and the change in accounting for a waived bonus to the Company's CEO/ Principal Stockholder:

                                                                                            1998 QUARTERS
                                                                               ---------------------------------------
                                                                                MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                                               -----------  -----------  -------------

                                                                                 (IN MILLIONS, EXCEPT PER SHARE AND
                                                                                           SHARE AMOUNTS)
Commissions and fees:
  Recruitment advertising....................................................   $    43.5    $    43.1     $    39.6
  Yellow page advertising....................................................        21.6         24.9          29.5
  Search & selection.........................................................        20.2         22.4          21.3
  Internet...................................................................         7.7         10.7          13.3
                                                                               -----------  -----------       ------
Total commissions and fees...................................................   $    93.0    $   101.1     $   103.7
                                                                               -----------  -----------       ------
                                                                               -----------  -----------       ------

Operating income.............................................................   $     7.5    $     9.8     $     8.4
Net income applicable to common and Class B common stockholders..............   $     2.8    $     3.4     $     3.1
Net income per common and Class B common share:
  Basic......................................................................   $    0.09    $    0.12     $    0.11
  Diluted....................................................................   $    0.09    $    0.11     $    0.11
Weighted average shares outstanding (in thousands):
  Basic......................................................................      29,087       29,138        29,094
  Diluted....................................................................      30,109       29,908        29,961

                                                                                    1997 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------

                                                                  (IN MILLIONS, EXCEPT PER SHARE AND SHARE AMOUNTS)
Commissions and fees:
  Yellow page advertising.....................................   $    19.7    $    23.0     $    28.6      $    24.4
  Recruitment advertising.....................................        25.4         28.5          33.2           39.3
  Search & selection..........................................        13.1         16.7          18.7           21.3
  Internet....................................................         3.8          4.4           4.7            5.7
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................   $    62.0    $    72.6     $    85.3      $    90.7
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income..............................................   $     5.5    $     6.9     $    10.4      $     6.3
Net income applicable to common and Class B common
  stockholders................................................   $     1.5    $     2.6     $     3.9      $     2.3
Net income per common and Class B common share:
  Basic.......................................................   $    0.06    $    0.10     $    0.14      $    0.08
  Diluted.....................................................   $    0.06    $    0.10     $    0.14      $    0.08
Weighted average shares outstanding (in thousands):
  Basic.......................................................      26,448       26,471        26,959         29,042
  Diluted.....................................................      26,770       26,976        27,514         29,552

                                                                                    1996 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------

                                                                  (IN MILLIONS, EXCEPT PER SHARE AND SHARE AMOUNTS)
Commissions and fees:
  Yellow page advertising.....................................   $    20.4    $    23.0     $    27.8      $    23.4
  Recruitment advertising.....................................        14.8         14.2          20.8           21.0
  Search & selection..........................................        11.2         13.4          13.1           13.5
  Internet....................................................          .9          1.5           2.0            2.2
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................   $    47.3    $    52.8     $    63.7      $    60.1
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income (loss).......................................   $     4.1    $     4.4     $     4.2      $   (43.0)
Net income (loss) applicable to common and Class B common
  stockholders................................................   $     0.2    $     1.3     $    (0.1)     $   (51.4)
Net income (loss) per common and Class B common share:
  Basic.......................................................   $    0.01    $    0.06     $   (0.01)     $   (2.30)
  Diluted.....................................................   $    0.01    $    0.06     $   (0.01)     $   (2.30)
Weighted average shares outstanding (in thousands):
  Basic.......................................................      22,180       22,149        21,954         22,834
  Diluted.....................................................      22,180       22,598        21,954         22,834

    Earnings per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of the quarters may not equal the full year earnings per share amount, which reflects the weighted average effect on an annual basis. In addition, diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

    During the three months ended December 31, 1996 the Company received one time fees of $150, $175, and $220 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee is included as a reduction of Office and General Expenses, the executive search fee is included in Commissions and Fees and the loan procurement fee is included in Other Income in the accompanying Statement of Operations for the year ended December 31, 1996.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

    As discussed in Notes 5 and 13B, the accompanying financial statements have been restated to reflect the effect of business combinations accounted for as poolings of interests consummated subsequent to December 31, 1997 and the effect of a change in the accounting treatment for bonuses waived by the CEO/ Principal Stockholder.

                                          BDO SEIDMAN, LLP

New York, New York
March 20, 1998, except for Notes 5 and 13B for which the date is December 17, 1998

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   14,931  $   13,110
  Accounts receivable, net................................................................     275,461     208,834
  Work-in-process.........................................................................      15,623      14,709
  Prepaid and other.......................................................................      14,178       8,634
                                                                                            ----------  ----------
    Total current assets..................................................................     320,193     245,287
Receivable from Principal Stockholder, net................................................      --          11,413
Property and equipment, net...............................................................      42,408      24,061
Deferred income taxes.....................................................................       4,922       9,325
Intangibles, net..........................................................................     161,148      73,975
Other assets..............................................................................       7,657       5,713
                                                                                            ----------  ----------
                                                                                            $  536,328  $  369,774
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $  216,220  $  190,622
  Accrued expenses and other current liabilities..........................................      50,979      37,041
  Accrued restructuring costs.............................................................      16,801      --
  Deferred revenue........................................................................       7,992       3,569
  Deferred income taxes...................................................................      10,733       9,818
  Current portion of long-term debt.......................................................      11,750      12,129
                                                                                            ----------  ----------
    Total current liabilities.............................................................     314,475     253,178
Long-term debt, less current portion......................................................     117,825      71,672
                                                                                            ----------  ----------
    Total liabilities.....................................................................     432,300     324,850
                                                                                            ----------  ----------
Minority interests........................................................................      --           3,082
                                                                                            ----------  ----------
Redeemable preferred stock................................................................      --           2,000
                                                                                            ----------  ----------
Commitments and contingencies.............................................................

Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and
    outstanding--none.....................................................................      --          --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and
    outstanding--15,476,440 and 11,586,250, shares, respectively..........................          15          11
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and
    outstanding--13,587,541 and 14,787,541 shares, respectively...........................          14          15
  Additional paid-in capital..............................................................     165,250     106,800
  Foreign currency translation adjustment.................................................        (117)      1,415
  Deficit.................................................................................     (61,134)    (68,399)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     104,028      39,842
                                                                                            ----------  ----------
                                                                                            $  536,328  $  369,774
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1997       1996       1995
                                                                                  ---------  ---------  ---------
Commissions and fees............................................................  $ 310,619  $ 223,319  $ 183,674
                                                                                  ---------  ---------  ---------
Operating expenses:
  Salaries and related costs....................................................    172,528    122,964    100,162
  Office and general............................................................    101,176     74,252     57,310
  Amortization of intangibles...................................................      6,269      4,440      3,237
  Special compensation and CEO bonus............................................      1,500     52,019     --
                                                                                  ---------  ---------  ---------
      Total operating expenses..................................................    281,473    253,675    160,709
                                                                                  ---------  ---------  ---------
      Operating income (loss)...................................................     29,146    (30,356)    22,965
                                                                                  ---------  ---------  ---------
Other income (expense):
  Interest expense..............................................................    (11,219)   (14,804)   (11,489)
  Interest income...............................................................      2,406        588        835
  Other, net....................................................................       (181)      (755)    (1,057)
                                                                                  ---------  ---------  ---------
                                                                                     (8,994)   (14,971)   (11,711)
                                                                                  ---------  ---------  ---------
Income (loss) before provision for income taxes, minority interests and equity
  in earnings (losses) of affiliates............................................     20,152    (45,327)    11,254
Provision for income taxes......................................................      9,571      4,125      5,100
                                                                                  ---------  ---------  ---------
Income (loss) before minority interests and equity in earnings (losses) of
  affiliates....................................................................     10,581    (49,452)     6,154
Minority interests..............................................................        143        434        435
Equity in earnings (losses) of affiliates.......................................        (33)       114       (279)
                                                                                  ---------  ---------  ---------
Net income (loss)...............................................................     10,405    (49,772)     5,440
Preferred stock dividends.......................................................       (123)      (210)      (210)
                                                                                  ---------  ---------  ---------
Net income (loss) applicable to common and Class B common stockholders..........  $  10,282  $ (49,982) $   5,230
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Net income (loss) per common and Class B common share:
  Basic.........................................................................  $     .38  $   (2.24) $     .24
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Diluted.......................................................................  $     .37  $   (2.24) $     .23
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Weighted average shares outstanding:
  Basic.........................................................................     27,224     22,280     22,045
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Diluted.......................................................................     27,716     22,280     22,497
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                         CLASS B
                                                                              COMMON STOCK,           COMMON STOCK,
                                                                             $.001 PAR VALUE         $.001 PAR VALUE
                                                                          ----------------------  ----------------------
                                                                           SHARES      AMOUNT      SHARES      AMOUNT
                                                                          ---------  -----------  ---------  -----------
Balance, January 1, 1995 (as restated for pooling-of-interests
  transactions).........................................................  7,257,683   $       7   14,787,541  $      15
  Foreign currency translation adjustment...............................     --          --          --          --
  Dividends on preferred stock..........................................     --          --          --          --
  Dividends paid by pooled companies....................................     --          --          --          --
  Net income............................................................     --          --          --          --
                                                                          ---------  -----------  ---------  -----------

Balance, December 31, 1995..............................................  7,257,683           7   14,787,541         15
  Stock repurchase agreements...........................................     --          --          --          --
  Issuance of common stock for purchase of minority interest in
    subsidiary..........................................................    159,231      --          --          --
  Issuance of common stock as compensation..............................    142,740      --          --          --
  Repurchase and cancellation of common stock...........................   (481,284)     --          --          --
  Issuance of common stock for purchase of minority interest in
    subsidiary..........................................................     46,350      --          --          --
  Issuance of common stock..............................................  4,147,408           4      --          --
  Issuance of common stock in connection with the exercise of options...     85,354      --          --          --
  Issuance of common stock in connection with exercise of warrant.......    228,768      --          --          --
  Foreign currency translation adjustment...............................     --          --          --          --
  Dividends on preferred stock..........................................     --          --          --          --
  Dividends paid by pooled companies....................................     --          --          --          --
  Special compensation..................................................     --          --          --          --
  Net loss..............................................................     --          --          --          --
                                                                          ---------  -----------  ---------  -----------

Balance, December 31, 1996..............................................  11,586,250         11   14,787,541         15
  Issuance of common stock in connection with the exercise of options...     49,766      --          --          --
  Tax benefit of stock options exercised................................     --          --          --          --
  Capital contribution from Principal Stockholder: re CEO bonus and
    other...............................................................     --          --          --          --
  Issuance of common stock in connection with acquisitions..............    135,028           1      --          --
  Issuance of common stock for purchase of an equity interest in a
    subsidiary..........................................................     61,848      --          --          --
  Conversion of shares..................................................  1,200,000           1   (1,200,000)         (1)
  Issuance of common stock..............................................  2,400,000           2      --          --
  Issuance of common stock for matching contribution to 401(k) plan.....     43,548      --          --          --
  Foreign currency translation adjustment...............................     --          --          --          --
  Dividend and redemption premium on preferred stock....................     --          --          --          --
  Dividends paid by pooled companies....................................
  Net income............................................................     --          --          --          --
                                                                          ---------  -----------  ---------  -----------

Balance, December 31, 1997..............................................  15,476,440  $      15   13,587,541  $      14
                                                                          ---------  -----------  ---------  -----------
                                                                          ---------  -----------  ---------  -----------


                                                                                                                          TOTAL

                                                                          ADDITIONAL   FOREIGN CURRENCY               STOCKHOLDERS'

                                                                            PAID-IN       TRANSLATION                    EQUITY

                                                                            CAPITAL       ADJUSTMENT       DEFICIT      (DEFICIT)

                                                                          -----------  -----------------  ---------  ---------------

Balance, January 1, 1995 (as restated for pooling-of-interests
  transactions).........................................................   $     652       $     780      $ (19,360)    $ (17,906)

  Foreign currency translation adjustment...............................      --                 966         --               966

  Dividends on preferred stock..........................................      --              --               (210)         (210)

  Dividends paid by pooled companies....................................      --              --             (1,130)       (1,130)

  Net income............................................................      --              --              5,440         5,440

                                                                          -----------        -------      ---------  ---------------

Balance, December 31, 1995..............................................         652           1,746        (15,260)      (12,840)

  Stock repurchase agreements...........................................       1,172          --             --             1,172

  Issuance of common stock for purchase of minority interest in
    subsidiary..........................................................       1,055          --             --             1,055

  Issuance of common stock as compensation..............................          20          --             --                20

  Repurchase and cancellation of common stock...........................        (675)         --             (1,485)       (2,160)

  Issuance of common stock for purchase of minority interest in
    subsidiary..........................................................         672          --             --               672

  Issuance of common stock..............................................      50,779          --             --            50,783

  Issuance of common stock in connection with the exercise of options...         347          --             --               347

  Issuance of common stock in connection with exercise of warrant.......       2,603          --             --             2,603

  Foreign currency translation adjustment...............................      --                (331)        --              (331)

  Dividends on preferred stock..........................................      --              --               (210)         (210)

  Dividends paid by pooled companies....................................      --              --             (1,672)       (1,672)

  Special compensation..................................................      50,175          --             --            50,175

  Net loss..............................................................      --              --            (49,772)      (49,772)

                                                                          -----------        -------      ---------  ---------------

Balance, December 31, 1996..............................................     106,800           1,415        (68,399)       39,842

  Issuance of common stock in connection with the exercise of options...         643          --             --               643

  Tax benefit of stock options exercised................................         175          --             --               175

  Capital contribution from Principal Stockholder: re CEO bonus and
    other...............................................................       1,775          --             --             1,775

  Issuance of common stock in connection with acquisitions..............       3,136          --             --             3,137

  Issuance of common stock for purchase of an equity interest in a
    subsidiary..........................................................       1,000          --             --             1,000

  Conversion of shares..................................................      --              --             --            --

  Issuance of common stock..............................................      51,166          --             --            51,168

  Issuance of common stock for matching contribution to 401(k) plan.....         555          --             --               555

  Foreign currency translation adjustment...............................      --              (1,532)        --            (1,532)

  Dividend and redemption premium on preferred stock....................      --              --               (123)         (123)

  Dividends paid by pooled companies....................................                                     (3,017)       (3,017)

  Net income............................................................      --              --             10,405        10,405

                                                                          -----------        -------      ---------  ---------------

Balance, December 31, 1997..............................................   $ 165,250       $    (117)     $ (61,134)    $ 104,028

                                                                          -----------        -------      ---------  ---------------

                                                                          -----------        -------      ---------  ---------------


                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss).................................................................  $  10,405  $ (49,772) $   5,440
                                                                                      ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization of property and equipment.........................      8,798      5,470      4,269
    Amortization of intangibles.....................................................      6,269      4,440      3,237
    Provision for doubtful accounts.................................................      3,479      3,264      3,111
    Special compensation............................................................     --         52,019     --
    Interest expense for shares issued upon exercise of warrant.....................     --          2,603     --
    Provision for deferred income taxes.............................................      5,155      1,573      3,005
    CEO bonus and indemnity payment.................................................      1,775     --         --
    Minority interests..............................................................        143        434        435
    Other...........................................................................          3        451        542
  Changes in assets and liabilities, net of effects from purchases of businesses:
    Increase in accounts receivable, net............................................     (5,513)    (6,760)   (33,085)
    (Increase) decrease in work-in-process..........................................         42         68     (1,705)
    Increase in prepaid and other...................................................       (759)      (787)       259
    (Increase) decrease in other assets.............................................     (1,134)      (286)    (1,066)
    Increase (decrease) in accounts payable, accrued expenses and other current
     liabilities....................................................................     (8,953)    (1,726)    24,150
                                                                                      ---------  ---------  ---------
      Total adjustments.............................................................      9,305     60,763      3,152
                                                                                      ---------  ---------  ---------
      Net cash provided by operating activities.....................................     19,710     10,991      8,592
                                                                                      ---------  ---------  ---------
Cash flows from investing activities:
  Payments pursuant to notes and advances to Principal Stockholder..................     (3,064)   (12,878)      (613)
  Repayments from Principal Stockholder.............................................     14,477      7,994      2,271
  Capital expenditures..............................................................    (20,573)    (8,772)    (6,317)
  Payments for purchases of businesses, net of cash acquired........................    (66,832)   (23,755)   (11,324)
  Proceeds from sale of assets......................................................     --          6,115         12
  Repayments from affiliates........................................................     --            393        835
                                                                                      ---------  ---------  ---------
      Net cash used in investing activities.........................................    (75,992)   (30,903)   (15,136)
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Payments on capitalized leases....................................................     (2,594)    (2,386)    (1,064)
  Borrowings under line of credit and proceeds from issuance of long-term debt......    721,074    486,457    542,431
  Repayments under line of credit and principal payments on long-term debt..........   (703,164)  (511,583)  (532,043)
  Distribution to minority interests................................................     --           (457)      (483)
  Net proceeds from stock issuance..................................................     51,165     50,783     --
  Repurchase of common stock........................................................     --         (2,160)    --
  Redemption of minority interest (including premium)...............................     (3,133)    --         --
  Redemption of preferred stock (including premium).................................     (2,105)    --         --
  Dividends on preferred stock......................................................       (123)      (210)      (210)
  Dividends paid by pooled companies................................................     (3,017)    (1,672)    (1,130)
                                                                                      ---------  ---------  ---------
      Net cash provided by financing activities.....................................     58,103     18,772      7,501
                                                                                      ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents................................      1,821     (1,140)       957
Cash and cash equivalents, beginning of year........................................     13,110     14,250     13,293
                                                                                      ---------  ---------  ---------
Cash and cash equivalents, end of year..............................................  $  14,931  $  13,110  $  14,250
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. (the "Company") is the successor to businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI"), McKelvey Enterprises, Inc. and subsidiaries ("MEI") and certain other entities under the control of Andrew J. McKelvey (the "Principal Stockholder"). Immediately prior to the reorganization, the Principal Stockholder owned 100% of the common stock of MEI (which owned approximately 86% of the common stock of Old TMP) and approximately 33% of the common stock of WCI. In addition to his approximately 33% ownership of WCI, the Principal Stockholder had voting proxy on the remaining outstanding shares of WCI.

    WCI was organized in 1993 to sell recruitment advertising. On December 9, 1996, Old TMP, which sells yellow page advertising, merged into MEI. Thereafter, WCI merged into MEI, MEI then merged into Telephone Marketing Programs Incorporated and MEI acquired the outstanding minority interest of a subsidiary (the "Mergers"). Concurrent with the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc.

    Due to the control of these companies by the Principal Stockholder, the companies have been consolidated on a retroactive basis in a manner similar to a pooling-of-interests, the interests previously owned by the Principal Stockholder are carried at predecessor basis, and in December 1996 (i) goodwill in the amount of approximately $1.6 million was recorded for the issuance of 271,278 shares of common stock of the Company to Old TMP stockholders who had been previously issued shares of Old TMP in exchange for their minority interests in certain operating subsidiaries in which they were original owners and, accordingly, were considered to have made a substantive investment, and is based on an initial public offering price of $14.00 per share, less approximately $2.2 million previously recorded on the issuance of these shares, and (ii) special compensation in the amount of approximately $52.0 million was recorded for the issuance of 3,584,790 shares of common stock of the Company to Old TMP, WCI and the MEI subsidiary stockholders in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder and, accordingly, were not considered to have made substantive investments for their minority shares, and is based on an initial public offering price of $14.00 per share. The minority stockholders of Old TMP had received compensation in lieu of their share of earnings of Old TMP in exchange for waiving their rights to such earnings, and WCI and the MEI subsidiary had cumulative losses. Accordingly, no amounts were attributable to these minority interests in the accompanying consolidated financial statements.

    The accompanying consolidated financial statements reflect the shares of the Company that were outstanding after the Mergers.

    In addition, in 1996, the Principal Stockholder sold or contributed to the Company his majority interests, and in one case a 49% interest, in five companies primarily engaged in yellow page and Internet-based advertising. Due to the element of common control of these companies, all of these transactions have been accounted for in a manner similar to a pooling-of-interests and each of the five companies has been included in the accompanying consolidated financial statements from their respective dates of acquisition by the Principal Stockholder.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in earnings of companies 50% or less owned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................        8-32
Furniture and equipment................................................................         4-8
Transportation equipment...............................................................        5-18

    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

INTANGIBLES

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships and goodwill. These costs are being amortized over periods ranging from three to thirty years on a straight-line basis.

LONG-LIVED ASSETS

    Long-lived assets, such as ongoing client relationships, goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been incurred through December 31, 1997.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity (deficit). Gains and losses resulting from foreign currency transactions are included in other income (expense).

REVENUE RECOGNITION AND WORK-IN-PROCESS

    Substantially all revenues are derived from commissions for advertisements placed in telephone directories, newspapers and other media, plus associated fees for related services. In addition, the Company earns fees for the placement of advertisements on the Internet, including its career Web sites. Commissions and fees are generally recognized upon placement date for newspapers and other media and on publication close date for yellow page advertisements.

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 1997, 1996 and 1995 for commissions on volume placements were $2.0 million, $3.5 million and $4.2 million, respectively. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising.

    Direct operating costs incurred that relate to future revenue, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision (benefit) for income taxes is computed on the pretax income
(loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in one business segment and primarily earns commission income for selling and placing yellow page and recruitment advertising to a large number of customers in many different industries, principally throughout North America, Europe and the Pacific Rim. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates. The 1996 carrying amounts for minority interests and redeemable preferred stock approximated fair value based on appraisals. (See Notes 9 and 10.) The fair value of the receivable from the Principal Stockholder could not be determined. (See Note 14
(B).)

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. As required by the Statement all periods presented have been restated to comply with the provisions of SFAS No. 128.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

December 31, 1997:
  Basic...........................................................      27,224
  Effect of assumed conversion of stock options...................         492
                                                                    -----------
  Diluted.........................................................      27,716
                                                                    -----------
                                                                    -----------
December 31, 1996:
  Basic...........................................................      22,280
                                                                    -----------
  Diluted.........................................................      22,280
                                                                    -----------
                                                                    -----------
December 31, 1995:
  Basic...........................................................      22,045
  Effect of assumed conversion of stock options...................         223
  Effect of assumed conversion of warrant.........................         229
                                                                    -----------
  Diluted.........................................................      22,497
                                                                    -----------
                                                                    -----------

STATEMENTS OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Results of operations and financial position will be unaffected by implementation of this new standard.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"). Employers' Disclosures about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact the Company's current discloures.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Trade.................................................................  $  271,128  $  203,145
Earned commissions(a).................................................      14,491      13,166
                                                                        ----------  ----------
                                                                           285,619     216,311
Less: Allowance for doubtful accounts.................................      10,158       7,447
                                                                        ----------  ----------
    Accounts receivable, net..........................................  $  275,461  $  208,834
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(a) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 1997 and 1996 are recorded as accounts receivable of $75,058 and $70,594, respectively, and the related advertising costs are recorded as accounts payable of $60,567 and $57,428, respectively.

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Buildings and improvements..............................................  $     916  $     944
Furniture and equipment.................................................     66,293     49,224
Leasehold improvements..................................................      6,072      4,177
Transportation equipment................................................      9,151        360
                                                                          ---------  ---------
                                                                             82,432     54,705
Less: Accumulated depreciation and amortization.........................     40,024     30,644
                                                                          ---------  ---------
    Property and equipment, net.........................................  $  42,408  $  24,061
                                                                          ---------  ---------
                                                                          ---------  ---------

    Furniture and equipment includes equipment under capital leases at December 31, 1997 and 1996 with a cost of $12,514 and $6,074, respectively, and accumulated amortization of $5,128 and $2,531, respectively.

    During 1997, the Company acquired certain transportation equipment and made capital improvements thereto for a total of $6,800 and simultaneously entered into a $7,800 financing agreement (see Note 8) to fund the purchase and provide additional funds.

NOTE 5--BUSINESS ACQUISITIONS

    During the nine month period ended September 30, 1998, the Company completed three pooling of interest transactions (issuing 2,980,814 common shares in connection therewith). Consequently, the accompanying financial statements have been retroactively restated to include the accounts and results of operations of the pooled companies for all periods presented.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
    Commissions and fees and net income (loss) of the combining entities for the three years ending December 31, are as follows:

COMMISSIONS AND FEES                                          1997        1996        1995
---------------------------------------------------------  ----------  ----------  ----------
TMP, as previously reported..............................  $  237,417  $  162,631  $  123,907
Johnson Smith & Knisely Inc..............................      21,868      12,850      12,509
TASA Holding AG..........................................      39,518      37,763      39,471
Stackig Inc..............................................      11,816      10,075       7,787
                                                           ----------  ----------  ----------
TMP, as restated.........................................  $  310,619  $  223,319  $  183,674
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

NET INCOME (LOSS)                                                1997        1996       1995
------------------------------------------------------------  ----------  ----------  ---------
TMP, as previously reported.................................  $    9,500  ($  52,449) $   3,019
Restatement for change in net income. See accounting for CEO
  bonus (Note 13B)..........................................      (1,500)     --         --
                                                              ----------  ----------  ---------
Net income (loss), as adjusted..............................       8,000     (52,449)     3,019
Johnson Smith & Knisely Inc.................................         289         364        572
TASA Holding AG.............................................         422         367        557
Stackig Inc.................................................       1,571       1,736      1,082
                                                              ----------  ----------  ---------
TMP, as restated............................................  $   10,282  ($  49,982) $   5,230
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

    The Company has acquired 40 businesses (primarily recruitment advertising businesses) between January 1, 1995 and December 31, 1997 including, on August 26, 1997, all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47,200 net of approximately $11,500 of cash acquired relating to the sale, in July 1997, of real property by Austin Knight and on July 2, 1996, all of the outstanding shares of Neville Jeffress Australia Pty Limited ("Neville Jeffress"). Austin Knight had commissions and fees of approximately $47,600 for the year ended September 30, 1996, and Neville Jeffress had commissions and fees of approximately $24,000 for the year ended June 30, 1996. The total amount of cash paid and promissory notes and Common Stock of the Company issued for these acquisitions was approximately $74,500, $25,400 and $26,700 for 1997, 1996 and 1995, respectively. In 1997, the shares of Common Stock issued by the Company in connection with certain of the above mentioned acquisitions was 135,028. The 1997 amount is net of approximately $11,500 of cash acquired with Austin Knight. These acquisitions have been accounted for under the purchase method of accounting and accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    In connection with these acquisitions, management of the Company began to assess and formulate preliminary plans to restructure the operations of the acquired companies. Such plans involved the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans was to create a single brand in the related markets in which the Company operates. The preliminary plans are expected to be finalized within one year of the acquisition to which it relates. Actions under the preliminary plans are expected to commence in the first quarter of 1998.

    As a result of the formulation of the preliminary plans, certain estimated costs and liabilities were recorded which related to the restructuring of the acquired businesses. These estimates will be refined in connection with the finalization of the plans. These costs and liabilities include:

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
       Accrued liabilities relating to surplus property in the amount of $7,830 for approximately 22 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or will be closed by March 31, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease revenue on existing subleases.

       Other costs associated with the closure of existing offices of acquired companies in the amount of $2,521, including the write off of leasehold improvements and other fixed assets as well as termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

       Above market lease costs in the amount of $783, based on the present value of contractual lease payments in excess of current market lease rates.

       Estimated severance payments, employee relocation expenses and other employee costs in the amount of $4,900 relating to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as duplicate corporate headquarters management and administrative personnel. As of December 31, 1997, the accrual related to approximately 70 employees including senior management, sales, service and administrative personnel.

       Pension obligations in the amount of $1,650 assumed in connection with the acquisition of Austin Knight.

    As of December 31, 1997, payments of $833 were made to 18 members of senior management and employees for severance and charged against the reserve. The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions and that do not result from events occurring after the consummation dates of the related acquisitions, in excess of the above estimated amounts will be recorded as additional costs of acquired companies.

    The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 1997 and 1996 assume the acquisitions in 1997 and 1996 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Commissions and fees......................................................................  $  358,456  $  321,801
Net income (loss) applicable to common and Class B common stockholders....................  $   10,755  $  (48,481)*
Net income (loss) per common and Class B common share:
  Basic...................................................................................        $.41      $(2.18)*
  Diluted.................................................................................        $.39      $(2.18)*

------------------------

* Includes non-cash, non-recurring special compensation and interest charges in the amounts of $52,019 and $2,603, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
    The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

NOTE 6--INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                              DECEMBER 31,       AMORTIZATION
                                                          ---------------------     PERIOD
                                                             1997       1996        (YEARS)
                                                          ----------  ---------  -------------
Client lists, net of accumulated amortization of $4,370
  and $3,715, respectively..............................  $   10,083  $   8,913     5 to 30
Covenants not to compete, net of accumulated
  amortization of $2,036 and $1,713, respectively.......       2,188      1,336     3 to 6
Excess of cost of investments over fair value of net
  assets acquired, net of accumulated amortization of
  $10,760 and $6,428,
  respectively..........................................     148,080     62,947    10 to 30
Other, net of accumulated amortization of $2,103 and
  $1,709, respectively..................................         797        779     4 to 10
                                                          ----------  ---------
                                                          $  161,148  $  73,975
                                                          ----------  ---------
                                                          ----------  ---------

NOTE 7--FINANCING AGREEMENT

    The Company obtains its primary financing from a financial institution under a five-year financing agreement as amended and restated on June 27, 1996, and as further amended on November 14, 1997, with automatic one-year extensions unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term (the "Agreement"). The Agreement, as amended, provides for borrowings of up to $175,000 at an interest rate of either: (a) prime rate less 1% or, (b) Federal Funds rate less 1/2 of 1% or, (c) LIBOR plus 1 1/2%, at the borrower's option. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed on an installment basis under 360 days old from first installment billing, as defined. Substantially all assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, make future capital expenditures, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. In addition, the Agreement also provides for a 1/8% fee on any unused portion of the commitment and a declining fixed termination fee of $2,000, $1,000 and $500 for the annual periods ended June 30, 1998, 1999, and 2000, respectively.

    At December 31, 1997, the prime rate, Federal Funds rate and one month LIBOR were 8.50%, 6.00% and 5.72%, respectively, and borrowings outstanding were at a weighted average interest rate of 7.62%.

    In October 1993, the Company issued a warrant to the lender to purchase one percent of the issued and outstanding common stock of the Company (as defined in the agreement) for an exercise price of $.01 per share. The warrant was independently appraised at $600, which amount was being amortized over the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7--FINANCING AGREEMENT (CONTINUED)
remaining term of the original financing agreement of 30 months from October 1993 until December 1996, when the warrant was exercised. At that time, the unamortized balance was expensed. In addition, in December 1996, upon the exercise of such warrant there was an additional interest charge of $2,603 to reflect the difference between the value of the stock issued (228,768 shares) at the initial public offering price of $14.00 per share and the original amount recorded.

NOTE 8--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Borrowings under financing agreement (see Note 7)......................  $   95,800  $  59,495
Borrowings under financing agreements, interest payable at rates varying from 5% to 9.2%, and collateralized by assets in certain
  foreign countries and pooled companies, prior to acquisitions........       4,707      5,421
Acquisition notes payable in annual and monthly installments through
  1997 with interest at 8.5%...........................................      --          4,324
Other acquisition notes payable, noninterest bearing, interest imputed
  at 6.7% to 8.0%, in varying installments through 2001................      10,601      7,153
Capitalized lease obligations, payable with interest from 9% to 15%, in
  varying installments through 2001....................................       7,245      4,058
Term note payable in sixty consecutive monthly installments from July
  1997 through June 2002, collateralized by transportation equipment and with interest at 8.43% for the first 36 months. Thereafter the
  interest rate will be based on two year U.S. Treasury Notes..........       7,760     --
Notes payable to shareholders of pooled companies. Interest at LIBOR plus 2.25%, payable in annual principal payments maturing December
  1999.................................................................         670         75
Notes payable, in varying monthly installments maturing through 2002, with interest at rates ranging from 7.5% to 9.0%, secured by certain
  assets of pooled companies...........................................       2,792      3,275
                                                                         ----------  ---------
                                                                            129,575     83,801
Less: Current portion..................................................      11,750     12,129
                                                                         ----------  ---------
                                                                         $  117,825  $  71,672
                                                                         ----------  ---------
                                                                         ----------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 8--LONG-TERM DEBT (CONTINUED)
    The noncurrent portion of long-term debt matures as follows:

                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
1999................................................................................................   $    7,301
2000................................................................................................        4,517
2001................................................................................................       96,825*
2002................................................................................................        7,635
Thereafter..........................................................................................        1,547
                                                                                                      ------------
                                                                                                       $  117,825
                                                                                                      ------------
                                                                                                      ------------

------------------------

*   Of this amount, $95,800 is subject to automatic one year extentions. See
    Note 7.

NOTE 9--MINORITY INTEREST

    In connection with an acquisition in 1990, a subsidiary of the Company issued 88,425 shares of nonvoting convertible 10% cumulative preferred stock in exchange for 88,425 shares (58%) of the outstanding common stock of the acquired company held by the acquired company's employee stock ownership trust. The book value of these shares of approximately $3,000, which approximates the redemption price, is included in minority interest in the consolidated balance sheet at December 31, 1996. These shares were redeemed in January 1997 for a total of $3,133, which included a redemption premium of $133.

NOTE 10--REDEEMABLE PREFERRED STOCK

    During 1991, the Company sold 200,000 shares of 10.5% nonvoting cumulative preferred stock ($10.00 par value) to the Company's profit sharing plan for $2,000. These shares were redeemed in January 1997 for a total of $2,105, which included a redemption premium of $105.

NOTE 11--STOCKHOLDERS' EQUITY

(A) COMMON AND CLASS B COMMON STOCK

    Common and Class B common stock have indentical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

(B) STOCK OPTIONS

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 900,000 shares (amended to 1,800,000 on June 25, 1997) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED) the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 45,000 shares (amended to 150,000 on June 25, 1997).

    On January 3, 1996, options to purchase, at an exercise price equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, an aggregate of 296,640 shares of common stock were granted to officers, employees and consultants of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant. As of December 31, 1997, 13,010 options were cancelled, 7,266 options were exercised and, of the outstanding options, 63,641 options were exercisable and will expire ten years from the date of grant.

    On January 6, 1997 options to purchase, at an exercise price of $12.88 per share, the market price on the date of grant, an aggregate of approximately 1,203,737 shares of common stock were granted to officers and employees of the Company and options for 74,611 shares were subsequently cancelled. Of such options, options for approximately 29,000 shares of common stock vest at the rate at 25% per year beginning one year from the date of grant and the balance of these options were vested at December 31, 1997 and are exercisable after January 5, 1999. Such options will expire ten years from date of grant.

    On April 3, 1997, options to purchase, at an exercise price of $17.25 per share, the market price on the date of grant, 8,400 shares of common stock were granted to an officer of the Company. Such options vested as of December 31, 1997, are exercisable after January 5, 1999 and will expire ten years from the date of grant.

    On June 18, 1997, options to purchase, at an exercise price of $19.00 per share, the market price on the date of grant, 28,256 shares of common stock were granted to officers and employees of the Company. Options for 2,388 shares were subsequently cancelled. Generally, such options were vested as of December 31, 1997, are exercisable after January 5, 1999, and will expire ten years from the date of grant.

    On August 28, 1997 options to purchase, at an exercise price of $20.00 per share, the market price on the date of grant, 35,000 shares of common stock were granted to various Austin Knight officers and individuals. Such options generally vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1997, none of these options were exercisable.

    On December 12, 1997, options to purchase, at an exercise price of $15.00 per share, the market price on the date of grant, an aggregate of approximately 700,000 shares of common stock were granted to officers and employees of the Company, subject to stockholder approval of an increase in the number of shares authorized under the Plan to 3,000,000 from 1,800,000. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1997 none of these options were exercisable.

    In January 1996, the Company also adopted a stock option plan for nonemployee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of common stock may be granted to nonemployee directors. Options granted under the Directors' Plan do

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED) not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's nonemployee directors of an option to purchase 11,250 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

    Options to purchase 11,250 shares of common stock at a purchase price per share equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, were granted on January 24, 1996 to one nonemployee director. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. In September 1996, options to purchase an aggregate of 33,750 shares of common stock were granted to three directors under this plan at an exercise price per share equal to the initial public offering price per share, the fair value on the date of grant as determined by the Board. Vesting is on terms similar to that of the previous director's grant. Such options will expire ten years from the date of grant. In December 1996, 11,250 of the options granted to a director in September 1996 were cancelled and options to purchase 125,000 shares of common stock were granted at an exercise price of $14.00 (the initial public offering price). Of the total, 50,000 of such options vested on the closing of the initial public offering. In April 1997, in connection with this former director's resignation, the Company agreed that an additional 12,500 of such stock options would vest on June 1, 1997 and the unvested options totalling, 62,500 were cancelled. All options previously vested expire on December 9, 2006. On October 7, 1997, a newly appointed director of the Company was granted options to purchase 11,250 shares of common stock at $23.625 per share, the market price on the date of grant. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. For options granted to all directors, at December 31, 1997, 50,938 of the outstanding options were exercisable and 42,500 were exercised.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair values of options granted during 1997 and 1996 were $7.10 and $5.93, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rates of approximately 6.5% and 6.1% in 1997 and 1996 respectively; volatility factor of the expected market price of the Company's common stock of 27% and 25% in 1997 and 1996, respectively; and a weighted average expected life of the option of 8 years in both 1997 and 1996.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the accounting provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                                 1997        1996
                                                                                               ---------  ----------
Net income (loss) applicable to common and Class B common stockholders.......................  $   5,166  $  (50,595)*
Net income (loss) per common and Class B common share:
  Basic......................................................................................       $.19      $(2.27)*
  Diluted....................................................................................       $.19      $(2.27)*

------------------------

* Including non-cash, non-recurring charges for special compensation of $52,019 and interest of $2,603.

    A summary of the status of the Company's two fixed stock option plans as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented.

                                                                  DECEMBER 31, 1997         DECEMBER 31, 1996
                                                              -------------------------  ------------------------
                                                                            WEIGHTED                  WEIGHTED
                                                                             AVERAGE                   AVERAGE
                                                                            EXERCISE                  EXERCISE
                                                                SHARES        PRICE       SHARES        PRICE
                                                              ----------  -------------  ---------  -------------
Outstanding at beginning of year............................     448,334    $    9.07       --           --
Granted.....................................................   1,986,643        13.91      466,640    $    9.15
Exercised...................................................     (49,766)       12.92       --           --
Forfeited/cancelled.........................................    (145,453)       13.20      (18,306)       11.17
                                                              ----------                 ---------
Outstanding at end of year..................................   2,239,758        13.01      448,334         9.07
                                                              ----------                 ---------
                                                              ----------                 ---------
Options exercisable at year-end.............................     114,579    $    9.85       66,875    $   13.38
Weighted average fair value of options granted during the
  year......................................................                $    7.10                 $    5.93

    The following table summarizes information about stock options outstanding at December 31, 1997.

                     OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
             -----------------------------------                     ----------------------------------
                  NUMBER        WEIGHTED AVERAGE                          NUMBER           WEIGHTED
 EXERCISE     OUTSTANDING AT       REMAINING      WEIGHTED AVERAGE    EXERCISABLE AT        AVERAGE
   PRICE     DECEMBER 31, 1997  CONTRACTUAL LIFE   EXERCISE PRICE    DECEMBER 31, 1997  EXERCISE PRICES
-----------  -----------------  ----------------  -----------------  -----------------  ---------------
6$.65......         287,614               8.0(year)     $    6.65           72,079         $    6.65
14.00.....           42,500               8.9             14.00             36,875             14.00
12.88.....        1,129,126               9.0             12.88             --                --
19.00.....           25,868               9.6             19.00             --                --
17.25.....            8,400               9.3             17.25             --                --
20.00.....           35,000               9.8             20.00             --                --
15.00.....          700,000               9.9             15.00             --                --
23.63.....           11,250               9.8             23.63              5,625             23.63
             -----------------                                             -------
                  2,239,758                                                114,579         $    9.85
             -----------------                                             -------
             -----------------                                             -------

    In connection with an acquisition in 1995, the Company issued options to acquire shares of the Company's common stock in exchange for an obligation of the Company incurred in connection with this acquisition. Such options, for 85,354 shares, were exercised upon the closing of the public offering based on the initial public offering price of $14.00 per share.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES

    The components of income (loss) before the provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                     1997        1996       1995
                                                                   ---------  ----------  ---------
Domestic.........................................................  $  10,274  $  (47,890) $   9,024
Foreign..........................................................      9,878       2,563      2,230
                                                                   ---------  ----------  ---------
  Total income (loss) before provision (benefit) for income
    taxes, minority interests and equity in earnings (losses) of affiliates...................................................  $  20,152  $  (45,327) $  11,254
                                                                   ---------  ----------  ---------
                                                                   ---------  ----------  ---------

    The provision (benefit) for income taxes is as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Current tax provision:
  U.S. Federal...................................................  $     357  $     145  $     201
  State and local................................................      2,293        984        448
  Foreign........................................................      1,986      1,423      1,446
                                                                   ---------  ---------  ---------
    Total current................................................      4,636      2,552      2,095
                                                                   ---------  ---------  ---------
Deferred tax provision (benefit):
  U.S. Federal...................................................      2,689      1,740      2,051
  State and local................................................        739       (321)       535
  Foreign........................................................      1,507        154        419
                                                                   ---------  ---------  ---------
    Total deferred...............................................      4,935      1,573      3,005
                                                                   ---------  ---------  ---------
    Total provision..............................................  $   9,591  $   4,125  $   5,100
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Current deferred tax assets (liabilities):
  Earned commissions...................................................  $   (5,796) $  (5,266)
  Allowance for doubtful accounts......................................       3,901      2,813
  Work-in-process......................................................      (6,222)    (5,817)
  Accrued expenses and other liabilities...............................      (2,665)    (1,548)
                                                                         ----------  ---------
    Total current deferred tax liability...............................     (10,782)    (9,818)
                                                                         ----------  ---------
Noncurrent deferred tax assets (liabilities):
  Property and equipment...............................................        (980)      (801)
  Intangibles..........................................................        (654)      (453)
  Accrued expenses and other liabilities...............................      (2,235)    --
  Tax loss carryforwards...............................................       8,791     10,579
                                                                         ----------  ---------
    Total noncurrent deferred tax asset................................       4,922      9,325
                                                                         ----------  ---------
Net deferred tax liability.............................................  $   (5,860) $    (493)
                                                                         ----------  ---------
                                                                         ----------  ---------

    At December 31, 1997, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $23,300 which expire through 2011. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, it is more likely than not that the deferred tax assets will be realized.

    The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1997        1996       1995
                                                                 ---------  ----------  ---------
Provision (benefit) at Federal statutory rate..................  $   6,852  $  (15,411) $   3,826
State income taxes, net of Federal income tax effect...........        752         438        649
Nondeductible expenses.........................................      1,026         685        419
Nondeductible special charge and bonus.........................        510      18,571     --
Interest imputed on receivable from principal stockholder......     --             216        198
Losses for which no tax benefits are available.................     --              45        503
Foreign income taxes at other than the Federal statutory
  rate.........................................................        955         416        431
In case of pooled companies taxed directly at the shareholder
  level........................................................       (644)       (727)      (589)
Other..........................................................        120        (108)      (337)
                                                                 ---------  ----------  ---------
Income tax provision...........................................  $   9,571  $    4,125  $   5,100
                                                                 ---------  ----------  ---------
                                                                 ---------  ----------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 31, 1997, the cumulative amount of reinvested earnings was approximately $10,000.

NOTE 13--COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 1997 are as follows:

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                           ---------  -----------
1998.....................................................................  $   3,191   $  15,279
1999.....................................................................      2,911      13,662
2000.....................................................................      1,755      11,703
2001.....................................................................        271       8,736
2002.....................................................................          9       6,655
Thereafter...............................................................     --          20,905
                                                                           ---------  -----------
                                                                               8,137   $  76,940
                                                                                      -----------
                                                                                      -----------
Less: Amount representing interest.......................................        892
                                                                           ---------
Present value of minimum lease payments..................................      7,245
Less: Current portion....................................................      2,658
                                                                           ---------
                                                                           $   4,587
                                                                           ---------
                                                                           ---------

    Rent and related expenses under operating leases amounted to $15,788, $13,887, and $10,686 for the years ended December 31, 1997, 1996 and 1995, respectively.

(B) CONSULTING, EMPLOYMENT AND NONCOMPETE AGREEMENTS

    The Company has entered into various consulting, employment and noncompete agreements with certain management personnel and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

    Effective November 15, 1996, the Company entered into an employment agreement with its Principal Stockholder for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Under the agreement, as amended, the Principal Stockholder is entitled to a base salary of $1,500 per year and mandatory bonuses of $375 per quarter through November, 1998 when the bonus

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED) provision of the agreement was eliminated. Such bonuses were waived by the Principal Stockholder. However, in compliance with the SEC's interpretation of the application of Staff Accounting Bulletin 79, Topic 5T "Accounting for Expenses or Liabilities paid by Principal Stockholder," the Company recorded in equal quarterly amounts for 1997 a total of $1,500 in bonus expense and increased the Additional Paid-in Capital account to complete the concept that the amount of the waived bonus was contributed to the Company by the Principal Stockholder. Because the amount was not and will never be paid, no tax benefit was accrued for this charge. The agreement also provides that the Company will pay the Principal Stockholder his base salary for the remaining term of the agreement in the event he is terminated for reasons other than cause.

    The above agreements as amended provide for the following aggregate annual payments:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
1998............................................................................   $    4,879
1999............................................................................        2,849
2000............................................................................        2,763
2001............................................................................        2,502
2002............................................................................          522
Thereafter......................................................................        1,716
                                                                                  ------------
                                                                                   $   15,231
                                                                                  ------------
                                                                                  ------------

(C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are a maximum of 2% of payroll of participating employees, amounted to $626, $600 and $584 for the years ended December 31, 1997, 1996 and 1995, respectively.

    Outside of the United States, the Company has employee benefit plans in the countries in which it operates. For 1997, costs for these plans were $1,264.

    In addition, the Company had a defined contribution profit sharing plan covering all eligible employees. Contributions, which are at the discretion of the Board of Directors, were not made in the years ended December 31, 1997, 1996 and 1995. The plan was terminated during 1997.

(D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    On February 19, 1998, a class action complaint was filed against the Company by five former employees. The claims brought by the plaintiffs in the complaint are that the Company (a) misclassified the named plaintiffs and purported class members as exempt from the overtime requirements of California wage and hour law and failed to pay them overtime wages, (b) failed to pay accrued but unused vacation

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED) days at the time of termination, and (c) failed to pay accrued but unused personal days at the time of termination. The plaintiffs purport to represent a class of 450 former and current employees who are similarly situated. The Company intends to vigorously defend the claims brought by the plaintiffs and on March 18, 1998 responded to the complaint by filing an answer denying all allegations. Management presently believes that the disposition of these claims will not have a material adverse effect on the Company's financial position, operations or liquidity.

    In June 1997, a settlement of $275, which was paid by the Principal Stockholder under an indemnity agreement with the Company, was made relating to a November 1996 action of a former employee against Old TMP, WCI and the Principal Stockholder. The complaint alleged, among other things, that the defendants breached purported contractual obligations pursuant to which the former employee was entitled to an ownership interest in the Company's recruitment advertising business.

(E) OTHER

    (i) The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

    (ii) The majority stockholder of an unconsolidated equity investee has an agreement which requires the Company to purchase his interest, based on a formula value, upon death. The value of his shares at December 31, 1997 is approximately $5,627 based on the formula.

NOTE 14--RELATED PARTY TRANSACTIONS

    (A) The Company had receivables from certain of its stockholders aggregating $761 and $500 at December 31, 1996 and 1995, respectively. During 1997, the outstanding balances were repaid.

    (B) The Company had net receivables from its Principal Stockholder of $11,413 and $6,530 at December 31, 1996 and 1995, respectively. Prior to January 1, 1997 such amounts were noninterest-bearing. As of January 1, 1997 interest was charged on the unpaid balance at the prime rate. During 1997, the outstanding balances were repaid.

    (C) In August 1996, the Company entered into an agreement whereby it acquired the minority interest of a subsidiary for 46,350 shares of common stock. Such shares, valued at $672, were recorded as special compensation because the stockholder had received his shares in the subsidiary for no consideration and, accordingly, was not considered to have made a substantive investment for his shares.

    (D) The Company charged management and other fees to affiliates for services provided of approximately $788, $602 and $873 for the years ended December 31, 1997, 1996 and 1995, respectively. Such fees are reflected as a reduction of salaries and related costs in the accompanying consolidated statements of operations.

    (E) In January 1994, the Company acquired a 50% interest in an agency selling real estate advertising. In connection with this acquisition, the Company agreed to provide the agency with certain office and administrative services which amounted to $321 for the nine months ended September 30, 1997 at which time the arrangement was terminated. Payments of $875 and $725 were made in the years ended December 31, 1996 and 1995, respectively, in exchange for 50% of the agency's profits, as defined in the agreement. The Company also entered into three-year employment and consulting agreements with the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--RELATED PARTY TRANSACTIONS (CONTINUED) two other stockholders of the agency and granted them the right to convert their agency shares into Company shares after an initial public offering. That conversion right, as amended, provided that those two stockholders may convert 25% of the agency's stock into unregistered common stock of the Company with a total value of $1,000 as of the effective date of conversion. The conversion was exercised in February 1997 and 61,848 shares of common stock were issued to these stockholders pursuant to the above agreement. Simultaneously, the Company transferred to such stockholders 50% of its interest in the agency, thus retaining a 25% interest and terminated its obligation to provide office and administrative services effective October 1, 1997.

    (F) In 1994, the Principal Stockholder gave 374,940 shares of common stock as compensation to certain employees. These shares were recorded at fair market value of $55 on the date they were given, as determined by the Company. In 1996, the Company issued 142,740 shares of common stock as compensation to one employee. These shares were valued at fair market value of $20 on the date they were issued, as determined by the Company.

    (G) The Company leases three offices from entities in which the Principal Stockholder and other stockholders have between a 49% and 90% ownership interest. Annual rent expense under these leases, which expire on various dates through the year 2013, amounts to approximately $863. In addition, an investee of the Company leases an office, at an annual rental of approximately $119, from a partnership in which the Principal Stockholder holds a 49% interest.

NOTE 15--GEOGRAPHIC, SEGMENT AND OTHER DATA

    The Company is engaged in two lines of business, the placing of advertising in various media and executive and mid-level executive search & selection.

    Line of business information is as follows:

                                                                        NET       IDENTIFIABLE
                                                          REVENUE      INCOME        ASSETS         DEPRECIATION
                                                        -----------  ----------  ---------------  -----------------
December 31, 1997
  Advertising.........................................   $ 249,233   $    9,694    $   505,904        $   8,082
  Search & selection..................................      61,386          711         30,424              716
                                                        -----------  ----------  ---------------         ------
    Total.............................................   $ 310,619   $   10,405    $   536,328        $   8,798
                                                        -----------  ----------  ---------------         ------
                                                        -----------  ----------  ---------------         ------
December 31, 1996
  Advertising.........................................   $ 172,706   $  (50,503)   $   340,773        $   4,812
  Search & selection..................................      50,613          731         29,001              658
                                                        -----------  ----------  ---------------         ------
    Total.............................................   $ 223,319   $  (49,772)   $   369,774        $   5,470
                                                        -----------  ----------  ---------------         ------
                                                        -----------  ----------  ---------------         ------
December 31, 1995
  Advertising.........................................   $ 131,694   $    4,311    $   265,437        $   3,755
  Search & selection..................................      51,980        1,129         28,227              514
                                                        -----------  ----------  ---------------         ------
    Total.............................................   $ 183,674   $    5,440    $   293,664        $   4,269
                                                        -----------  ----------  ---------------         ------
                                                        -----------  ----------  ---------------         ------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--GEOGRAPHIC, SEGMENT AND OTHER DATA (CONTINUED)
    Operations are conducted in several geographic regions: North America, the Pacific Rim (Australia, New Zealand, and Japan) and Europe. The following is a summary of the Company's operations by geographic segment, as of and for the years ended December 31, 1997, 1996 and 1995.

                                                                NORTH AMERICA   PACIFIC RIM   EUROPE      TOTAL
                                                                --------------  -----------  ---------  ----------
December 31, 1997
  Commissions and fees........................................   $    165,118    $  20,347   $  51,952  $  237,417
  Income before taxes, minority interests and equity in
    earnings of affiliates....................................         11,215        1,697       5,458      18,370
  Identifiable assets.........................................        381,834       22,469      90,903     495,206
December 31, 1996
  Commissions and fees........................................   $    144,853    $  11,757   $   6,021  $  162,631
  Income (loss) before taxes, minority interests and equity in
    earnings of affiliates....................................        (49,159)*       (381)        891     (48,649)*
  Identifiable assets.........................................        266,336       39,244      26,173     331,753
December 31, 1995
  Commissions and fees........................................   $    153,580    $   2,043   $  28,051  $  183,674
  Income (loss) before taxes minority interest and equity in
    earnings of affiliate.....................................          9,024         (248)      2,478      11,254
  Identifiable assets.........................................        272,306        1,580      19,778     293,664

------------------------

* Includes noncash, non-recurring special compensation and interest expense of $52,019 and $2,603, respectively.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131) which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

    During the three months ended December 31, 1996 the Company received one time fees of $150, $175, and $220 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee is included as a reduction of Office and General Expenses, the executive search fee is included in Commissions and Fees and the loan procurement fee is included in Other Income in the accompanying Statement of Operations for the year ended December 31, 1996.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Interest.....................................................  $  13,221  $  11,587  $  10,830
Income taxes.................................................      2,860      1,791      1,467

    In conjunction with business acquisitions, the Company used cash as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1997       1996       1995
                                                              ----------  ---------  ---------
  Fair value of assets acquired, excluding cash.............  $  129,000  $  52,731  $  37,260
  Less: Liabilities assumed and created upon acquisition....      62,168     28,976     25,936
                                                              ----------  ---------  ---------
  Net cash paid.............................................  $   66,832  $  23,755  $  11,324
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------
Capital lease obligations incurred..........................  $    5,781  $   4,873  $     766
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

                    INDEPENDENT AUDITOR'S REPORT TO MEMBERS

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial years ended 31 March 1998, 1997 and 1996 as set out on pages F-3 to F-26. The financial statements include the consolidated accounts of the economic entity comprising the company and the entities it controlled at each year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have conducted an independent audit of these financial statements in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards which do not differ in any material respects from generally accepted auditing standards in the United States of America to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position, and the results of their operations and their cash flows.

    The names of the entities controlled during all or part of, or at the end of, the financial year, but of which we have not acted as auditors are set out in Note 32 to the financial statements. We have, however, received sufficient information and explanations concerning these controlled entities to enable us to form an opinion on the consolidated accounts. The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

(a) so as to give a true and fair view of

    - the state of affairs as at 31 March 1998 and 1997 and the profit and cash flows for the financial years ended 31 March 1998, 1997 and 1996 of the company and the economic entity; and

    - the other matters required by Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law to be dealt with in the financial statements;

(b) in accordance with the provisions of the Corporations Law; and

(c) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.

                                               /s/ A.P. WHITING
          [LOGO]                               ----------------------------
                                               A.P. Whiting
----------------------------                   Partner
Pannell Kerr Forster
Chartered Accountants
New South Wales Partnership
Sydney, 16 June 1998, except for Note 2 of
Notes to and Forming Part of the Consolidated
Financial Statements, for which the date is
21 September 1998.

                             MORGAN & BANKS LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                            (IN AUSTRALIAN DOLLARS)

                                                                                      FOR THE YEAR ENDED 31 MARCH
                                                                                    -------------------------------
                                                                                      1998       1997       1996
                                                                           NOTES      $000       $000       $000
                                                                         ---------  ---------  ---------  ---------
Sales revenue..........................................................          4    330,364    221,467    143,057
                                                                                    ---------  ---------  ---------
Operating profit before depreciation, amortisation, interest and income
  tax..................................................................                25,466     20,002     13,440
Depreciation, amortisation and interest................................                 6,312      3,276      2,046
                                                                                    ---------  ---------  ---------
Operating profit before abnormal items and income tax..................          3     19,154     16,726     11,394
Abnormal loss before income tax........................................          5        703         --         --
                                                                                    ---------  ---------  ---------
Operating profit before income tax.....................................                18,451     16,726     11,394
Income tax attributable to operating profit............................          6      7,220      6,118      4,200
                                                                                    ---------  ---------  ---------
Operating profit after income tax......................................                11,231     10,608      7,194
Outside equity interests in operating profit after income tax..........                   214        741        437
                                                                                    ---------  ---------  ---------
Operating profit after income tax attributable to members of Morgan &
  Banks Limited........................................................                11,017      9,867      6,757
Retained profits at the beginning of the financial year................                 8,699      4,848      2,499
Retrospective adjustments for the introduction of AASB 1028............                    --         --       (123)
                                                                                    ---------  ---------  ---------
Total available for appropriation......................................                19,716     14,715      9,133
Dividends provided for or paid.........................................                 7,190      6,016      4,285
                                                                                    ---------  ---------  ---------
Retained profits at the end of the financial year......................                12,526      8,699      4,848
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

   The above Profit and Loss Accounts are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                            (IN AUSTRALIAN DOLLARS)

                                                                                                         AS AT 31 MARCH
                                                                                                      --------------------
                                                                                                        1998       1997
                                                                                              NOTES     $000       $000
                                                                                         -----------  ---------  ---------
CURRENT ASSETS
Cash...................................................................................          22      14,488     11,067
Receivables............................................................................           9      39,446     30,175
Other..................................................................................          10       2,357      1,844
                                                                                                      ---------  ---------
TOTAL CURRENT ASSETS...................................................................                  56,291     43,086
                                                                                                      ---------  ---------
NON-CURRENT ASSETS
Receivables............................................................................          11          46         42
Plant and equipment....................................................................          12      14,152     10,385
Intangibles............................................................................          13       9,308     10,147
Other..................................................................................          14       2,993      2,339
                                                                                                      ---------  ---------
TOTAL NON-CURRENT ASSETS...............................................................                  26,499     22,913
                                                                                                      ---------  ---------
TOTAL ASSETS...........................................................................                  82,790     65,999
                                                                                                      ---------  ---------
CURRENT LIABILITIES
Accounts payable.......................................................................          15      43,665     34,029
Borrowings.............................................................................          16         481        665
Provisions.............................................................................          17       9,530      8,230
                                                                                                      ---------  ---------
TOTAL CURRENT LIABILITIES..............................................................                  53,676     42,924
                                                                                                      ---------  ---------
NON-CURRENT LIABILITIES
Borrowings.............................................................................          18       8,121      5,915
Provisions.............................................................................          19       1,613      1,719
                                                                                                      ---------  ---------
TOTAL NON-CURRENT LIABILITIES..........................................................                   9,734      7,634
                                                                                                      ---------  ---------
TOTAL LIABILITIES......................................................................                  63,410     50,558
                                                                                                      ---------  ---------
NET ASSETS.............................................................................                  19,380     15,441
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------
Shareholders' Equity
Issued capital.........................................................................          21       2,308      2,283
Reserves...............................................................................           8       3,895      3,664
Retained profits.......................................................................                  12,526      8,699
                                                                                                      ---------  ---------
Shareholders' equity attributable to members
  of Morgan & Banks Limited............................................................                  18,729     14,646
Outside equity interests in controlled entities........................................          31         651        795
                                                                                                      ---------  ---------
TOTAL SHAREHOLDERS' EQUITY.............................................................                  19,380     15,441
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------

The above Balance Sheets are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (IN AUSTRALIAN DOLLARS)

                                                                                        FOR THE YEAR ENDED 31 MARCH
                                                                                     ----------------------------------
                                                                                        1998        1997        1996
                                                                             NOTES      $000        $000        $000
                                                                        -----------  ----------  ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers...............................................                  322,055     216,454     135,179
Payments to suppliers and employees...................................                 (296,859)   (192,397)   (122,187)
Interest received.....................................................                      188         220         259
Borrowing costs including interest and cost of finance paid...........                     (472)        (99)       (165)
Dividends received....................................................                       --         151          --
Income taxes paid.....................................................                   (7,217)     (6,577)     (4,025)
                                                                                     ----------  ----------  ----------
Net cash provided by operating activities.............................          23(a)     17,695     17,752       9,061
                                                                                     ----------  ----------  ----------
CASH FLOWS TO INVESTING ACTIVITIES
Payments for businesses acquired                                                23(b)         --         --        (102)
Payments for investments in controlled entities.......................          23(b)         --     (6,647)         --
Payments for additional shares in controlled entities.................                     (665)     (1,075)         --
Payment for investments                                                                      --          --      (1,491)
Payment for plant and equipment.......................................                   (9,407)     (4,558)     (4,324)
Proceeds from sale of plant and equipment.............................                      155         104          --
Long-term loans to related bodies corporate...........................                       (4)         --         (61)
                                                                                     ----------  ----------  ----------
Net cash used in investing activities.................................                   (9,921)    (12,176)     (5,978)
                                                                                     ----------  ----------  ----------
CASH FLOWS TO FINANCING ACTIVITIES
Proceeds from borrowings..............................................                    2,900       6,815          --
Repayments of borrowings..............................................                     (179)     (1,500)         --
Payments under hire purchase contracts................................                     (608)       (608)       (359)
Proceeds from exercise of options.....................................                      420          --          --
Dividends paid........................................................                   (7,148)     (5,325)     (4,060)
                                                                                     ----------  ----------  ----------
Net cash used in financing activities.................................                   (4,615)       (618)     (4,419)
                                                                                     ----------  ----------  ----------
Net increase (decrease) in cash held..................................                    3,159       4,958      (1,336)
Cash at the beginning of the year.....................................                   11,067       6,141       7,514
Effects of exchange rate changes on the balances of cash held in
  foreign currencies at the beginning of the year.....................                      262         (32)        (37)
                                                                                     ----------  ----------  ----------
Cash at the end of the year...........................................          22       14,488      11,067       6,141
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------
Non-cash financing and investing activities...........................          23(c)
Financing arrangements................................................          23(d)

   The above Statements of Cash Flows are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The principal accounting policies adopted by the economic entity comprising the chief entity Morgan & Banks Limited and its controlled entities are stated in order to assist in a general understanding of the financial statements. These policies have been consistently applied except as otherwise indicated.

    The financial statements, which constitute a general purpose financial report, have been drawn up in accordance with applicable Accounting Standards and other mandatory professional requirements, and comply with other requirements of the law.

ACCOUNTS PAYABLE

    Accounts payable represent the principal amounts outstanding at balance date. The carrying amounts of accounts payable approximate net fair values.

NON-CURRENT ASSETS

    The carrying amounts of non-current assets do not exceed the net amounts that are expected to be recovered through the cash inflows and outflows arising from their continued use and subsequent disposal. The expected net cash flows included in determining the recoverable amount have not been discounted to their present values.

DEPRECIATION AND AMORTISATION OF PLANT AND EQUIPMENT

    Items of plant and equipment are depreciated over their estimated useful lives using the straight line method. Leasehold improvements are amortised over the period of the lease.

GOODWILL

    Goodwill, representing the excess of the cost of acquisition over the fair values of the net assets acquired, is being amortised over the period of time during which benefits are expected to arise. The period over which goodwill is being amortised is reviewed annually and does not exceed 20 years.

RECEIVABLES

    Trade accounts receivable, amounts due from related parties and other receivables represent the principal amounts due at balance date less any provisions for doubtful debts and approximate net fair value.

EMPLOYEE ENTITLEMENTS

    AASB 1028 Accounting for Employee Entitlements was adopted as at 1 April 1995. The net effect of the adoption was accounted for against profits at that date. The adjustment to retained profits net of the tax effect of $69,000 was $123,000.

REVENUE RECOGNITION

    Income from contracting activities is brought to account when earned. All other fee income is brought to account when billed.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUPERANNUATION

    The economic entity contributes to superannuation funds which provide benefits to employees and contractors and their dependants on retirement, total and permanent disability or death. The economic entity's commitment in respect of these accumulation funds is limited to making the specified contributions as required by the relevant award and legislation. The economic entity's contributions to the superannuation funds are expensed in the profit and loss accounts as incurred.

TRANSLATION OF FOREIGN CURRENCY TRANSACTION

    Transactions in foreign currencies are initially measured and brought to account at the rate of exchange in affect at the date of each transaction.

    As foreign controlled entities are self sustaining, the assets and liabilities are translated into Australian currency at rates of exchange current at balance date, while its revenue and expenses are translated at the average of rates ruling during the year. Exchange differences arising on translation are taken to the foreign currency translation reserve.

    Foreign currency monetary items outstanding at balance date have been translated at the spot rates current at balance date.

    Exchange differences arising on the translation of foreign currency borrowings designated as hedges of investments in controlled foreign entities are taken to the foreign currency translation reserve.

BORROWINGS

    Bank loans are recognised in the financial statements on the basis of the nominal amounts outstanding at balance date plus accrued interest. The carrying amounts of borrowings approximate net fair values.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 2. RECONCILIATIONS FROM AUSTRALIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Reconciliation of operating profit after income tax for the year ended 31 March,

                                                                                      1998       1997       1996
                                                                                      $000       $000       $000
                                                                                    ---------  ---------  ---------
Operating profit after income tax attributable to members of
  Morgan & Banks Limited..........................................................     11,017      9,867      6,757
Deferred income taxes.............................................................         --          7         (7)
                                                                                    ---------  ---------  ---------
Net income in accordance with US Generally
  Accepted Accounting Principles..................................................     11,017      9,874      6,750
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

Reconciliation of shareholders' equity at 31 March,

                                                                                      1998       1997       1996
                                                                                      $000       $000       $000
                                                                                    ---------  ---------  ---------
Shareholders' equity attributable to members of
  Morgan & Banks Limited..........................................................     18,729     14,646      9,495
Deferred income taxes.............................................................         --         --          7
                                                                                    ---------  ---------  ---------
Shareholders' equity in accordance with US Generally
  Accepted Accounting Principles..................................................     18,729     14,646      9,502
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Generally accepted accounting principles in Australia ("Australian GAAP") as utilized by the Company differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). With respect to the Company's financial statements, these differences primarily relate to accounting for income taxes. Australian GAAP stipulates that an announcement of the Government's intention to change the rate of company income tax in advance of the periods in which the change will apply is adequate evidence for deferred tax balances to be restated. US GAAP requires the adjustment in the year that a change in tax rate is effective.

    The provision for employee entitlements prepared in accordance with AASB 1028 "Accounting for Employee Entitlements" substantially approximates the required provision under US GAAP. As such the provision for employee entitlements for 1996, 1997 and 1998 as prepared under Australian GAAP require no adjustment. In order to reflect the adoption of AASB 1028 in 1996, and therefore US GAAP in preceding years, the adjustment booked through opening retained profits in 1996 has been reversed and effected through net income in 1994 and 1995.

    Under Australian GAAP, companies were not allowed to use the equity method of accounting for investments in associates in the consolidated profit and loss statement or balance sheet. Instead companies record the investment at cost and bring to account dividend income. US GAAP requires investments in associates to be accounted for under the equity method after elimination of unrealised profits on transactions with associates. The adjustment was not material and therefore not included in the summary of differences.

    Under Australian GAAP, no cost attributable to executive options has been recognised in the profit and loss statement. Under US GAAP the compensation cost is zero for each year ended to date.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 2. RECONCILIATIONS FROM AUSTRALIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    Under Australian GAAP, Operating Income before Depreciation, Amortization, Interest and Income Tax is an appropriate measure. The Company understands that this measure is not recognized under US GAAP.

    Under Australian GAAP the item identified as an abnormal loss is characterized as an extraordinary item under US GAAP. This is not appropriate under US GAAP and would be treated as an operating expense.

    The disclosure of operating expenses as required under US GAAP are included below. This disclosure is not an Australian GAAP requirement.

                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
Cost of sales....................................................................    190,816    118,853     66,403
Salary and related costs.........................................................     84,548     57,794     42,523
Office and general expenses......................................................     35,390     27,869     22,846
Amortisation of intangibles......................................................        782        371        158
                                                                                   ---------  ---------  ---------
Total operating expenses.........................................................    311,536    204,887    131,930
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 3. OPERATING PROFIT

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
Operating profit before income tax has been determined after:

(A) CREDITING AS REVENUE:
Dividends received/receivable
  Associated entities............................................................         --        151        189
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Interest:
  Others.........................................................................        188        229        259
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
(B) CHARGING AS EXPENSE:
Net expenses resulting from movements in provision for:
  Amortisation of goodwill.......................................................        782        274        158
  Amortisation of leasehold improvements.........................................      1,318        565        299
  Depreciation of plant and equipment............................................      3,866      2,402      1,692
  Employee entitlements..........................................................        204        748        278
                                                                                   ---------  ---------  ---------
                                                                                       6,170      3,989      2,427
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Borrowing Costs:
  Interest expense other persons.................................................        440        116         --
  Hire purchase interest charges.................................................         94        147        156
                                                                                   ---------  ---------  ---------
                                                                                         534        263        156
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Other:
  Net bad and doubtful debts expense.............................................        814        671        781
  Goodwill written off...........................................................         --         97         --
  (Gain) loss on sales/write-off of plant & equipment............................         (1)       (11)        24
  Operating lease rental expense.................................................      7,293      5,493      3,769
                                                                                   ---------  ---------  ---------
                                                                                       8,106      6,250      4,574
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 4. OPERATING REVENUE

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
Sales revenue....................................................................    330,364    221,467    143,057
Interest.........................................................................        188        229        259
Dividends........................................................................         --        151        189
Proceeds from sales of non-current assets........................................        155        104         --
                                                                                   ---------  ---------  ---------
Total operating revenue..........................................................    330,707    221,951    143,505
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 5. ABNORMAL ITEM

    In August 1997, the Company commenced operations in Jakarta, Indonesia. The Company closed its Jakarta, Indonesia office in March 1998 due to continued political unrest and instability. The costs of opening and closing its Jakarta Indonesia office and the related tax effect as shown below.

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
INDONESIAN OPERATION
Set-up of operations.............................................................        494         --         --
Office closure costs.............................................................        209         --         --
                                                                                   ---------  ---------  ---------
                                                                                         703         --         --
Income tax expense...............................................................          8         --         --
Outside equity interest..........................................................         (2)        --         --
                                                                                   ---------  ---------  ---------
                                                                                         709         --         --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 6. INCOME TAX

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
The amount provided in respect of income tax differs from the amount prima facie payable on operating profit. The difference is reconciled as follows:
Prima facie tax on operating profit at 36%.......................................      6,642      6,021      4,102
Add tax effect of:
  (Over)/Under provision in prior years..........................................        (35)        95         --
  Entertainment not allowable....................................................        181        174        194
  Goodwill amortisation..........................................................        266         93         57
  Non-deductible expenses........................................................         30        114         23
  Abnormal item not allowable (Note 5)...........................................          8         --         --
Deduct tax effect of:
  Overseas income tax differential...............................................        128       (334)       (78)
  Non-assessable profit of overseas subsidiaries.................................         --         --        (30)
  Exempt income..................................................................         --        (45)       (68)
                                                                                   ---------  ---------  ---------
Income tax attributable to operating profit......................................      7,220      6,118      4,200
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 7. EVENTS SUBSEQUENT TO BALANCE DATE

    No matter or circumstance has arisen since the end of the financial year that has significantly affected or may significantly affect the operations of the economic entity, the results of those operations, or the state of affairs of the economic entity, in subsequent financial years.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 8. RESERVES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Share premium account..........................................................................      4,204      3,809
Foreign currency translation reserve...........................................................       (309)      (145)
                                                                                                 ---------  ---------
                                                                                                     3,895      3,664
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
MOVEMENTS IN RESERVES
Share premium account:
  Balance at beginning of the financial year...................................................      3,809      2,399
  Exercise of 250,000 options at a premium of $1.58 per share..................................        395         --
  Issue of 275,170 ordinary shares at a premium of $5.124 per share............................         --      1,410
                                                                                                 ---------  ---------
  Balance at end of the financial year.........................................................      4,204      3,809
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Foreign currency translation reserve:
  Balance at beginning of the financial year...................................................       (145)        (7)
  Exchange differences arising from the translation of the net assets of self-sustaining
    foreign operations.........................................................................       (164)      (138)
                                                                                                 ---------  ---------
Balance at end of the financial year...........................................................       (309)      (145)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 9. CURRENT RECEIVABLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Trade accounts receivable......................................................................     40,422     31,374
Provision for doubtful debts...................................................................     (2,012)    (1,837)
                                                                                                 ---------  ---------
                                                                                                    38,410     29,537
Non-trade accounts receivable from:
  Other debtors................................................................................      1,036        638
                                                                                                 ---------  ---------
                                                                                                    39,446     30,175
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Amounts receivable in foreign currencies
  New Zealand dollars..........................................................................      6,137      4,789
  British pounds...............................................................................      1,980      1,814
  Singapore dollars............................................................................        568      1,447
  Hong Kong dollars............................................................................      1,352      1,736
  Trade accounts receivable are subject to normal terms of trade which provide for settlement within seven to fourteen days. Non-trade accounts receivable are due within various periods of less than 12 months.

NOTE 10. OTHER CURRENT ASSETS

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Prepayments....................................................................................      2,357      1,844
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 11. NON-CURRENT RECEIVABLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Loans to related bodies corporate..............................................................         46         42
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 12. PLANT AND EQUIPMENT

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Leasehold improvements
  At cost......................................................................................      6,992      3,421
  Provision for amortisation...................................................................      2,535      1,172
                                                                                                 ---------  ---------
                                                                                                     4,457      2,249
                                                                                                 ---------  ---------
Plant and equipment
  At cost......................................................................................     19,882     14,364
  Provision for depreciation...................................................................     10,187      6,228
                                                                                                 ---------  ---------
                                                                                                     9,695      8,136
                                                                                                 ---------  ---------
Total plant and equipment at cost..............................................................     26,874     17,785
Provision for depreciation and amortisation....................................................     12,722      7,400
                                                                                                 ---------  ---------
                                                                                                    14,152     10,385
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 13. INTANGIBLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Goodwill--at cost..............................................................................     10,551     10,608
Accumulated amortisation.......................................................................      1,243        461
                                                                                                 ---------  ---------
                                                                                                     9,308     10,147
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 14. OTHER NON-CURRENT ASSETS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Future income tax benefits -- timing differences..............................................       2,684        2,339
                       -- tax losses..........................................................         309           --
                                                                                                -----------  -----------
                                                                                                     2,993        2,339
                                                                                                -----------  -----------
                                                                                                -----------  -----------

NOTE 15. CURRENT ACCOUNTS PAYABLE

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Trade accounts payable........................................................................       6,683        4,264
Other creditors:
  Commissions/bonus accrual...................................................................      13,108       10,392
  On hire contractor's wages..................................................................      11,412        9,876
  Employee related taxes accrued..............................................................       3,190        1,370
  Other general accruals......................................................................       9,272        8,127
                                                                                                -----------  -----------
                                                                                                    43,665       34,029
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Amounts payable in foreign currencies:
  New Zealand dollars.........................................................................       7,089        6,032
  British pounds..............................................................................       3,589        2,898
  Singapore dollars...........................................................................         746          548
  Hong Kong dollars...........................................................................         740          848

NOTE 16. CURRENT BORROWINGS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Hire purchase creditors (Note 24)--secured*...................................................         481          486
Bank loan--secured............................................................................      --              179
                                                                                                -----------  -----------
                                                                                                       481          665
                                                                                                -----------  -----------
                                                                                                -----------  -----------

------------------------

* Partly secured by a first ranking fixed charge over the book debts of the chief entity to an amount of $1 million, and also secured by the assets acquired.

NOTE 17. CURRENT PROVISIONS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Dividends.....................................................................................       3,497        3,196
Taxation......................................................................................       4,581        3,772
Employee entitlements.........................................................................       1,452        1,262
                                                                                                -----------  -----------
                                                                                                     9,530        8,230
                                                                                                -----------  -----------
                                                                                                -----------  -----------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 18. NON-CURRENT BORROWINGS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Hire purchase creditors (Note 24)--secured*...................................................          91          600
Commercial bills--unsecured (Note 23(d))......................................................       8,030        5,315
                                                                                                -----------  -----------
                                                                                                     8,121        5,915
                                                                                                -----------  -----------
                                                                                                -----------  -----------

------------------------

* Partly secured by a first ranking fixed charge over the book debts of the chief entity to an amount of $1 million, and also secured by the assets acquired.

NOTE 19. NON-CURRENT PROVISIONS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Employee entitlements.........................................................................         996          983
Deferred income taxation......................................................................         617          736
                                                                                                -----------  -----------
                                                                                                     1,613        1,719
                                                                                                -----------  -----------
                                                                                                -----------  -----------

NOTE 20. FOREIGN CURRENCY MONETARY ITEMS

    Current and non-current assets and liabilities not effectively hedged to a date at least 12 months after balance date:

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
British pounds:
  Current assets..............................................................................       1,029          577
  Non-current assets..........................................................................         729          636
                                                                                                -----------  -----------
                                                                                                     1,758        1,213
                                                                                                -----------  -----------
                                                                                                -----------  -----------
New Zealand dollars:
  Non-current assets..........................................................................       8,658       10,629
  Current liabilities.........................................................................      (7,139)      (7,452)
                                                                                                -----------  -----------
                                                                                                     1,519        3,177
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Hong Kong dollars:
  Current assets..............................................................................       1,433          930
  Non-current assets..........................................................................         345          441
                                                                                                -----------  -----------
                                                                                                     1,778        1,371
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Singapore dollars:
  Current assets..............................................................................         256          966
  Non-current assets..........................................................................         389          216
                                                                                                -----------  -----------
                                                                                                       645        1,182
                                                                                                -----------  -----------
                                                                                                -----------  -----------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 21. ISSUED CAPITAL

    The Shareholders of the company approved a capital reconstruction of three-new-shares-for-one-old at a General Shareholders' Meeting on 25 February 1998.

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
  ISSUED
  Ordinary shares:
    69,239,148 (1997: 22,829,716) ordinary shares of 3.33 cents (1997: 10 cents) each fully
    paid......................................................................................       2,308        2,283
                                                                                                -----------  -----------
                                                                                                -----------  -----------
  Shares issued (all issued prior to capital reconstruction):
    During the current year 250,000 ordinary shares of $0.10 each were issued at a premium of
    $1.58 per share following the exercise of options.........................................          25           --
                                                                                                -----------  -----------
                                                                                                -----------  -----------
  During the prior year 275,170 ordinary shares of $0.10 each were issued at a premium of
    $5.124 per share as partial consideration for the acquisition of 64.5% of Morgan & Banks
    Limited, New Zealand......................................................................          --           28
                                                                                                -----------  -----------
                                                                                                -----------  -----------

OPTIONS

    Prior to the capital reconstruction and during the year 788,750 options were issued under the Morgan & Banks Employee Share Option Scheme and 530,000 options were issued under the new Morgan & Banks Executive Option Plan. Of such amounts, 188,500 options (1997: 212,250) were forfeited under the Morgan & Banks Employee Share Option Scheme and 50,000 were forfeited under the Morgan & Banks Executive Option Plan. During the year ended March 31, 1998, 250,000 options were exercised. As at 31 March 1998, unissued shares, following the capital reconstruction, under all option plans were as follows:

              SHARES UNDER   EXERCISE           EXERCISE
ISSUE DATE       OPTION        PRICE             PERIOD
------------  -------------  ---------  ------------------------
  10/11/1994       600,000   $  0.5600     10/11/1997-09/11/1999
  21/04/1995       769,875   $  0.5233     21/04/1998-20/04/2000
  19/08/1996     1,863,000   $  1.2167     19/08/1999-17/08/2001
  17/10/1997     1,440,000   $  3.4733     17/10/2000-17/10/2002

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 22. CASH

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Cash...........................................................................................      7,671      8,076
Short-term deposits............................................................................      6,817      2,991
                                                                                                 ---------  ---------
                                                                                                    14,488     11,067
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    For the purposes of the statements of cash flows, cash includes cash on hand and in banks and investments in money market instruments, net of outstanding bank overdrafts.

    The average floating interest rate for short-term deposits is 5.39%.

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS

(A) RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO OPERATING PROFIT AFTER INCOME TAX:

                                                                                         FOR THE YEAR ENDED 31 MARCH
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                         $000       $000       $000
                                                                                       ---------  ---------  ---------
Operating profit after income tax....................................................     11,231     10,608      7,194
  Depreciation and amortisation......................................................      5,184      2,967      1,991
  Amortisation of goodwill...........................................................        782        274        158
  Goodwill written-off...............................................................         --         97         --
  Hire purchase interest charges.....................................................         94        146         --
  (Gain) loss on sales/write-off of non-current assets...............................         (1)       (11)        24
  Provision for doubtful debts.......................................................        175        216        550
  Abnormal item......................................................................        198         --         --
Changes in assets and liabilities net of effects of
  purchases of new businesses:
  Increase/(decrease) in income taxes payable........................................        787       (124)       771
  (Decrease)/increase in provision for deferred income tax...........................       (120)       254       (135)
  (Increase) in future income tax benefit............................................       (664)      (590)      (461)
  (Increase) in trade debtors........................................................     (8,675)    (5,013)    (7,878)
  (Increase) in other debtors and prepayments........................................       (910)      (684)      (375)
  Increase in trade creditors........................................................      2,482      1,487      1,111
  Increase in other creditors........................................................      6,928      7,377      5,857
  Decrease in lease liabilities                                                               --         --        (24)
  Increase in employee entitlements..................................................        204        748        278
                                                                                       ---------  ---------  ---------
Net cash provided by operating activities............................................     17,695     17,752      9,061
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

(B) ENTITIES ACQUIRED

    During the 1997 financial year the economic entity acquired the remaining 71.38% interest in Morgan & Banks, New Zealand in a number of stages. These acquisitions were financed through the issue of shares and cash as detailed below. As a result of the issue of shares, the chief entity became the beneficial owner of 16.1% of the issued capital of Morgan & Banks, New Zealand. This beneficial ownership was on-sold at

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED) cost to Maldon Holdings Limited, a wholly owned controlled entity, and therefore not reflected in the statements of cash flows.

    During the 1996 financial year, the economic entity acquired the trading operations of Westside Employment (Aust) Pty Limited.

    Details of the acquisitions are as follows:

                                                                                        FOR THE YEAR ENDED 31 MARCH
                                                                                     ---------------------------------
                                                                                       1998       1997        1996
                                                                                       $000       $000        $000
                                                                                     ---------  ---------     -----
Consideration
  275,170 ordinary shares of Morgan & Banks Limited issued at
    $5.224 per share...............................................................         --      1,437          --
  Cash.............................................................................         --      7,557         102
                                                                                     ---------  ---------         ---
                                                                                            --      8,994         102
Equity interest at date of acquisition.............................................         --      1,491          --
                                                                                     ---------  ---------         ---
                                                                                            --     10,485         102
                                                                                     ---------  ---------         ---
                                                                                     ---------  ---------         ---
Fair value of net assets acquired
  Current Assets
    Cash...........................................................................         --        910          --
    Trade debtors..................................................................         --      3,947          --
    Sundry debtors and prepayments.................................................         --        264          --
  Non-Current Assets
    Plant and equipment............................................................         --      1,792          --
    Intangible assets..............................................................         --        929          --
    Investments....................................................................         --         68          --
    Future income tax benefit......................................................         --        346          --
  Current Liabilities
    Trade creditors................................................................         --     (1,194)         --
    Provisions and accruals........................................................         --     (3,816)         --
    Related party payable..........................................................         --        (19)         --
    Bank loan--secured.............................................................         --       (179)         --
                                                                                     ---------  ---------         ---
  Net assets acquired..............................................................         --      3,048          --
  Goodwill on acquisition..........................................................         --      7,437         102
                                                                                     ---------  ---------         ---
                                                                                            --     10,485         102
                                                                                     ---------  ---------         ---
Cash consideration.................................................................         --      7,557         102
Less: Cash balances acquired.......................................................         --        910          --
                                                                                     ---------  ---------         ---
Cash outflow.......................................................................         --      6,647         102
                                                                                     ---------  ---------         ---
                                                                                     ---------  ---------         ---

    On 1 April 1997, an additional 7.5% of the ordinary shares of Morgan & Banks (Hong Kong) Limited was acquired.

    On 24 January 1997, an additional 16.5% of the ordinary shares of Morgan & Banks (Hong Kong) Limited was also acquired.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED)
(C) NON-CASH FINANCING AND INVESTING ACTIVITIES

    During the 1997 financial year the chief entity acquired plant and equipment with an aggregate fair value of $72,315 (1996: $814,440) by means of hire purchase contracts. During the 1997 financial year the chief entity issued 275,170 ordinary shares as part consideration of the acquisition of 64.5% of the ordinary shares of Morgan & Banks Limited, New Zealand (refer to Note 23(b)). These transactions are not reflected in the statements of cash flows.

(D) FINANCING ARRANGEMENTS

                                                                                       FOR THE YEAR ENDED 31 MARCH
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                       $000       $000       $000
                                                                                     ---------  ---------  ---------
FACILITIES SUMMARY
Bank loan facilities...............................................................         --        179         --
Fixed rate commercial bill facility................................................      2,500         --         --
Fixed and variable rate commercial bill acceptance/discount facility...............      2,630      5,675         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      8,196      1,992         --
Overdraft facilities...............................................................         --        447      2,000
                                                                                     ---------  ---------  ---------
                                                                                        13,326      8,293      2,000
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
USED AT BALANCE DATE
Bank loan facilities...............................................................         --        179         --
Fixed rate commercial bill facility................................................      2,500         --         --
Fixed and variable rate commercial bill acceptance/discount facility...............      2,630      5,315         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      2,900         --         --
                                                                                     ---------  ---------  ---------
                                                                                         8,030      5,494         --
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
UNUSED AT BALANCE DATE
Fixed and variable rate commercial bill acceptance/discount facility...............         --        360         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      5,296      1,992         --
Overdraft facilities...............................................................         --        447      2,000
                                                                                     ---------  ---------  ---------
                                                                                         5,296      2,799      2,000
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The bank loan facility was repaid in August 1997.

    The fixed rate commercial bill facility matures in August 2001 with a fixed interest rate of 5.74%.

    The fixed and variable rate commercial bill acceptance/discount facility and the interchangeable facility are subject to annual review, with the exception of $2,630,000 of the commercial bill facility which matures in 2000. The commercial bill facility of $2,630,000 and an additional amount of $796,000 of the interchangeable facility may only be drawn in New Zealand dollars.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED)
    An interest rate option was taken out on the fixed and variable commercial bill acceptance/discount facility drawn in New Zealand dollars until 15 September 1998. The interest rate cap is 8.50%.

    Interest rates on the interchangeable overdraft and fixed and variable rate commercial bill acceptance/ discount facility are determined by reference to the prevailing bank bill or overdraft rate as applicable.

NOTE 24. COMMITMENTS FOR EXPENDITURE

                                                                                               AS AT 31 MARCH
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                         $000       $000       $000
                                                                                       ---------  ---------  ---------
CAPITAL EXPENDITURE CONTRACTED FOR
  AT 31 MARCH BUT NOT PROVIDED FOR:
Payable:
  Not later than 1 year..............................................................         76        426        179
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
NON-CANCELLABLE OPERATING LEASES WITH A TERM OF
  MORE THAN ONE YEAR--COMMITMENTS NOT PROVIDED FOR:
Payable:
  Not later than 1 year..............................................................      7,056      5,892      3,894
  Later than 1 year but not later than 2 years.......................................      6,332      5,193      3,500
  Later than 2 years but not later than 5 years......................................     13,742     12,757      7,091
  Later than 5 years.................................................................        867      3,866      2,501
                                                                                       ---------  ---------  ---------
                                                                                          27,997     27,708     16,986
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
HIRE PURCHASE AGREEMENTS--ANALYSIS OF COMMITMENTS:
Payable:
  Not later than 1 year..............................................................        516        608        586
  Later than 1 year but not later than 2 years.......................................         94        516        586
  Later than 2 years but not later than 5 years......................................         --         94        552
                                                                                       ---------  ---------  ---------
Total minimum lease payments.........................................................        610      1,218      1,724
Future finance charges...............................................................        (38)      (132)      (249)
                                                                                       ---------  ---------  ---------
                                                                                             572      1,086      1,475
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Current liability (Note 16)..........................................................        481        486        445
Non-current liability (Note 18)......................................................         91        600      1,030
                                                                                       ---------  ---------  ---------
                                                                                             572      1,086      1,475
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The average interest rate for hire purchase liabilities is 10.776%.

NOTE 25. SUPERANNUATION COMMITMENTS

    The economic entity contributes to accumulation plans to provide benefits to permanent employees and contractors as required by Superannuation Guarantee legislation. The economic entity does not guarantee the performance of these funds.

    The economic entity's commitment in respect of these accumulation plans is limited to making the specified contributions as required by the relevant award and legislation.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 25. SUPERANNUATION COMMITMENTS (CONTINUED)
    Funds are available for the purposes of the fund to satisfy all benefits that would have been vested under the fund in the event of the termination of the fund or the voluntary or compulsory termination of employment of each employee member.

NOTE 26. CONTINGENT LIABILITIES

MORGAN & BANKS LIMITED

    Particulars and estimated maximum amounts of contingent liabilities arising in respect of:

    Morgan & Banks New Zealand Limited has had proceedings issued against the company for an amount of NZ$5.9 million. These proceedings are in relation to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the Group. The directors of Morgan & Banks Limited are of the opinion that the claim is without substance and accordingly the action will be vigorously defended.

    Bank guarantees provided to third parties at 31 March 1998 amount to $1,402,987 (1997: $1,286,391, 1996: $1,286,391).

    In order to secure certain financing facilities, a deed of cross guarantee and indemnity has been signed between Morgan & Banks Limited, Morgan & Banks New Zealand Limited, and Maldon Holdings Limited to guarantee payment and indemnify against losses.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 27. REMUNERATION OF AUDITORS

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------

Total of all remuneration received or due and receivable for the audit and review of financial reports by:
  Auditors of the chief entity...........................................................         95         82         67
  Other auditors.........................................................................         85         56         27
                                                                                           ---------  ---------  ---------
                                                                                                 180        138         94
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
Total of all remuneration received or due and receivable for other services by:
  Auditors of the chief entity...........................................................         71        124         68
  Other auditors.........................................................................         35          3          8
                                                                                           ---------  ---------  ---------
                                                                                                 106        127         76
                                                                                           ---------  ---------  ---------
                                                                                                 286        265        170
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

NOTE 28. DIRECTORS' INCOME

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------

Aggregate of income paid or payable or otherwise made available from entities within the
  economic entity and any related parties:...............................................      5,545      5,298      3,452
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The total income reported above excludes income of directors of wholly-owned controlled corporations who are executives but not directors of the chief entity and who are required as part of their executive duties to be directors of controlled entities.

    Directors of the chief entity in office at any time during the financial years 1998, 1997 and 1996 were:

W S Cutbush                    I G Burns                      A A Cox
G K Morgan                     M Hinves                       A W Whatmore
A R Banks                      P S Laidlaw

NOTE 29. EXECUTIVES' INCOME

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------
Total income received, or receivable by executive officers (including income received or
  receivable from related parties) whose total income exceeds $100,000...................      7,624      6,997      6,442
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 29. EXECUTIVES' INCOME (CONTINUED)
Number of executive officers whose total income exceeds $100,000:

                                                                                              FOR THE YEAR ENDED 31 MARCH
                                                                                      -------------------------------------------
                                                                                          1998           1997           1996
                                                                                         NUMBER         NUMBER         NUMBER
                                                                                      -------------  -------------  -------------
$100,000-$109,899...................................................................           --             --              1
$110,000-$119,999...................................................................            1             --              1
$120,000-$129,999...................................................................            1             --             --
$130,000-$139,999...................................................................           --              1              3
$140,000-$149,999...................................................................            1              1              1
$150,000-$159,999...................................................................           --              1             --
$160,000-$169,999...................................................................            1              1              1
$180,000-$189,999...................................................................            2             --             --
$190,000-$199,999...................................................................           --             --              1
$200,000-$209,999...................................................................           --              1             --
$210,000-$219,999...................................................................           --              1              1
$220,000-$229,999...................................................................            1              1              2
$240,000-$249,999...................................................................            1             --              1
$250,000-$259,999...................................................................            1              1              1
$260,000-$269,999...................................................................           --              1             --
$270,000-$279,999...................................................................           --              1             --
$290,000-$299,999...................................................................            1              1              1
$300,000-$309,999...................................................................            2              2             --
$320,000-$329,999...................................................................           --             --              2
$340,000-$349,999...................................................................           --              1             --
$350,000-$359,999...................................................................            1              1             --
$370,000-$379,999...................................................................            1              1             --
$390,000-$399,999...................................................................            1             --             --
$430,000-$439,999...................................................................            1             --             --
$450,000-$459,999...................................................................            1             --             --
$470,000-$479,999...................................................................           --             --              1
$500,000-$509,999...................................................................           --             --              2
$550,000-$559,999...................................................................            1              3             --
$560,000-$569,999...................................................................            1             --             --
$570,000-$579,999...................................................................            1             --             --
$590,000-$599,999...................................................................           --             --              2
$670,000-$679,999...................................................................           --              2             --
$690,000-$699,999...................................................................            2             --             --

The total income reported above includes the income of executive directors. This is also included in the income of all directors reported in Note 28.

NOTE 30. SEGMENT INFORMATION

INDUSTRY SEGMENTS

    The economic entity operates in the field of human resource services.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 30. SEGMENT INFORMATION (CONTINUED)
GEOGRAPHICAL SEGMENTS

    The economic entity operated in the following geographic segments during the year--Australia, the United Kingdom, New Zealand and Asia.

    A statement of operations of geographical segments are as follows:

                                                          TOTAL REVENUE                    TOTAL ASSETS AS AT
                                                 -------------------------------  -------------------------------------
                                                       YEAR ENDED 31 MARCH
                                                 -------------------------------   31 MARCH     31 MARCH     31 MARCH
(A$ THOUSAND)                                      1998       1997       1996        1998         1997         1996
-----------------------------------------------  ---------  ---------  ---------  -----------  -----------  -----------
Australia......................................    235,738    179,952    122,645      53,913       38,803       35,512
United Kingdom.................................     37,091     23,951     15,504       5,190        3,941        2,221
Asia...........................................     11,092      9,144      5,356       6,203        6,083        2,470
New Zealand*...................................     46,786      8,904         --      17,484       17,172           --
                                                 ---------  ---------  ---------  -----------  -----------  -----------
Consolidated...................................    330,707    221,951    143,505      82,790       65,999       40,203
                                                 ---------  ---------  ---------  -----------  -----------  -----------
                                                 ---------  ---------  ---------  -----------  -----------  -----------

                              OPERATING PROFIT
                               BEFORE TAX AND                      GOODWILL                     OPERATING PROFIT
                            GOODWILL AMORTISATION                AMORTISATION                      BEFORE TAX
YEAR ENDED 31 MARCH    -------------------------------  -------------------------------  -------------------------------
  (A$ THOUSAND)          1998       1997       1996       1998       1997       1996       1998       1997       1996
---------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Australia............     17,753     14,259     10,163         (9)      (106)       (19)    17,744     14,153     10,144
United Kingdom.......        526        531        239         --         --         --        526        531        239
Asia.................        839      1,934      1,150       (262)      (153)      (139)       577      1,781      1,011
Asia (abnormal
  loss)..............       (703)        --         --         --         --         --       (703)        --         --
New Zealand*.........        818        373         --       (511)      (112)        --        307        261         --
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated.........     19,233     17,097     11,552       (782)      (371)      (158)    18,451     16,726     11,394
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

There were no material intersegment sales.

* The results for New Zealand for 1997 are for the period 1 February to 31 March 1997.

NOTE 31. OUTSIDE EQUITY INTEREST

                                                                                                       AS AT 31 MARCH
                                                                                                    --------------------
                                                                                                      1998       1997
                                                                                                      $000       $000
                                                                                                    ---------  ---------
Outside equity interest in controlled entities comprises:
Share capital.....................................................................................         25         33
Foreign currency translation reserve..............................................................         60        (31)
Retained profits..................................................................................        566        793
                                                                                                    ---------  ---------
                                                                                                          651        795
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES

                                                                                                       PERCENTAGE
                                                                                                     OF SHARES HELD
                                                                                                  --------------------
                                                                                                     AS AT 31 MARCH
                                                                                   COUNTRY OF     --------------------
                                                                                   FORMATION/       1998       1997
CONTROLLED ENTITY                                                                 INCORPORATION       %          %
-------------------------------------------------------------------------------  ---------------  ---------  ---------
SHARES HELD BY MORGAN & BANKS LIMITED
Morgan & Banks Management Services Pty Ltd.....................................     Australia           100        100
Credential Check Pty Ltd.......................................................     Australia           100        100
Labour LinQ Pty Ltd............................................................     Australia           100        100
Alectus Personnel Pty Ltd......................................................     Australia           100        100
Tristram Investments Limited...................................................     Australia           100        100
The Labour LinQ Business Solution Pty Ltd j....................................     Australia           100        100
Morgan & Banks Reward Consulting Pty Ltd.......................................     Australia           100        100
Morgan & Banks Investor No. 1 Pty Ltd..........................................     Australia           100        100
H. Neumann International Pty Ltd...............................................     Australia          67.5       67.5
S.B.N. Convenience Pty Limited.................................................     Australia           100        100
M&B Search Pte Ltd bd..........................................................     Singapore            75       67.5
Maldon Holdings Limited a......................................................    New Zealand          100        100
Morgan & Banks Holdings Ltd a..................................................        UK               100        100
Morgan & Banks Recruitment Ltd a...............................................     Hong Kong           100        100
Health Resources International Pty Limited k...................................     Australia           100         --
H. Neumann International Limited a.............................................    New Zealand         47.5       47.5
PT Morgan Nusantara ac.........................................................     Indonesia            99         --

SHARES HELD BY MALDON HOLDINGS LIMITED

Morgan & Banks New Zealand Limited ag..........................................    New Zealand          100        100

SHARES HELD BY MORGAN & BANKS NEW ZEALAND LIMITED

Compuforce Recruitment Limited ae..............................................    New Zealand          100        100
Alectus Recruitment Consultants Ltd a..........................................    New Zealand          100        100
H. Neumann International Limited a.............................................    New Zealand         47.5       47.5
Sibson & Company Limited ae....................................................    New Zealand          100        100
Compubank Limited e............................................................    New Zealand           --        100
Executive Leasing & Consulting Ltd a...........................................    New Zealand          100        100
Job Bank (NZ) Ltd e............................................................    New Zealand           --        100
Labour Linq Limited a..........................................................    New Zealand          100        100
MB Management Systems Ltd e....................................................    New Zealand           --        100
Job Index Limited af...........................................................    New Zealand          100         --
H. Neumann International Limited...............................................     Australia          27.5       27.5

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES (CONTINUED)

                                                                                                       PERCENTAGE
                                                                                                     OF SHARES HELD
                                                                                                  --------------------
                                                                                                     AS AT 31 MARCH
                                                                                   COUNTRY OF     --------------------
                                                                                   FORMATION/       1998       1997
CONTROLLED ENTITY                                                                 INCORPORATION       %          %
-------------------------------------------------------------------------------  ---------------  ---------  ---------
SHARES HELD BY MORGAN & BANKS HOLDINGS LTD

Morgan & Banks PLC a...........................................................        UK               100        100
Morgan & Banks Payroll Services Ltd al.........................................        UK               100        100

SHARES HELD BY MORGAN & BANKS RECRUITMENT LTD

Morgan & Banks (Hong Kong) Ltd ad..............................................     Hong Kong            75       67.5

SHARES HELD BY MORGAN & BANKS (HONG KONG) LTD

The Wright Company (S) Pte Ltd b...............................................     Singapore           100        100
The Wright Company (Beijing) Ltd a.............................................     Hong Kong           100        100
The Wright Company (Guangzhou) Ltd a...........................................     Hong Kong           100        100
H. Neumann International (Asia) Ltd ah.........................................     Hong Kong            95        100
The Wright Company (M) Sdn Bhd a...............................................     Malaysia            100        100
Maston Development Limited a...................................................     Hong Kong           100        100
PT Morgan Nusantara ac.........................................................     Indonesia             1         --

------------------------

All controlled entities carried on business in their countries of incorporation.

a Controlled entities audited by other member firms of the Pannell Kerr Forster worldwide association.

b Controlled entities audited by firms other than Pannell Kerr Forster worldwide association.

c   Incorporated on 26 February 1997.

d Acquired an additional 16.5% effective 24 January 1997 and an additional 7.5% effective 1 April 1997.

e   Controlled entity wound up.

f   Incorporated 12 June 1997.

g   Name changed from Morgan & Banks Limited on 5 March 1998.

h  Name changed from The Wright Company (Shanghai) Ltd. on 12 December 1997.

j   Name changed from Inform International Pty Ltd on 1 August 1997.

k  Incorporated on 20 May 1997.

l   Name changed from Morgan & Banks Executive Leasing Ltd on 7 March 1997.

    On 24 January 1997, the economic entity acquired an additional 16.5% of the share capital of Morgan & Banks (Hong Kong) Ltd for $1,075,635 and the additional percentage of the operating results were included in Profit and Loss Accounts from that date. During the 1998 financial year the economic entity

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES (CONTINUED) acquired a further 7.5% of the share capital of Morgan & Banks (Hong Kong) Ltd for an amount of $664,778. The acquisition took place on 1 April 1997 and the operating results of the increased ownership interest was included in the profit and loss account from that date.

NOTE 33. EARNINGS PER SHARE

                                                                                FOR THE YEAR ENDED 31 MARCH
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                               $             $             $
                                                                          ------------  ------------  ------------
Basic earnings per share--before abnormal items.........................         0.169         0.144          0.10
Basic earnings per share--after abnormal items..........................         0.159         0.144          0.10


                                                                             NUMBER        NUMBER        NUMBER
                                                                          ------------  ------------  ------------
Weighted average number of ordinary shares outstanding during the year
  used in the calculation of basic earnings per share...................    69,239,148    68,489,148    67,663,638
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Diluted earnings per share is not materially different from basic earnings per share and is therefore not disclosed in the accounts.

    The prior year numbers have been adjusted to reflect the capital reconstruction for the purposes of comparability.

NOTE 34. RELATED PARTY TRANSACTIONS

    During the financial period to 31 March 1998 the following transactions took place with related parties:

    Dividends totalling $1,555,334 (1997: $1,501,253, 1996: $1,522,260) were paid during the year to entities associated with directors, this being in accordance with normal shareholder entitlements.

    An amount of $20,000 (1997: $20,000, 1996: $20,000) was paid under a sponsorship agreement to Geoff Morgan Motor Sports, a director related entity of Mr G K Morgan.

    Director related entities of non-executive directors, Mr W S Cutbush, Mr A A Cox, Mr A W Whatmore and joint managing directors, Mr G K Morgan and Mr A R Banks, have from time to time utilised the services of the economic entity, this being in the normal course of business and on standard terms and conditions.

         SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN US GAAP AND UK GAAP

    Austin Knight Limited and subsidiaries' (the "Group") consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. This summary should not be taken as a complete list of all differences between UK GAAP and US GAAP. No attempt has been made to identify all disclosures, presentations or classifications that would affect the manner in which transactions or events are presented in the financial statements or notes thereto. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. The identified significant differences as they relate to the Group are summarized in the following paragraphs.

GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the amounts paid for subsidiary companies and acquired businesses in excess of their net asset value. Under UK GAAP, for acquisitions made on or before 30 September 1992, the net book value of goodwill at that date is amortised in equal monthly instalments over a maximum period of 10 years. For acquisitions after that date, goodwill is written off in full, directly to reserves, in the year of purchase. Under US GAAP, goodwill is capitalized and amortized through the statement of income over a period representing the estimated useful life, not exceeding 40 years.

TANGIBLE FIXED ASSETS

    Under UK GAAP, no depreciation is charged on freehold buildings with an estimated useful life of more than 50 years, as it is the Group's policy to maintain its properties in good condition so prolonging their useful lives and the Directors consider that the lives of these properties and their residual values are such that any depreciation involved would not be material. Cost of repairs and maintenance are charged against revenue in the year in which they are incurred. Provision for depreciation on freehold investment properties is made when the Directors consider there has been a permanent reduction in their realisable values. Under US GAAP, all tangible fixed assets are carried at historical cost less accumulated depreciation.

SALES OF PROPERTY (REAL ESTATE)

    Under UK GAAP, the general concepts of prudence and accruals apply when accounting for sales of property. Additionally, US GAAP dictates a prescriptive methodology in this area. US GAAP makes a distinction between retail land sales and other sales of real estate. Separate guidance is provided for companies in the real estate industry, which are frequently involved in highly complex transactions.

LEASES

    While US GAAP is similar in concept to UK GAAP, its detailed requirements are more extensive and differences exist. Leases classified as finance leases under UK GAAP are likely to be classified as capital leases under US GAAP. Certain operating leases under UK GAAP, however, may also be classified as capital leases under US GAAP.

DEFERRED TAXATION

    Under UK GAAP, provision is made for deferred taxation under the liability method unless there is reasonable certainty that such deferred taxation will not become payable or receivable in the foreseeable future. Under US GAAP, deferred taxation is provided on all temporary differences which will result in taxable or tax deductible amounts in future years subject to a valuation allowance to reduce deferred tax assets if it is more likely than not that the related tax benefit will not be realized.

DIVIDENDS

    Under UK GAAP, dividends are provided for in the year to which they relate. These dividends are deducted from current year earnings. US GAAP recognizes dividends as a reduction of retained earnings in the accounting period in which they are formally declared.

PENSIONS

    Under UK GAAP, contributions to pension funds are assessed in accordance with advice from actuaries and charged to the income statement so as to spread the pension cost over the expected service lives of the relevant employees. Pension accounting under US GAAP is more prescriptive than that under UK GAAP, where a more judgmental approach is taken. Under US GAAP, a liability is recognized when plan assets are less than employees' accumulated benefits. Accordingly, there may be differences in the actuarial assumptions and methods of valuation of the plan assets compared with those that would be made under US GAAP.

ACQUISITION ACCOUNTING

    Prior to the introduction of Financial Reporting Standard No. 7, "Fair Values in Acquisition Accounting" ("FRS7"), certain costs of restructuring were provided for as part of the purchase accounting adjustments on an acquisition under UK GAAP. FRS7, introduced for the year ended December 31, 1995, requires that the fair value balance sheet of the acquired company not include provisions for integration and reorganization costs set up by the acquiring company. The FRS contained no requirement to restate prior year figures.

    Under US GAAP, such costs would generally be included in the statement of income when incurred. Certain integration and reorganization costs meeting specific criteria, however, may be considered liabilities assumed and included in the allocation of the acquisition cost.

ESOT ADJUSTMENT

    Under UK GAAP, shares acquired by the ESOT are included in the balance sheet as an asset. Under US GAAP they are treated as a reduction in shareholders' equity.

REVALUATION OF PROPERTIES

    Under UK GAAP, properties may be restated on the basis of appraised values in financial statements prepared in all other respects in accordance with the historic cost convention. Increases in value are credited directly to the revaluation reserve. When revalued properties are sold the gain or loss on sale is calculated based on revalued carrying amounts. Under US GAAP, such revaluations are not reflected in the financial statements, and the gain or loss on sale is calculated based on depreciated historical cost.

CURRENT ASSETS AND LIABILITIES

    Current assets under UK GAAP, include certain amounts which fall due after more than one year. Under US GAAP, such assets would be reclassified as non-current assets. Borrowings under UK GAAP are classified according to the maturity of the financial instrument, while under US GAAP, certain borrowings would be classified according to the maturity of the available back-up facility. Provisions for liabilities and charges under UK GAAP include certain amounts due within one year which would be reclassified as current liabilities under US GAAP.

ADVERTISING COSTS

    Under UK GAAP, advertising costs may be recognized in the period in which the related benefit is expected to arise and may, accordingly, be carried as a prepayment in the balance sheet. Under US GAAP, advertising costs are primarily expensed in the periods in which those costs are incurred. In certain limited circumstances, however, advertising costs may be deferred.

CASH FLOWS

    Under UK GAAP, the Group complies with Financial Reporting Standard No. 1 (revised), "Cash flow statements" ("FRS1"). Its objectives and principles are similar to US GAAP as set out in Statement of Financial Accounting Standards No. 92, "Statement of Cash Flows" (SFAS No. 95"). The principal difference between the standards is in respect of classification. Under FRS1, the Group presents its cash flows for (a) operating activities, (b) returns on investments and servicing of finance, (c) taxation, (d) capital expenditure and financial investment, (e) acquisitions and disposals, (f) equity dividends paid, (g) management of liquid resources and (h) financing, SFAS No. 95 requires only three categories of cash flow activity: (a) operating activities, (b) investing activities and (c) financing activities.

    Under FRS1, cash includes deposits and overdrafts repayable on demand while movements on short-term investments are included in management of liquid resources. SFAS No. 95 defines cash and cash equivalents as also including short-term highly liquid investments.

    Cash flows arising from taxation and returns on investments and servicing of finance under FRS1 would be included as operating activities under SFAS No. 95. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under SFAS No. 95. Equity dividend payments would be included as a financing activity under SFAS No. 95.

    Management has not quantified the effect of the differences between UK GAAP and US GAAP on the net profit or stockholders' funds of the Group. Accordingly, there can be no assurances that such net profit or stockholders' funds determined in accordance with UK GAAP would not be significantly different if they had been determined under US GAAP.

                         REPORT OF INDEPENDENT AUDITORS

The Members of Austin Knight Limited

    We have audited the accompanying consolidated balance sheets of Austin Knight Limited and its subsidiaries as at 30 September 1995 and 1996 and the related consolidated profit and loss accounts, cash flow statements, statements of movements in shareholders' funds and statements of total recognised gains and losses for each of the years in the two year period ended 30 September 1996. These consolidated financial statements are the responsibility of the directors of Austin Knight Limited. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which do not differ in any material respects from generally accepted auditing standards in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Austin Knight Limited and its subsidiaries at 30 September 1995 and 1996, and the results of their operations and their cash flows for each of the years in the two year period ended 30 September 1996, in conformity with generally accepted accounting principles in the United Kingdom.

KPMG
Chartered Accountants
Registered Auditors
London, England

4 February 1997

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                          YEAR ENDED 30
                                                                                            SEPTEMBER
                                                                                      ----------------------
                                                                                         1995        1996
                                                                            NOTE        L'000       L'000
                                                                            -----     ----------  ----------
TURNOVER...............................................................           2      123,118     134,444
Cost of Sales..........................................................                 (110,403)   (120,196)
                                                                                      ----------  ----------
GROSS PROFIT...........................................................                   12,715      14,248
Administrative expenses................................................                   (9,796)    (11,206)
Other operating income.................................................                      378         473
                                                                                      ----------  ----------
OPERATING PROFIT.......................................................           3        3,297       3,515
Exceptional Item.......................................................           6       --             (95)
Interest...............................................................           7         (539)       (407)
                                                                                      ----------  ----------
PROFIT on ordinary activities before taxation..........................                    2,758       3,013
TAXATION...............................................................           8       (1,098)     (1,210)
                                                                                      ----------  ----------
PROFIT for the financial year..........................................                    1,660       1,803
DIVIDENDS..............................................................           9         (408)       (445)
                                                                                      ----------  ----------
RETAINED PROFIT for the financial year.................................          18        1,252       1,358
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    There are no discontinued operations contained within the above results. Details of the results of the acquisitions made during the year are shown in note 3.

    The notes on pages F-45 to F-60 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                     AS AT 30 SEPTEMBER
                                                                                    --------------------
                                                                                      1995       1996
                                                                           NOTE       L'000      L'000
                                                                         ---------  ---------  ---------
FIXED ASSETS
Intangible assets......................................................         10        498        419
Tangible assets........................................................         11     16,131     16,923
Investments............................................................         12        112        112
                                                                                    ---------  ---------
                                                                                       16,741     17,454
                                                                                    ---------  ---------
CURRENT ASSETS
Work-in-process........................................................                   270        193
Debtors................................................................         13     24,547     24,444
Cash at bank and in hand...............................................         24      1,006      1,596
                                                                                    ---------  ---------
                                                                                       25,823     26,233
CREDITORS: Amounts falling due within one year.........................         14    (24,490)   (24,668)
                                                                                    ---------  ---------
NET CURRENT ASSETS/(LIABILITIES).......................................                 1,333      1,565
                                                                                    ---------  ---------

TOTAL ASSETS LESS CURRENT LIABILITIES..................................                18,074     19,019
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR................         15     (4,495)    (4,857)
PROVISION FOR LIABILITIES AND CHARGES..................................         16       (308)      (214)
                                                                                    ---------  ---------
NET ASSETS.............................................................                13,271     13,948
                                                                                    ---------  ---------
                                                                                    ---------  ---------
CAPITAL AND RESERVES
Called up share capital................................................         17      1,237      1,237
Share Premium Account..................................................         18         87         87
Revaluation reserve....................................................         18      5,396      5,396
Profit and loss account................................................         18      6,551      7,228
                                                                                    ---------  ---------
                                                                                       13,271     13,948
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The notes on pages F-45 to F-60 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                                                         YEAR ENDED
                                                                                                       30 SEPTEMBER,
                                                                                                    --------------------
                                                                                                      1995       1996
                                                                                           NOTE       L'000      L'000
                                                                                         ---------  ---------  ---------
NET CASH INFLOW FROM OPERATING ACTIVITIES..............................................  21             2,906      6,184
                                                                                                    ---------  ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid..........................................................................                  (561)      (433)
Interest received......................................................................                    34         50
Interest element of finance lease rental payments......................................                   (24)       (27)
Dividends paid.........................................................................                  (328)      (416)
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE..................                  (879)      (826)
                                                                                                    ---------  ---------

TAXATION
ACT paid...............................................................................                   (60)      (102)
UK corporation tax paid................................................................                  (537)      (668)
Overseas and other taxes paid..........................................................                  (277)      (581)
                                                                                                    ---------  ---------
TAX PAID...............................................................................                  (874)    (1,351)
                                                                                                    ---------  ---------

INVESTING ACTIVITIES
Purchase of own shares.................................................................                  (118)    --
Sale of shares under option............................................................                    11     --
Purchase of intangible assets..........................................................  22            --            (78)
Purchase of subsidiaries...............................................................  23               (51)      (632)
Purchase of tangible fixed assets......................................................                (1,024)    (1,740)
Less: Inception of finance leases......................................................                    63      1,024
Proceeds from sales of fixed assets....................................................                   146        112
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES.............................................                  (973)    (1,314)
                                                                                                    ---------  ---------
NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING.............................................                   180      2,693

FINANCING
Additional loan repayable over 5 years.................................................                --            641
Issue of ordinary share capital........................................................                   118     --
                                                                                                    ---------  ---------
                                                                                                          298      3,334
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------
FINANCING
Repayment of loans.....................................................................                   767        767
Capital element of finance lease.......................................................
Net rental payments....................................................................                   105        149
                                                                                                    ---------  ---------
NET CASH OUTFLOW FROM FINANCING........................................................                   872        916
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.......................................  24              (574)     2,418
                                                                                                    ---------  ---------
                                                                                                          298      3,334
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    The notes on pages F-45 to F-60 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                                                      YEAR ENDED
                                                                                                    30 SEPTEMBER,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                   L'000      L'000
                                                                                                 ---------  ---------
Profit for the financial year..................................................................      1,660      1,803
Dividends......................................................................................       (408)      (445)
                                                                                                 ---------  ---------
                                                                                                     1,252      1,358
Goodwill written off...........................................................................        (51)      (710)
Exchange adjustments...........................................................................         72         29
                                                                                                 ---------  ---------
                                                                                                     1,273        677
New share capital subscribed...................................................................        118     --
Opening Shareholders' Funds....................................................................     11,741     13,271
Prior year adjustments.........................................................................        139     --
                                                                                                 ---------  ---------
Closing Shareholders' Funds....................................................................     13,271     13,948
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                                                        YEAR ENDED
                                                                                                      30 SEPTEMBER,
                                                                                                   --------------------
                                                                                                     1995       1996
                                                                                                     L'000      L'000
                                                                                                   ---------  ---------
Profit for the financial year....................................................................      1,660      1,803
Exchange adjustments.............................................................................         72         29
                                                                                                   ---------  ---------
Total recognised gains for the financial year....................................................      1,732      1,832
Prior year adjustment............................................................................        139     --
                                                                                                   ---------  ---------
Total gains recognised since the last Annual Report..............................................      1,871      1,832
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

    The notes on pages F-45 to F-60 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                             NOTES TO THE ACCOUNTS

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

1. ACCOUNTING POLICIES

A. BASIS OF PREPARATION

    The accounts have been prepared under the historical cost accounting rules as modified by the revaluation of freehold property and in accordance with applicable accounting standards.

B. TURNOVER AND RECOGNITION OF REVENUE

    Turnover represents amounts receivable from clients, exclusive of sales related taxes, in respect of charges for advertising placed, production work and fees. Revenue in respect of advertising and production is recognized when the work is completed. Fees are recognised over the period of the relevant assignment.

C. CONSOLIDATION

    The consolidated accounts of the Group incorporate the accounts of the Company and its subsidiaries, together with the accounts of the Austin Knight Limited Employees Trust.

    In accordance with the Companies Act of 1985 S230, a separate profit and loss account dealing with the results of Austin Knight Limited is not presented. The amount of the consolidated profit for the financial year dealt with in the accounts of the Company is L1,128,000 (1995 L1,149,000).

D. FOREIGN CURRENCIES

    Exchange differences on transactions during the year are charged or credited to the profit and loss account. The trading results and cash flow of overseas subsidiaries are translated at the average exchange rate for the year. Assets and liabilities are translated at exchange rates ruling at the year-end. On consolidation, differences on exchange arising from the retranslation of the opening net investment and from the translation of the profits or losses at average rates are taken directly to reserves.

E. GOODWILL

    Goodwill represents the amounts paid for subsidiary companies and acquired businesses in excess of their net asset value. For acquisitions made on or before 30 September 1992, the net book value of goodwill at that date is amortised in equal monthly installments over a maximum period of 10 years. For acquisitions after that date, goodwill is written off in full, directly to reserves in the year of purchase.

F. DEPRECIATION

    Tangible fixed assets are stated at historical cost or valuation less accumulated depreciation. Depreciation is provided to write off the cost of tangible fixed assets by equal monthly installments at the following rates:

    FREEHOLD PROPERTY--Provision for depreciation on freehold buildings with an estimated useful life of more than 50 years is not considered necessary since it is the Company's policy to maintain its properties in good condition which prolongs their useful lives and the Directors consider that the lives of these properties and their residual values are such that any depreciation involved would not be material. Costs of repairs and maintenance are charged against revenue in the year in which they are incurred.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

1. ACCOUNTING POLICIES (CONTINUED)
    INVESTMENT PROPERTIES--Provision for depreciation on freehold investment properties is made when the Directors consider there has been a permanent reduction in their realisable values.

    FURNITURE AND EQUIPMENT--10% to 25% per annum according to the estimated life of assets.

    MOTOR VEHICLES--20% per annum.

G. WORK-IN-PROGRESS

    Work-in-progress is valued at the lower of cost or net realisable value.

H. DEFERRED TAXATION

    Provision is made for deferred taxation using the liability method in respect of all material timing differences, to the extent that it is probable that the liability or asset will crystallise in the foreseeable future.

I. LEASES

    Leases are accounted for as finance leases where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset. All other leases are accounted for as operating leases.

    Assets acquired under finance leases are capitalised in the balance sheet and are depreciated over their estimated useful lives. The capital element of future rentals is treated as a liability and the interest element is charged to the profit and loss account over the period of the leases in proportion to the balance outstanding. Rentals payable under operating leases are charged to the profit and loss account as incurred.

J. PENSIONS

    Contributions are paid to the Group's pension schemes to secure and enhance the benefits for personnel under the schemes in accordance with the recommendations of independent actuaries.

    Contributions are charged to the profit and loss account so as to spread the cost of the provisions over the employees' working lives in accordance with Statement of Standard Accounting Practice 24. Pension scheme surpluses or deficits are amortised over the expected remaining service lives of employees.

2. TURNOVER

    The turnover of the Group arose in the following geographical markets:

                                                                            1995       1996
                                                                            L'000      L'000
                                                                          ---------  ---------
United Kingdom..........................................................     76,908     82,473
United States...........................................................     27,566     33,942
Rest of world...........................................................     18,644     18,029
                                                                          ---------  ---------
                                                                            123,118    134,444
                                                                          ---------  ---------
                                                                          ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

3. OPERATING PROFIT

    The operating profit is stated after including:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Depreciation of tangible fixed assets........................................        995        665
Amortisation of intangibles..................................................         70         68
Hire of plant and equipment..................................................        629        724
Other rents payable..........................................................      1,235      1,478
Directors' emoluments (Note 4):
  Management remuneration--Salaries and benefits.............................        268        274
                         --Performance payments..............................         27         29
  Fees.......................................................................         36         36
  Compensation for loss of office............................................         25     --
  Pension contributions......................................................         26         27
Auditors' remuneration--in respect of audit..................................        104        119
Auditors' remuneration--in respect of other work.............................         45         36
Rent receivable..............................................................        363        473

    Operating profit also includes the following amounts relating to acquisitions made during the year ended 30 September 1996:

                                                                                           L'000
                                                                                         ---------
Turnover...............................................................................        655
Cost of sales..........................................................................       (487)
                                                                                               ---
Gross profit...........................................................................        168
Administrative expenses................................................................       (137)
                                                                                               ---
Operating profit arising from acquisitions.............................................         31
                                                                                               ---
                                                                                               ---

4. DIRECTORS' EMOLUMENTS

    The details of Directors' emoluments are set out in Note 26, Remuneration Committee Report.

5. STAFF COSTS

    Staff costs, which include Directors' emoluments, were:

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Wages and salaries.........................................................     11,963     13,548
Social security costs......................................................        971      1,253
Pension costs..............................................................        525        611
                                                                             ---------  ---------
                                                                                13,459     15,412
                                                                             ---------  ---------
                                                                             ---------  ---------

    The average number of employees including Directors during the year was 514 (1995:476).

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

6. EXCEPTIONAL ITEM

    This comprises solely the provisions necessary to reduce the Group's investment properties to their estimated net realisable values.

7. INTEREST

                                                                                    1995         1996
                                                                                    L'000        L'000
                                                                                    -----        -----
INTEREST PAYABLE
On bank loan repayable over more than five years...............................         393          342
On overdrafts and other loans repayable wholly within five years...............         156          105
Finance leases.................................................................          24           20
INTEREST RECEIVABLE............................................................         (34)         (60)
                                                                                        ---          ---
                                                                                        539          407
                                                                                        ---          ---
                                                                                        ---          ---

8. TAXATION

    The taxation on the profit on ordinary activities for the year was as follows:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
United Kingdom corporation tax at 33%........................................        746        804
Overseas taxation............................................................        410        494
Deferred taxation--charge/(credit)
  UK.........................................................................         42       (235)
  Overseas...................................................................        (49)       110
Adjustments to prior years--charge/(credit)..................................        (51)        37
                                                                               ---------  ---------
                                                                                   1,098      1,210
                                                                               ---------  ---------
                                                                               ---------  ---------

9. DIVIDENDS

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Interim dividend of 2.75p per 25p share (1995: 2.60p per 25p share)                128        136
Final dividend of 6.25p per 25p share (1995: 5.65p per 25p share)                  280        309
                                                                             ---------  ---------
                                                                                   408        445
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

10. INTANGIBLE FIXED ASSETS--GOODWILL

                                                                                          L'000
                                                                                        ---------
COST
At 1 October 1995.....................................................................      2,823
Exchange adjustments..................................................................        (18)
Addition on Acquisition of Business--see Note 22......................................         78
Addition on Acquisition of Subsidiaries--see Note 23..................................        632
                                                                                        ---------
AT 30 September 1996..................................................................      3,515
                                                                                        ---------
AMORTISATION
At 1 October 1995.....................................................................      2,325
Charge for year.......................................................................         68
Written off to reserves...............................................................        710
Exchange adjustments..................................................................         (7)
                                                                                        ---------
At 30 September 1996..................................................................      3,096
                                                                                        ---------
NET BOOK VALUES
At 30 September 1996..................................................................        419
                                                                                        ---------
                                                                                        ---------
At 30 September 1995..................................................................        498
                                                                                        ---------
                                                                                        ---------

11. TANGIBLE FIXED ASSETS

                                                                    FREEHOLD    FURNITURE/
                                                                    PROPERTY     EQUIPMENT    MOTOR VEHICLES      TOTAL
                                                                      L'000        L'000           L'000          L'000
                                                                   -----------  -----------  -----------------  ---------
COST OR VALUATION
At 1 October 1995................................................      14,472        5,447             513         20,432
Exchange adjustments.............................................      --               40               5             45
Additions........................................................      --            1,719              26          1,745
Acquisitions.....................................................      --               61          --                 61
Disposals........................................................      --             (793)            (92)          (885)
                                                                   -----------       -----             ---      ---------
At 30 September 1996.............................................      14,472        6,474             452         21,398
                                                                   -----------       -----             ---      ---------
DEPRECIATION
At 1 October 1995................................................      --            4,094             207          4,301
Exchange adjustments.............................................      --               25               1             26
Disposals........................................................      --             (616)            (36)          (652)
Acquisitions.....................................................      --               40          --                 40
Charge for the year..............................................          95          585              80            760
                                                                   -----------       -----             ---      ---------
At 30 September 1996.............................................          95        4,128             252          4,475
                                                                   -----------       -----             ---      ---------
NET BOOK VALUES
At 30 September 1996.............................................      14,377        2,346             200         16,923
                                                                   -----------       -----             ---      ---------
                                                                   -----------       -----             ---      ---------
At 30 September 1995.............................................      14,472        1,353             306         16,131
                                                                   -----------       -----             ---      ---------
                                                                   -----------       -----             ---      ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

11. TANGIBLE FIXED ASSETS (CONTINUED)
    Included in freehold property are investment properties of L627,000 shown at written down value (1995: L722,000). The remaining property was revalued to L13.75 million in 1992 based upon a Directors' valuation having regard to professional advice. Its historical cost is L8,385,000.

    The net book value of tangible fixed assets includes an amount of L933,000 (1995:L127,000) in respect of assets held under finance leases and hire purchase obligations. The depreciation to these assets in the year is L203,000 (1995:
L47,000).

12. INVESTMENTS

    PRINCIPAL TRADING SUBSIDIARIES

                                                                                  PERCENTAGE OF
                                               COUNTRY OF INCORPORATION          ORDINARY SHARE
                                                    AND OPERATION                 CAPITAL HELD
                                        --------------------------------------  -----------------
Austin Knight Incorporated............  United States of America                          100
Austin Knight Canada Incorporated.....  Canada                                            100
Austin Knight Proprietary Limited.....  Australia                                         100
Austin Knight Consulting Proprietary    Australia
  Limited.............................                                                    100
Austin Knight France SA...............  France                                            100
Austin Knight BV......................  Netherlands                                       100*
Carre Turenne SA......................  France                                            100**
Alliance Resource Humaines SA.........  France                                            100***
Austin Knight International BV........  Netherlands                                       100
Austin Knight Investments Ltd.........  Great Britain                                     100

------------------------

*   Held by subsidiary, Austin Knight International BV

**  Held by subsidiary, Austin Knight Investments Limited

*** Held by subsidiary, Austin Knight France SA

    The principal activities of the trading subsidiaries are recruitment and legal advertising and human resource consultancy.

    The results of all the above companies are included in the consolidated results for the Group using the acquisition method of accounting.

    Austin Knight Limited has given guarantees on behalf of certain subsidiary companies. The contingent liability at 30 September 1996 under these guarantees amounted to L512,000 (1995: L630,000) at the year-end rates of exchange.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

12. INVESTMENTS (CONTINUED)
OWN SHARES HELD

    The Group includes 152,250 of its own shares which are held by the Austin Knight Limited Employees Trust as an investment. They have been included at the cost to the Trust.

    The Austin Knight Limited Employees Trust exists for the benefit of the UK employees and to incentivise the Directors and senior employees of the Group. The Trust receives and holds shares in the Company either by means of a gift or a purchase made at the then fair value price. It receives and invests the dividends due on those shares and earns interest on its accumulated cash balances. Periodically, options over the shares which it holds are granted to individuals at the discretion of the Trustees based on recommendations by the Board.

                                                                                          L'000
                                                                                        ---------
Shares at cost 1 October 1995 and at 30 September 1996.....................                   112

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
SUMMARY OF INVESTMENTS
Own shares held............................................................        112        112
                                                                             ---------  ---------
Net book value.............................................................        112        112
                                                                             ---------  ---------
                                                                             ---------  ---------

13. DEBTORS

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Trade debtors..............................................................     23,104     23,016
Other debtors..............................................................        624        698
Prepayments and accrued income.............................................        819        730
                                                                             ---------  ---------
                                                                                24,547     24,444
                                                                             ---------  ---------
                                                                             ---------  ---------

14. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                               1995       1996
                                                                               L'000      L'000
                                                                             ---------  ---------
Bank loans and overdrafts..................................................      2,884      1,171
Trade creditors............................................................     17,061     18,608
Obligations under finance leases and hire purchase contracts...............         99        333
Dividend payable...........................................................        280        309
Other creditors including taxation and social security.....................      2,231      2,140
Accruals and deferred income...............................................      1,935      2,107
                                                                             ---------  ---------
                                                                                24,490     24,668
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

14. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR (CONTINUED)
    Details of the security given for the bank loan and overdrafts are shown in
Note 15.

    Other creditors including taxation and social security comprise:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Corporation tax..............................................................      1,070        917
Social security and other taxes..............................................        289        937
Other creditors..............................................................        872        286
                                                                               ---------  ---------
                                                                                   2,231      2,140
                                                                               ---------  ---------
                                                                               ---------  ---------

15. CREDITORS--AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Bank loans...................................................................      4,409      4,138
Finance lease and hire purchase obligations..................................         58        700
Other creditors..............................................................         28         19
                                                                               ---------  ---------
                                                                                   4,495      4,857
                                                                               ---------  ---------
                                                                               ---------  ---------

    The bank loans and overdrafts are secured by fixed and floating charges on the freehold property and trade debtors of Austin Knight Limited and its UK and French subsidiaries. The loans bear interest based upon LIBOR and its French equivalent and are scheduled for repayment as follows:

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
Between one and two years....................................................        767        891
Between two and five years...................................................      2,300      2,671
More than five years.........................................................      1,342        576
                                                                               ---------  ---------
                                                                                   4,409      4,138
                                                                               ---------  ---------
                                                                               ---------  ---------
Bank loan included in creditors due within one year..........................        767        891
                                                                               ---------  ---------

    The finance lease and hire purchase obligations fall due as follows:

                                                                                    1995         1996
                                                                                    L'000        L'000
                                                                                    -----        -----
Between one and two years......................................................          49          302
Between two and five years.....................................................           9          398
                                                                                         --
                                                                                                     ---
                                                                                         58          700
                                                                                         --
                                                                                         --
                                                                                                     ---
                                                                                                     ---

    All other creditors falling due after more than one year are payable within five years.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

16. PROVISIONS FOR LIABILITIES AND CHARGES

    The amounts provided for deferred taxation and other liabilities and charges are as follows:

                                                                           DEFERRED TAX       OTHER
                                                                               L'000          L'000
                                                                          ---------------  -----------
Provision at 1 October 1995.............................................           127            181
(Credit)/charge for the year in the profit and loss account
    UK..................................................................          (235)        --
    Overseas............................................................           110             33
    Transfers...........................................................            (2)        --
                                                                                   ---            ---
Provision at 30 September 1996..........................................        --                214
                                                                                   ---            ---
                                                                                   ---            ---

    The amount of deferred taxation not provided is L221,000 and arises solely on capital allowances.

    The other provisions relate to pensions and other employee benefits.

17. CALLED UP SHARE CAPITAL

                                                                                 1995       1996
                                                                                 L'000      L'000
                                                                               ---------  ---------
AUTHORISED
8,000,000 shares of 25p each (1995: 8,000,000 shares of 25p each)............      2,000      2,000
                                                                               ---------  ---------
                                                                               ---------  ---------
ALLOTTED AND FULLY PAID
4,948,000 ordinary shares of 25p each (1995: 4,948,000 ordinary shares of 25p
  each)......................................................................      1,237      1,237
                                                                               ---------  ---------
                                                                               ---------  ---------

18. RESERVES

                                                                            PROFIT AND LOSS   REVALUATION       SHARE
                                                                                ACCOUNT         RESERVE        PREMIUM
                                                                                 L'000           L'000          L'000
                                                                            ---------------  -------------  -------------
At 1 October 1995.........................................................         6,551           5,396             87
Goodwill written off......................................................          (710)         --             --
Profit retained...........................................................         1,358          --             --
Exchange adjustments......................................................            29          --             --
                                                                                                                     --
                                                                                   -----           -----
At 30 September 1996......................................................         7,228           5,396             87
                                                                                                                     --
                                                                                                                     --
                                                                                   -----           -----
                                                                                   -----           -----


19. CAPITAL COMMITMENTS

    Capital expenditure authorised and contracted for by the Board of Directors at 30 September 1996, for which no provision has been made in these accounts, was L73,000 (1995: L107,000).

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

20. LEASE COMMITMENTS

    The Group had the following annual commitments under operating leases:

                                                                                         LAND AND BUILDINGS
                                                                                                                   OTHER
                                                                                      ------------------------  -----------
                                                                                         1995         1996         1995
                                                                                         L'000        L'000        L'000
                                                                                         -----        -----        -----
ON LEASES EXPIRING
Within 1 year.......................................................................         274          115          220
Within 2--5 years...................................................................         423          467          295
After 5 years.......................................................................         773          914       --


                                                                                         1996
                                                                                         L'000
                                                                                         -----
ON LEASES EXPIRING
Within 1 year.......................................................................         296
Within 2--5 years...................................................................         485
After 5 years.......................................................................      --

21. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES

                                                                                1995       1996
                                                                                L'000      L'000
                                                                              ---------  ---------
Operating profit............................................................      3,297      3,515
Depreciation................................................................        995        665
Amortisation of intangible fixed assets.....................................         70         68
Loss on disposal of fixed assets............................................         27        122
Decrease/(increase) in work-in-progress.....................................        (94)        82
Decrease/(increase) in debtors..............................................     (2,935)       424
Increase in creditors.......................................................      1,546      1,308
                                                                              ---------  ---------
Net cash inflow from operating activities...................................      2,906      6,184
                                                                              ---------  ---------
                                                                              ---------  ---------

22. PURCHASE OF INTANGIBLE ASSETS

    This relates to the goodwill arising on the acquisition of Dawson Advertising, a UK business in March 1996.

23. PURCHASE OF SUBSIDIARY UNDERTAKINGS

    1. During the year, further payments of L101,700 were made under the terms of the agreement for the purchase of Carre Turenne SA. These payments are determined by the level of sales and profits earned from that Company's clients since it joined the Group.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

23. PURCHASE OF SUBSIDIARY UNDERTAKINGS (CONTINUED)
    2. In July 1996, the Company acquired, through its subsidiary, Austin Knight France SA, the entire issued share capital of Alliance Resources Humaines SA, a company registered in France. The consideration paid and assets acquired were as follows:

                                                                                          L'000
                                                                                        ---------
Total Paid............................................................................        666
Cash Acquired.........................................................................       (159)
                                                                                        ---------
Net Payment...........................................................................        507
                                                                                        ---------
Fixed Assets..........................................................................         21
Debtors...............................................................................        409
Creditors.............................................................................       (453)
                                                                                        ---------
                                                                                              (23)
Goodwill..............................................................................        530
                                                                                        ---------
                                                                                              507
                                                                                        ---------
                                                                                        ---------

GOODWILL SUMMARY                                                                            L,000
                                                                                        ---------
Arising on the acquisition of Carre Turenne...........................................        102
Arising on the acquisition of Alliance RH.............................................        530
                                                                                        ---------
                                                                                              632
                                                                                        ---------
                                                                                        ---------

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

24. CASH AND CASH EQUIVALENTS

    Analysis of the balances as shown in the balance sheet and changes during the current year:

                                                                                           CHANGE
                                                                      1995       1996      IN YEAR
                                                                      L'000      L'000      L'000
                                                                    ---------  ---------  ---------
Analysis of Balances
    Cash at bank and in hand......................................      1,006      1,596        590
    Bank loan and overdrafts......................................     (2,884)    (1,171)     1,713
    Less: Amounts repayable after three months....................        767        891        124
                                                                    ---------  ---------  ---------
                                                                                          ---------
                                                                       (1,111)     1,316      2,427
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
                                                                                              L'000
                                                                                          ---------
Analysis of Changes
    Balance 1 October 1995........................................                           (1,111)
    Net cash inflow before the effect of exchange rate changes....                            2,418
    Effect of exchange rate changes...............................                                9
                                                                                          ---------
    Balance 30 September 1996.....................................                            1,316
                                                                                          ---------
                                                                                          ---------

                                                                      SHARE      LOANS AND FINANCE
                                                                     CAPITAL     LEASE OBLIGATIONS
                                                                      L'000            L'000
                                                                   -----------  -------------------
Analysis of changes in financing during the year
    Balance 1 October 1995.......................................       1,324            5,332
    Additional loan raised.......................................      --                  641
    Repayment of loan............................................      --                 (767)
    Finance lease repayments.....................................      --                 (149)
    Finance lease inceptions (non-cash transaction)..............      --                1,024
    Effect of exchange rate changes..............................      --                  (19)
                                                                        -----            -----
    Balance 30 September 1996....................................       1,324            6,062
                                                                        -----            -----
                                                                        -----            -----

25. PENSION SCHEMES

    The two principal schemes of the Group are operated in the United Kingdom, one a defined contribution scheme, the other a defined benefit scheme. The defined contribution scheme is operated on the Group's behalf by an independent, recognised pension provider. It is currently being wound up and the accrued benefits transferred to other schemes not administered by the Group or the individuals concerned.

    The defined benefit scheme is trustee administered and the fund is maintained by fund managers independently of the Group's finances. The funding and accounting policies are identical and consist of providing for the liabilities in respect of an individual in a systematic manner over the individual's working lifetime.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

25. PENSION SCHEMES (CONTINUED)
    The pension cost has been assessed in accordance with the advice of an independent actuary and has been based on a valuation carried out as at 1 April 1996. The market value of the scheme's assets as at 1 April 1996 was approximately L10.2 million and the level of funding approximately 100%.

    The actuarial valuation at 1 April 1996 was carried out on the attained age valuation method and the main actuarial assumptions adopted were:

Nominal return on investments.......  8.5% p.a.
Rate of salary increases............  6.0% p.a.
Rate of pension increases...........  2.5% p.a. (for benefits related to service prior to 1 April 1996).
                                      4.0% p.a. (for service after 1 April 1996).
Rate of dividend increases..........  4.0% p.a.

26. REMUNERATION COMMITTEE REPORT

INTRODUCTION

    This report of the Remuneration Committee, on behalf of the Board, sets out Austin Knight Limited's policy on Executive Directors' remuneration and provides details of the remuneration earned by the Directors in the 1995/96 financial year. It also details their interests in the Company's shares.

    The remuneration arrangements for all Executive Directors are determined by the Remuneration Committee, which is also responsible for the operation of the Executive Share Option Scheme.

    The Company has considered the provisions of the Code of Best Practice of the Greenbury Study Group on Directors' Remuneration. It complies with Section A of the best practice provisions annexed to the Listing Rules of the London Stock Exchange and the Remuneration Committee has given full consideration to the provisions of Section B in framing its remuneration policy.

GENERAL POLICY ON EXECUTIVE REMUNERATION

    The Remuneration Committee, when setting objectives on pay and benefits, aims to ensure that remuneration packages offered are competitive and designed to attract, retain and motivate executive directors and senior management of the highest quality.

    The main components of the remuneration package are set out below.

BASE SALARIES

    Basic salaries are determined by the Remuneration Committee taking into account the performance of the individual and information from independent sources on the rates of salaries in the competitive market.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
ANNUAL BONUS

    The annual bonus scheme for Executive Directors is based on the profit performance of the Group and its earnings per share.

SHARE OPTION SCHEME

    Executive Directors, as members of senior management, are eligible share options granted by the Austin Knight Limited Employees Trust. Periodically, options are granted by the Trust at the discretion of the trustees based on recommendations by the Board.

PENSION

    Executive Directors are eligible to join the August Knight Pension and Life Assurance Scheme. Pension contributions are paid to the Company's pension scheme which is open to all senior employees and most other staff with more than two years' service. The scheme provides a pension of one-sixtieth of final pensionable salary for each year of pensionable service. It also provides the usual pension related benefits including a lump sum of four times salary in the event of death in service. Only base salary is pensionable.

CONTRACTS OF SERVICE

    Details of individual Directors' contract terms are given in the table of Directors' emoluments below.

DIRECTORS' EMOLUMENTS

    Details of Directors' emoluments in 1996, with the comparison for the previous year, are as follows:

                                                                                    1995         1996
                                                                                    L'000        L'000
                                                                                    -----        -----
Fees...........................................................................          36           36
Salaries and other benefits....................................................         268          274
Performance payments...........................................................          27           29
Pension contributions..........................................................          26           27
                                                                                        ---          ---
TOTAL..........................................................................         357          366
                                                                                        ---          ---
                                                                                        ---          ---

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
    The emoluments of individual Directors are set out below:

                                                                                                               CONTRACT
                                              BASE                    PAYMENTS                                  NOTICE
                                             SALARY/                     FOR          PENSION                  PERIOD/
                                              FEES      BENEFITS     PERFORMANCE   CONTRIBUTIONS    TOTAL    EXPIRY DATE
                                            ---------  -----------  -------------  -------------  ---------  ------------
K.G. Fordham...................       1996     50,000      14,028        --             --           64,028  6 months
                                      1995     50,000      13,539        --             --           63,539
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
J.R. Ratcliffe.................       1996    115,000      21,363        20,125         17,250      173,738  12 months
                                      1995    105,060      21,424        20,000         15,750      162,234
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
J.B. Gowshall..................       1996     35,750       5,223        --              5,363       46,336  Retired
                                      1995     66,560      10,268         7,500          9,975       94,303  31.3.96
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
R.A. Campbell..................       1996     12,000      --            --             --           12,000  30.11.97
                                      1995     12,000      --            --             --           12,000
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
D.T. French....................       1996     12,000      --            --             --           12,000  30.11.98
                                      1995     12,000      --            --             --           12,000
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
T.C. Mallott...................       1996     12,000       1,327        --             --           13,327  30.11.97
                                      1995     12,000         834        --             --           12,834
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
S.J. Cooney....................       1996     27,000       4,670         8,750          4,050       44,470  6 months
                                      1995     --          --            --             --           --
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                      1996    263,750      46,611        28,875         26,663      365,899
                                      1995    257,620      46,065        27,500         25,725      356,910
                                 ---------  ---------  -----------       ------         ------    ---------  ------------
                                 ---------  ---------  -----------       ------         ------    ---------  ------------

    In addition to the above payments, K.G. Fordham and T.C. Mallott receive a pension from the Company's pension scheme in accordance with the terms of that scheme. J.B. Gowshall has been retained as a consultant to the Company until 31 March 1997 for a fee of L10,000. He also receives a pension from the Company's pension scheme.

    Executive Directors may hold other non-executive directorships with the prior written consent of the Board.

                     AUSTIN KNIGHT LIMITED AND SUBSIDIARIES

                 FOR THE YEARS ENDED 30 SEPTEMBER 1995 AND 1996

26. REMUNERATION COMMITTEE REPORT (CONTINUED)
    The Director's interests in the 25p ordinary shares of the Company at 30 September 1996 and 1995 or date of appointment were as follows:

                                                                  BENEFICIAL                       NON-BENEFICIAL
                                                ----------------------------------------------  --------------------
                                                1995 NO.                1996 NO.                  1995       1996
                                                   OF         SHARE        OF         SHARE      NO. OF     NO. OF
                                                 SHARES      OPTIONS     SHARES      OPTIONS     SHARES     SHARES
                                                ---------  -----------  ---------  -----------  ---------  ---------
K.G. Fordham..................................    468,224      --         468,224      --         704,320    704,320
J.R. Ratcliffe................................     88,200      25,000      88,200      35,000      --         --
J.B. Gowshall.................................      3,000      12,000      --          --          --         --
D.T. French...................................     --          --           8,000      --          64,000     56,000
T.C. Mallott..................................     92,032      --          92,032      --          --         --
S.J. Cooney...................................     --          2,000*      --           2,000      --         --
R.A. Campbell.................................     --          --          --          --          --         --
Trustee of the Austin Knight
Limited Employees Trust.......................     --          --          --          --         152,250    152,250

------------------------

*   Date of appointment.

    On 1 September 1994, J.R. Ratcliffe was granted options over 25,000 ordinary shares of 25p each at 95p per ordinary share exercisable between 1 September 1995 and 1 September 2001. On 28 November 1995, J.R. Ratcliffe and S.J. Cooney were granted options on a further 10,000 and 2,000 ordinary shares, respectively, at L1.30p per ordinary share , exercisable between 28 November 1998 and 28 November 2002. None of the Directors have any interests in the shares of the other Group companies. No other Director has any rights to subscribe for shares in the Company or any other Group company.

    The trustee of the Austin Knight Limited Employees Trust is Austin Knight Trustees Limited, a corporate Trustee, the Directors of which are K.G. Fordham, R.A. Campbell and D.T. French.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                       NINE MONTHS ENDED 30
                                                                                               JUNE
                                                                                      ----------------------
                                                                                           (UNAUDITED)

                                                                                         1996        1997
                                                                            NOTE        L'000       L'000
                                                                            -----     ----------  ----------
TURNOVER...............................................................           1      100,585     105,158
Cost of Sales..........................................................                  (90,262)    (93,297)
                                                                                      ----------  ----------
GROSS PROFIT...........................................................                   10,323      11,861
Administrative expenses................................................                   (8,160)     (9,291)
Other operating income.................................................                      229      --
                                                                                      ----------  ----------
OPERATING PROFIT.......................................................           2        2,392       2,570
Interest expense.......................................................           4         (340)       (298)
                                                                                      ----------  ----------
PROFIT on ordinary activities before taxation..........................                    2,052       2,272
TAXATION...............................................................           5         (839)     (1,007)
                                                                                      ----------  ----------
PROFIT for the financial period........................................                    1,213       1,265
DIVIDENDS..............................................................                     (334)     --
                                                                                      ----------  ----------
RETAINED PROFIT for the financial period...............................                      879       1,265
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    The notes on pages F-65 to F-68 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                              AS AT 30 JUNE
                                                                                                  1997
                                                                                            -----------------
                                                                                               (UNAUDITED)

                                                                                   NOTE           L'000
                                                                                 ---------  -----------------
FIXED ASSETS
Intangible assets..............................................................          6            303
Tangible assets................................................................                    16,876
Investments....................................................................                       163
                                                                                                  -------
                                                                                                   17,342
                                                                                                  -------
CURRENT ASSETS
Work-in-progress...............................................................                       219
Debtors........................................................................                    27,274
Cash at bank and in hand.......................................................                       364
                                                                                                  -------
                                                                                                   27,857
CREDITORS: Amounts falling due within one year.................................                   (25,614)
                                                                                                  -------
NET CURRENT ASSETS/(LIABILITIES)...............................................                     2,243
                                                                                                  -------

TOTAL ASSETS LESS CURRENT LIABILITIES..........................................                    19,585
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR........................          7         (4,465)
PROVISION FOR LIABILITIES AND CHARGES..........................................          8           (123)
                                                                                                  -------
NET ASSETS.....................................................................                    14,997
                                                                                                  -------
                                                                                                  -------
CAPITAL AND RESERVES
Called up share capital........................................................                     1,251
Share Premium Account..........................................................                       195
Revaluation reserve............................................................                     5,396
Profit and loss account........................................................                     8,155
                                                                                                  -------
                                                                                                   14,997
                                                                                                  -------
                                                                                                  -------

    The notes on pages F-65 to F-68 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS*

                                                                                                      NINE MONTHS ENDED
                                                                                                           30 JUNE,
                                                                                                     --------------------
                                                                                                         (UNAUDITED)

                                                                                                       1996       1997
                                                                                                     ---------  ---------
                                                                                            NOTE       L'000      L'000
                                                                                          ---------  ---------  ---------
NET CASH INFLOW (OUTFLOW) FROM OPERATING ACTIVITIES.....................................  9              4,719     (1,506)
                                                                                                     ---------  ---------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid...........................................................................                  (373)      (327)
Interest received.......................................................................                    50         44
Interest element of finance lease rental payments.......................................                   (17)       (15)
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE...................                  (340)      (298)
                                                                                                     ---------  ---------

TAXATION
ACT paid................................................................................                  (102)      (111)
UK corporation tax paid.................................................................                  (668)      (763)
Overseas and other taxes paid...........................................................                  (666)      (210)
                                                                                                     ---------  ---------
TAX PAID................................................................................                (1,436)    (1,084)
                                                                                                     ---------  ---------

CAPITAL EXPENDITURES
Purchase of own shares..................................................................                --           (122)
Sale of shares under option.............................................................                --             71
Purchase of intangible assets...........................................................                   (78)    --
Purchase of tangible fixed assets.......................................................                (1,450)    (1,434)
Less: Inception of finance leases.......................................................                   798        686
Proceeds from sales of fixed assets.....................................................                    84        682
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES..............................................                  (646)      (117)
                                                                                                     ---------  ---------
Dividends paid..........................................................................                  (280)      (309)
NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING..............................................                 2,017     (3,314)

FINANCING
Issue of ordinary share capital.........................................................                --            122
                                                                                                     ---------  ---------
                                                                                                         2,017     (3,192)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------
FINANCING
Repayment of loans......................................................................                   575        657
Net rental payments.....................................................................                    91        202
                                                                                                     ---------  ---------
NET CASH OUTFLOW FROM FINANCING.........................................................                   666        859
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........................................  10             1,351     (4,051)
                                                                                                     ---------  ---------
                                                                                                         2,017     (3,192)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------

* Due to changes in Accounting Standards in the United Kingdom the information on this page is presented in a format different than that presented elsewhere in this document.

    The notes on pages F-65 to F-68 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                                                 NINE MONTHS ENDED
                                                                                                    (UNAUDITED)
                                                                                                   30 JUNE, 1997
                                                                                                -------------------
                                                                                                       L'000
Opening Shareholders' Funds...................................................................          13,948
                                                                                                        ------
Profit for the financial period...............................................................           1,265
Exchange adjustments..........................................................................            (338)
                                                                                                        ------
Total recognised gains for the financial period...............................................             927
New share capital subscribed..................................................................             122
                                                                                                        ------
Closing Shareholders' Funds...................................................................          14,997
                                                                                                        ------
                                                                                                        ------

    The notes on pages F-65 to F-68 form part of these financial statements.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                             NOTES TO THE ACCOUNTS

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

1. TURNOVER

    The turnover at the Group arose in the following geographical markets:

                                                                                                1996       1997
                                                                                                L'000      L'000
                                                                                              ---------  ---------
United Kingdom..............................................................................     61,631     64,191
United States...............................................................................     25,196     28,258
Rest of world...............................................................................     13,758     12,709
                                                                                              ---------  ---------
                                                                                                100,585    105,158
                                                                                              ---------  ---------
                                                                                              ---------  ---------

2. OPERATING PROFIT

    The operating profit is stated after including:

                                                                                 1996       1997
                                                                                 L'000      L'000
                                                                               ---------  ---------
Depreciation of tangible fixed assets........................................        501        741
Amortisation of intangibles..................................................         51         50
Hire of plant and equipment..................................................        531        600
Other rents payable..........................................................        842        857
Directors' emoluments
  Management remuneration--Salaries and benefits.............................        223        203
                         --Performance payments..............................         19     --
  Fees.......................................................................         27         35
  Pension contributions......................................................         20         20
Auditors' remuneration--in respect of audit..................................         89         98
Auditors' remuneration--in respect to other work.............................         27         65
Rent receivable..............................................................        283        291

3. STAFF COSTS

    Staff costs, which include Directors' emoluments, were:

                                                                               1996       1997
                                                                               L'000      L'000
                                                                             ---------  ---------
Wages and salaries.........................................................      9,975     11,118
Social security costs......................................................      1,102      1,245
Pension costs..............................................................        441        652
                                                                             ---------  ---------
                                                                                11,518     13,015
                                                                             ---------  ---------
                                                                             ---------  ---------

    The average number of employees including Directors during the nine months ended June 30, 1996 and 1997 were 510 and 531, respectively.

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

4. INTEREST

                                                                                    1996         1997
                                                                                    L'000        L'000
                                                                                    -----        -----
INTEREST PAYABLE
On bank loan repayable over more than five years...............................         285          250
On overdrafts and other loans repayable wholly within five years...............          88           77
Finance leases.................................................................          17           15
INTEREST RECEIVABLE............................................................         (50)         (44)
                                                                                        ---          ---
                                                                                        340          298
                                                                                        ---          ---
                                                                                        ---          ---

5. TAXATION

    The taxation on the profit on ordinary activities for the period was as follows:

                                                                                 1996       1997
                                                                                 L'000      L'000
                                                                               ---------  ---------
United Kingdom corporation tax at 33%........................................        505        311
Overseas taxation............................................................        334        607
Adjustments to prior years--charge...........................................     --             89
                                                                               ---------  ---------
                                                                                     839      1,007
                                                                               ---------  ---------
                                                                               ---------  ---------

6. INTANGIBLE FIXED ASSETS--GOODWILL

                                                                                          L'000
                                                                                        ---------
COST
At 1 October 1996.....................................................................      3,515
Exchange adjustments..................................................................       (126)
                                                                                        ---------
AT 30 June 1997.......................................................................      3,389
                                                                                        ---------
AMORTISATION
At 1 October 1996.....................................................................      3,096
Charge for period.....................................................................         50
Written off to reserves...............................................................         --
Exchange adjustments..................................................................        (60)
                                                                                        ---------
At 30 June 1997.......................................................................      3,086
                                                                                        ---------
NET BOOK VALUE
At 30 June 1997.......................................................................        303
                                                                                        ---------
                                                                                        ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

7. CREDITORS--AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                          1997
                                                                                          L'000
                                                                                        ---------
Bank loans............................................................................      3,402
Finance lease and hire purchase obligations...........................................      1,063
                                                                                        ---------
                                                                                            4,465
                                                                                        ---------
                                                                                        ---------

8. PROVISIONS FOR LIABILITIES AND CHARGES

    The amounts provided for deferred taxation and other liabilities and charges are as follows:

                                                                                            L'000
                                                                                            -----
Provision at 1 October 1996............................................................         214
Credit for the period in the profit and loss account
    Overseas...........................................................................         (91)
                                                                                                ---
Provision at 30 June 1997..............................................................         123
                                                                                                ---
                                                                                                ---

    The amount of deferred taxation not provided is L221,000 and arises solely on capital allowances.

    The other provisions relate to pensions and other employee benefits.

9. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
OPERATING ACTIVITIES

                                                                               1996       1997
                                                                               L'000      L'000
                                                                             ---------  ---------
Operating profit...........................................................      2,392      2,570
Depreciation...............................................................        501        741
Amortisation of intangible fixed assets....................................         51         50
Loss on disposal of fixed assets...........................................         92        (13)
Decrease/(increase) in work-in-progress....................................         71        (31)
Increase in debtors........................................................     (1,525)    (3,735)
Increase/(decrease) in creditors...........................................      3,137     (1,088)
                                                                             ---------  ---------
Net cash inflow (outflow) from operating activities........................      4,719     (1,506)
                                                                             ---------  ---------
                                                                             ---------  ---------

                   AUSTIN KNIGHT LIMITED AND ITS SUBSIDIARIES

                FOR THE NINE MONTHS ENDED 30 JUNE 1996 AND 1997

                                  (UNAUDITED)

10. RECONCILIATION OF MOVEMENT TO NET DEBT

                                                 30 SEPTEMBER                                                            OTHER
                                             --------------------     CHANGE          EXCHANGE                         NON CASH
                                               1996       1997       IN PERIOD        MOVEMENTS        CASHFLOWS       MOVEMENTS
                                             ---------  ---------  -------------  -----------------  -------------  ---------------
                                               L000       L000         L000             L000             L000            L000

Cash at bank and in hand...................      1,596        364       (1,232)             (18)          (1,214)             --

Overdrafts.................................       (280)    (3,158)      (2,878)             (41)          (2,837)             --

                                                 1,316     (2,794)      (4,110)             (59)          (4,051)             --
                                                                                             --
                                             ---------  ---------       ------                            ------             ---

Bank loans under 1 year....................       (891)      (869)          22               22               --              --

Bank loans over 1 year.....................     (4,138)    (3,402)         736               79              657              --

Finance leases under 1 year................       (333)      (504)        (171)             (16)              --            (155)

Finance leases over 1 year.................       (700)    (1,063)        (363)             (34)             202            (531)
                                                                                             --
                                             ---------  ---------       ------                            ------             ---

                                                (4,746)    (8,632)      (3,886)              (8)          (3,192)           (686)
                                                                                             --
                                                                                             --
                                             ---------  ---------       ------                            ------             ---
                                             ---------  ---------       ------                            ------             ---

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of Neville Jeffress Australia Pty Limited

SCOPE

    We have audited the accompanying consolidated statements of profit and loss and cash flows of Neville Jeffress Australia Pty Limited (the "Company") for the years ended June 30, 1995 and 1996 (the "audit periods").

    These special purpose financial statements, which have been prepared in accordance with accounting principles generally accepted in Australia, are the responsibility of the Company's management.

    Our responsibility is to conduct independent audits of the financial statements for the audit periods in order to express an opinion on them based on our audits.

    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Our audit opinion expressed in this report has been formed on the above basis.

OPINION

    In our opinion, the consolidated financial statements of Neville Jeffress Australia Pty Limited for the audit periods present fairly, in all material respects, the results of operations of the Company and its subsidiaries and their cash flows for the years ended June 30, 1995 and 1996 in conformity with accounting principles generally accepted in Australia, as described in the financial statements.

Dated at Sydney, Australia, this 8th day of November 1996.

BDO NELSON PARKHILL
Chartered Accountants

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF PROFIT AND LOSS
                            (IN AUSTRALIAN DOLLARS)

                                                                               30 JUNE    30 JUNE
                                                                                1995       1996
                                                                              12 MONTHS  12 MONTHS
                                                                    NOTES         $          $
                                                                    -----     ---------  ---------
Commissions and fees...........................................               21,663,259 32,060,026
                                                                              ---------  ---------
Operating expenses:
  Wages and salaries...........................................               10,449,141 17,216,840
  Depreciation of fixed assets.................................                 577,807  1,169,472
  Abnormal bad debt provision..................................               2,144,331     --
  Other operating expenses.....................................               7,684,587  11,373,602
                                                                              ---------  ---------
Total operating expenses.......................................               20,855,866 29,759,914
                                                                              ---------  ---------
Operating profit...............................................                 807,393  2,300,112
                                                                              ---------  ---------
Dividend received..............................................                  --        116,170
Interest income................................................                 440,856    334,306
Interest expense...............................................                 329,510    424,430
                                                                              ---------  ---------
  Net financial income.........................................                 111,346     26,046
                                                                              ---------  ---------
Income before income tax expense...............................                 918,739  2,326,158
Income tax expense.............................................           5      65,246    888,459
                                                                              ---------  ---------
Net income.....................................................                 853,493  1,437,699
Outside equity interest in net income..........................           2      22,669     62,864
                                                                              ---------  ---------
Net income attributable to members of Neville Jeffress
  Australia Pty Limited........................................                 830,824  1,374,835
                                                                              ---------  ---------
                                                                              ---------  ---------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                     NEVILLE JEFFRESS AUSTRALIA PTY LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (IN AUSTRALIAN DOLLARS)

                                                                                                   30 JUNE      30 JUNE
                                                                                                    1995         1996
                                                                                                  12 MONTHS    12 MONTHS
                                                                                       NOTES          $            $
                                                                                       -----     -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to members................................................                  830,824    1,374,835
Add/(deduct) non-cash items:
Depreciation & amortisation.......................................................                  577,807    1,169,472
Bad debts write-off...............................................................                1,876,858       --
Profit on sale of property, plant and equipment...................................                  (12,966)      (2,323)
Loss on disposal of controlled entity.............................................                   15,289       --
Amortisation of goodwill on acquisition...........................................                   56,848       --
Change due to application of new accounting standard..............................                  (53,900)      --
Increase in outside shareholders' interest........................................                   22,669       62,864
Gain/(loss) on translation of foreign controlled entities.........................                   47,148       (2,246)
Other.............................................................................                  (58,224)     (77,558)
Changes in assets and liabilities :
(Increase)/decrease in trade debtors..............................................               (3,960,773)   1,617,175
(Increase)/decrease in inventories................................................                  161,251      (74,023)
(Increase)/decrease in other current assets and prepayments.......................                  322,746      (47,490)
(Increase)/decrease in future income tax benefit..................................                 (153,113)     (18,292)
Increase/ (decrease) in trade creditors...........................................                1,662,980     (300,486)
Increase/ (decrease) in other creditors and accruals..............................               (1,943,907)     595,217
Increase/ (decrease) in tax provision.............................................                  142,095      144,714
Increase in employee entitlements.................................................                  375,088      177,832
                                                                                                 -----------  -----------
Net cash flows from/(used in) operating activities................................                  (91,280)   4,619,691
                                                                                                 -----------  -----------
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Cash (into)/out of short-term deposit.............................................               (5,248,849)  (2,798,323)
Acquisition of property, plant and equipment......................................                 (980,956)  (1,375,265)
Proceeds from sale of property, plant and equipment...............................                   78,836      113,297
Net cash flow on disposal of controlled entity....................................           7      118,096       --
Cash paid for purchase of entity..................................................                 (544,604)      (4,265)
Net cash inflow/(outflow) on acquisition of controlled entity.....................           7    1,490,459       --
                                                                                                 -----------  -----------
Net cash from/(used in) investing activities......................................               (5,087,018)  (4,064,556)
                                                                                                 -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Finance lease repayments, net.....................................................                  118,857      (92,435)
Repayments of borrowings
  -external parties...............................................................                   --       (1,257,299)
Proceeds of borrowings
  -external parties...............................................................                2,231,376       --
  -related entities...............................................................                  650,491      839,826
                                                                                                 -----------  -----------
Net cash from/(used in) financing activities......................................                3,000,724     (509,908)
                                                                                                 -----------  -----------
NET INCREASE/(DECREASE) IN CASH HELD..............................................               (2,177,574)      45,227
Cash at beginning of the reporting period.........................................                   50,220   (2,127,354)
                                                                                                 -----------  -----------
CASH AT END OF REPORTING PERIOD...................................................               (2,127,354)  (2,082,127)
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------
RECONCILIATION OF CASH
Cash balances comprise:
Cash at bank......................................................................                1,674,722    1,211,020
Bank loan.........................................................................               (3,802,076)  (3,293,147)
                                                                                                 -----------  -----------
                                                                                                 (2,127,354)  (2,082,127)
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    These consolidated financial statements are a special purpose financial report prepared in order to meet the requirements of a registration statement to be submitted to the Securities and Exchange Commission.

    These consolidated financial statements have been prepared in Australian dollars in accordance with accounting principles generally accepted in Australia. These include applicable Accounting Standards and other mandatory professional reporting requirements with the exception of AASB 1024:
Consolidated Accounts (see Principles of Consolidation). At June 30, 1997 the exchange rate of Australian dollars to US dollars was .7538.

    The accounts have also been prepared on an accrual basis. They are based on historical costs and do not take into account changing money values or, except where specifically stated, current valuations of non-current assets.

    The accounting policies adopted have been consistently applied throughout the periods presented.

    Generally accepted accounting principles in Australia ("Australian GAAP") as utilized by the Company differs in certain respects from generally accepted accounting principles in the United States ("US GAAP"). With respect to the Company's financial statements, these differences primarily relate to accounting for business combinations. Under US GAAP, goodwill arising on acquisitions is capitalized and amortized over its economic life while under Australian GAAP as utilized by the Company, this goodwill is charged to operations in the year of the acquisition. In addition, subsequent utilization of acquired net operating losses is recorded as a reduction of income tax expense under Australian GAAP while under US GAAP, it is recorded as an adjustment to assets purchased.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements comprise the fully consolidated financial information for Neville Jeffress Australia Pty Limited and its group companies in which the company has majority control, with the exception of the following companies:

Media Monitors Australia Pty Limited;
National Advertising Services Pty Limited; and
Neville Jeffress Newsagencies Pty Limited.

    These companies were not included at the effective date of the acquisition of Neville Jeffress Australia Pty Limited and subsidiaries by TMP Worldwide Inc ("TMP"). Accordingly they do not form part of the group being acquired by TMP.

    The consolidated financial statements comprise the financial statements of those companies as set out in Note 1 to the consolidated financial statements.

    The consolidated financial statements include the information contained in the financial statements of Neville Jeffress Australia Pty Limited and each of the entities in the group being acquired by TMP as from the date the company obtains control until such time as control ceases.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

    The accounts of subsidiaries are prepared for the same reporting period as the company, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies which may exist.

    All intercompany transactions, between entities consolidated, including unrealised profits and losses, have been eliminated in consolidation.

INVESTMENTS

    The company's interest in subsidiaries not forming part of the group of companies acquired by TMP was not consolidated (see Principles of Consolidation above), and has been included with associated entities at cost, and only dividend income received is taken into earnings. Associated entities are those in which the company holds a significant shareholding of the issued ordinary capital and participates in commercial and policy decision making.

INVENTORIES

    Inventories, including work-in-progress, are valued at the lower of cost and net realisable value.

RECOVERABLE AMOUNTS

    Assets are not revalued to an amount above their recoverable amount and, where carrying values exceed this recoverable amount, assets are written down. In determining the recoverable amount, the expected net cash flows have not been discounted to their present value.

PROPERTY, PLANT AND EQUIPMENT

    COST AND VALUATION

    Property, plant and equipment are valued at cost or at independent valuation. Decrements arising from revaluation have been debited to the profit and loss account. Acquisitions since the last revaluation have been brought to account at cost.

    Where assets have been revalued, the potential effect of the capital gains tax on disposal has not been taken into account in the determination of the revalued carrying amount where it is expected that a liability for capital gains tax will arise.

    Any gain or loss on the disposal of revalued assets is determined as the difference between the carrying value of the asset at the time of disposal and the proceeds from disposal, and is included in the results of the group in the year of disposal.

    DEPRECIATION AND AMORTISATION

    Buildings, plant and equipment are depreciated on a straight-line basis so as to write-off the cost or valuation of each asset over its anticipated useful life.

Major depreciation periods are:
Freehold buildings - 40 years
Plant and equipment - 3 to 15 years

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

INCOME TAX

    Tax-effect accounting is applied using the liability method whereby income tax is regarded as an expense and is calculated on the accounting profit after allowing for permanent differences. To the extent timing differences occur between the time items are recognised in the accounts and when items are taken into account in determining taxable income, the net related taxation benefit or liability, calculated at current rates, is disclosed as a future income tax benefit or a provision for deferred income tax. The net future income tax benefit relating to tax losses and timing differences is not carried forward as an asset unless the benefit is virtually certain of being realised.

    Where the earnings of overseas subsidiaries are subject to taxation under the Controlled Foreign Companies rules, this tax has been provided for in the accounts.

FOREIGN CURRENCIES

    TRANSLATION OF FOREIGN CURRENCY TRANSACTIONS

    Transactions in foreign currencies of entities within the group are converted to local currency at the rate of exchange ruling at the date of the transaction.

    Amounts payable to and by the entities within the group that are outstanding at the balance date and are denominated in foreign currencies have been converted to local currency using rates of exchange ruling at the balance sheet date.

    TRANSLATION OF ACCOUNTS OF OVERSEAS OPERATIONS

    All overseas operations are deemed self-sustaining as each is financially and operationally independent of Neville Jeffress Australia Pty Limited. The accounts of overseas operations are translated using the current rate method and any exchange differences are taken directly to the foreign currency translation reserve.

LEASES

    Finance leases, which effectively transfer to the group substantially all of the risks and benefits incidental to ownership of the leased item, are capitalised at the present value of the minimum lease payments, disclosed as leased property, plant and equipment, and amortised over the period the group is expected to benefit from the use of the leased assets.

    Operating lease payments, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal instalments over the lease term.

EMPLOYEE ENTITLEMENTS

    Provision is made for employee entitlement benefits accumulated as a result of employees rendering services up to the reporting date. These benefits include wages and salaries, annual leave, and long service leave.

    Liabilities arising in respect of wages and salaries, annual leave, and any other employee entitlements expected to be settled within twelve months of the reporting date are measured at their nominal amounts. All other employee entitlement liabilities are measured at the present value of the estimated future cash outflows to be made in respect of services provided by employees up to the reporting date. In determining

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

the present value of future cash outflows, the interest rates attaching to government guaranteed securities which have terms to maturities approximating the terms of the related liability are used.

    Employee entitlement expenses and revenues arising in respect of the following categories:

    - wages and salaries, non-monetary benefits, annual leave, long service leave, sick leave and other leave entitlements; and

    - other types of employee entitlements,

    are charged against profits on a net basis in their respective categories.

    Contributions are made by the group to employee defined contribution superannuation funds. These contributions are charged as expenses when incurred.

REVENUE RECOGNITION

    Substantially all revenues are derived from commissions for advertisements placed in newspapers, plus associated fees for related services. Commissions and fees are generally recognized upon placement date.

CASH FLOW DEFINITIONS

    For the purpose of the Consolidated Statements of Cash Flows, the group considers cash to include cash on hand and in banks and investments in money market instruments readily convertible to cash within two working days, net of outstanding bank overdraft.

GOODWILL

    Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a business or share in a subsidiary. Goodwill is written off to the profit and loss account on acquisition.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

1 INVESTMENTS

                                                                                              BENEFICIAL INTEREST
                                                                                              --------------------
                                                                                                  %          %
                                                                                              ---------  ---------
Investments in subsidiaries not consolidated in these financial statements
  Neville Jeffress Newsagencies Pty Limited and its controlled entity:
    The Cremorne Newsagency.................................................................        100        100
  National Advertising Services Pty Limited.................................................        100        100
  Media Monitors Australia Pty Limited and its controlled entities:
    Media Monitors NSW Pty Limited..........................................................         45         45
    Media Monitors Victoria Pty Limited.....................................................         45         45
    Media Monitors ACT Pty Limited..........................................................         45         45
    Media Monitors Queensland Pty Limited...................................................         45         45
    News Bank Pty Limited...................................................................         45         45
    News Monitor Pty Limited................................................................         45         45

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

1 INVESTMENTS (CONTINUED)

                                                                                               30 JUNE    30 JUNE
                                                                                                1995       1996
                                                                                              ---------  ---------

                                                                                              BENEFICIAL INTEREST
                                                                                              --------------------
                                                                                                  %          %
Associates
  Mitchell Armstrong's Consortium Pty Limited...............................................     --             50
  Print Production Trust....................................................................         45     --
Investments in subsidiaries consolidated in these financial statements
  Neville Jeffress--Perth Pty Limited.......................................................        100        100
  Neville Jeffress--Darwin Pty Limited......................................................        100        100
  Neville Jeffress--Queensland Pty Limited and its controlled entity:
    Neville Jeffress--Queensland Pty Limited................................................         91         91
    Neville Jeffress Brisbane Pty Limited...................................................         91         91
  Neville Jeffress--Adelaide Pty Limited....................................................        100        100
  Neville Jeffress--Canberra Pty Limited....................................................        100        100
  Neville Jeffress NSW Pty Limited and its controlled entities:
    Neville Jeffress NSW Pty Limited........................................................        100        100
    Neville Jeffress Sydney Pty Limited.....................................................        100        100
    Neville Jeffress Pty Limited............................................................        100        100
  Neville Jeffress Parramatta Pty Limited...................................................        100        100
  Neville Jeffress Financial Pty Limited....................................................         90         90
  Neville Jeffress Advertising (Tasmania) Pty Limited.......................................        100        100
  Neville Jeffress Caldwell Limited.........................................................         70         70
  Neville Jeffress Victoria Pty Limited.....................................................        100        100
  Neville Jeffress New Zealand Ltd..........................................................         90         90
  Armstrong's Australia Pty Limited and its controlled entities:
    Armstrong's Australia Pty Limited.......................................................        100        100
    Armstrong's--Victoria Pty Limited.......................................................        100        100
    Armstrong's--NSW Pty Limited............................................................        100        100
    Armstrong's--Queensland Pty Limited.....................................................        100        100
    Armstrong's--W.A. Pty Limited...........................................................        100        100

2 OUTSIDE SHAREHOLDERS' INTEREST

                                                                           SHARE                   RETAINED
                                                                          CAPITAL     RESERVES      INCOME      TOTAL
                                                                             $            $            $          $
                                                                         ---------  -------------  ---------  ---------
MOVEMENTS IN OUTSIDE SHAREHOLDERS' INTERESTS ARE:
Balance, 1 July 1994...................................................     65,377       --           23,854     89,231
Acquisition of controlled entities.....................................     35,767       --           --         35,767
Net income attributable to outside shareholders........................     --           --           22,669     22,669
                                                                                             --
                                                                         ---------                 ---------  ---------
Balance, 30 June 1995..................................................    101,144       --           46,523    147,667
Net income attributable to outside shareholders........................     --           --           62,864     62,864
                                                                                             --
                                                                         ---------                 ---------  ---------
Balance, 30 June 1996..................................................    101,144       --          109,387    210,531
                                                                                             --
                                                                                             --
                                                                         ---------                 ---------  ---------
                                                                         ---------                 ---------  ---------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

3 PROVISIONS

                                                                                                           $
                                                                                                       ----------
Employee Entitlements
    Balance, 1 July 1994.............................................................................     724,757
    Charged to profit and loss.......................................................................     417,768
    Acquisition of controlled entities...............................................................     505,023
    Adjustment to reserves on introduction of new accounting standard................................      53,900
                                                                                                       ----------
    Balance, 30 June 1995............................................................................   1,701,448
    Charged to profit and loss.......................................................................     177,832
                                                                                                       ----------
    Balance, 30 June 1996............................................................................   1,879,280
                                                                                                       ----------
                                                                                                       ----------
Deferred Taxation
    Balance, 1 July 1994.............................................................................      66,738
    Charged to profit and loss.......................................................................      20,213
                                                                                                       ----------
    Balance, 30 June 1995............................................................................      86,951
    Charged to profit and loss.......................................................................     (77,558)
                                                                                                       ----------
    Balance, 30 June 1996............................................................................       9,393
                                                                                                       ----------
                                                                                                       ----------

4 LEASE LIABILITY

                                                                                             30 JUNE     30 JUNE
                                                                                               1995        1996
                                                                                                $           $
                                                                                            ----------  ----------
Not later than one year...................................................................     408,423     362,747
Later than one year and not later than two years..........................................     296,357     222,687
Later than two years and not later than five years........................................     188,383     204,602
Later than five years.....................................................................      --          --
                                                                                            ----------  ----------
Minimum lease payments....................................................................     893,163     790,036
Future finance charges....................................................................    (116,801)   (106,109)
                                                                                            ----------  ----------
                                                                                               776,362     683,927
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Current lease liability...................................................................     337,684     292,022
Non-current lease liability...............................................................     438,678     391,905
                                                                                            ----------  ----------
                                                                                               776,362     683,927
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

5 INCOME TAX

                                                                                              30 JUNE      30 JUNE
                                                                                               1995         1996
                                                                                             12 MONTHS    12 MONTHS
                                                                                                 $            $
                                                                                            -----------  -----------
The prima facie tax, using tax rates applicable in the country of operation, on income before income tax differs from the income tax provided in the accounts and is calculated as follows:
Prima facie tax on income before income tax...............................................     303,184      837,415
Tax effect of permanent differences.......................................................     (18,762)      48,404
Future income tax benefit not previously brought to account...............................    (175,944)      --
Income tax underprovided in previous year.................................................      61,616        2,640
Net gain from change in income tax rate from 33% to 36%...................................    (104,848)      --
                                                                                            -----------  -----------
Income tax attributable to operating profit...............................................      65,246      888,459
                                                                                            -----------  -----------
                                                                                            -----------  -----------
Income tax provided comprises:
Provision attributable to future years:
  Future income tax benefit...............................................................    (855,206)      18,292
  Provision for deferred income tax.......................................................      20,213      (77,558)
Underprovision of previous year...........................................................      61,616        2,640
Provision attributable to current period..................................................     838,623      945,085
                                                                                            -----------  -----------
                                                                                                65,246      888,459
                                                                                            -----------  -----------
                                                                                            -----------  -----------
The amount of future income tax benefit carried forward as an asset in the consolidated
  financial statements which is attributable to tax losses is :...........................     252,967      282,382
                                                                                            -----------  -----------
                                                                                            -----------  -----------

6 EXPENDITURE COMMITMENTS

                                                                                          30 JUNE       30 JUNE
                                                                                            1995          1996
                                                                                         12 MONTHS     12 MONTHS
                                                                                             $             $
                                                                                        ------------  ------------
Lease commitments
Operating lease commitments not provided for in the accounts:
Not later than one year...............................................................       737,161       885,764
Later than one year and not later than two years......................................       276,252       630,687
Later than two years and not later than five years....................................        68,007     1,439,434
Later than five years.................................................................       --            --
                                                                                        ------------  ------------
                                                                                           1,081,420     2,955,885
                                                                                        ------------  ------------
                                                                                        ------------  ------------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

7 CONSOLIDATED STATEMENTS OF CASH FLOWS

(a) The company acquired a controlling interest in the following entities:

    Year Ended 30 June 1996: None

    Year Ended 30 June 1995:

    (i) 95.93% in Armstrong's Australia Pty Limited

    (ii) 90% of Neville Jeffress New Zealand Ltd.

    (iii) 100% of Neville Jeffress Victoria Pty Limited

                                                                                    30 JUNE
                                                                                     1995
                                                                                       $
                                                                                   ---------
The acquisition details are:
Cash consideration...............................................................  2,204,677
Outside equity interest..........................................................     35,767
Share of reserves attributable to investment.....................................     75,463
                                                                                   ---------
                                                                                   2,315,907
                                                                                   ---------
                                                                                   ---------
DETAILS OF NET ASSETS ACQUIRED
Assets
  Cash at bank...................................................................  3,695,136
  Trade debtors..................................................................  7,268,424
  Inventory......................................................................    137,399
  Other debtors and prepayments..................................................    568,990
  Plant and equipment--at cost...................................................  1,266,993
  Accumulated depreciation.......................................................   (364,071)
  Other assets...................................................................    624,854
Liabilities
  Trade creditors................................................................  (7,688,646)
  Taxation.......................................................................   (123,768)
  Other..........................................................................  (3,126,252)
                                                                                   ---------
Fair value of net tangible assets................................................  2,259,059
Goodwill arising on acquisition..................................................     56,848
                                                                                   ---------
                                                                                   2,315,907
                                                                                   ---------
                                                                                   ---------
NET CASH EFFECT
Cash consideration...............................................................  (2,204,677)
Cash at bank included in net assets acquired.....................................  3,695,136
                                                                                   ---------
Cash inflow on purchase of controlled entities as reflected in consolidated accounts.......................................................................  1,490,459
                                                                                   ---------
                                                                                   ---------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

7 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(b) The Company disposed of its controlling interest in the following entities:

        Year Ended 30 June 1996: None

        Year Ended 30 June 1995: 100% of Group Communications Pty Limited as follows:

                                                                                     30 JUNE
                                                                                       1995
                                                                                        $
                                                                                    ----------
Proceeds on sale:
  Cash............................................................................     118,096
  Other...........................................................................      --
                                                                                    ----------
                                                                                       118,096
                                                                                    ----------
                                                                                    ----------
DETAILS OF NET ASSETS DISPOSED
Assets
  Cash at bank....................................................................      --
  Trade debtors...................................................................     133,385
Liabilities
  Bank overdraft..................................................................      --
                                                                                    ----------
Fair value of net tangible assets.................................................     133,385
Loss on disposal..................................................................     (15,289)
                                                                                    ----------
                                                                                       118,096
                                                                                    ----------
                                                                                    ----------
NET CASH EFFECT
Cash proceeds.....................................................................     118,096
Cash at bank included in net assets disposed......................................      --
Bank overdraft included in net assets disposed....................................      --
                                                                                    ----------
Cash proceeds from disposal of controlled entities as reflected in consolidated
 accounts.........................................................................     118,096
                                                                                    ----------
                                                                                    ----------

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS

REMUNERATION OF DIRECTORS

                                                                                           30 JUNE     30 JUNE
                                                                                             1995        1996
                                                                                          12 MONTHS   12 MONTHS
                                                                                              $           $
                                                                                          ----------  ----------
Amounts received or due and receivable by the directors of the economic entity from corporations of which they are directors or related bodies corporate or entities
  controlled by the chief entity........................................................   2,973,832   3,038,882
                                                                                          ----------  ----------
                                                                                          ----------  ----------
The directors have availed themselves of ASC Class Order 95/741 in the disclosure of directors' remunerations and benefits

Amounts received or due and receivable by directors of Neville Jeffress Australia Pty
  Limited from that company and related bodies corporate................................     506,580     460,569

The number of directors of Neville Jeffress Australia Pty Limited whose remuneration
  (including superannuation contributions) falls within the following bands:

                                                                                             1995        1996
                                                                                          ----------  ----------

 $20,000-$29,000........................................................................           1           2
 $60,000-$69,000........................................................................           2      --
 $70,000-$79,000........................................................................      --               1
$150,000-$159,000.......................................................................           1           1
$200,000-$209,000.......................................................................      --               1
$210,000-$219,000.......................................................................           1      --

    In the opinion of the directors, remuneration paid to directors is considered reasonable.

OTHER RELATED PARTY TRANSACTIONS

    (a) The directors of Neville Jeffress Australia Pty Limited during the 1996 financial year were:

   N Jeffress                                  B M Robertson
   P G Bush                                    P A Allen
   C D Cameron

    (b) Related party transactions which occurred during the financial year included:

    (i) Transactions with related parties of the Neville Jeffress Australia
Group

    During the year, the company traded with other companies in the Neville Jeffress Group at normal commercial rates.

    Interest has been paid/(received) on intercompany loans between subsidiaries of Neville Jeffress Australia Pty Limited under normal commercial terms and conditions.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
    Interest received on a loan from Neville Jeffress Australia Pty Limited to Neville Jeffress Holdings Pty Limited under normal commercial terms and conditions amounted to $304,196 (1995: $104,582).

    Loans receivable under normal commercial terms and conditions at:

                                                                      30 JUNE       30 JUNE
                                                                        1995          1996
                                                                         $             $
                                                                    ------------  ------------
Current
  Neville Jeffress Holdings Pty Limited...........................     2,355,276     2,012,022
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................            --     1,607,021

Non-Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................            --            --
                                                                    ------------  ------------
                                                                       2,355,276     3,619,043
                                                                    ------------  ------------
                                                                    ------------  ------------

    Loans payable under normal commercial terms and conditions at:

                                                                      30 JUNE       30 JUNE
                                                                        1995          1996
                                                                         $             $
                                                                    ------------  ------------
Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................       228,206     2,574,287

Non-Current
  Neville Jeffress Holdings Pty Limited...........................            --            --
  Controlled entities of Neville Jeffress Australia Pty Limited...            --            --
  Other related parties...........................................       242,489            --
                                                                    ------------  ------------
                                                                         470,695     2,574,287
                                                                    ------------  ------------
                                                                    ------------  ------------

    Franchise fees have been received by Neville Jeffress Australia Pty Limited from subsidiaries under normal commercial terms and conditions, amounting to $1,611,337 (1995: $1,648,759)

    Neville Jeffress Australia Pty Limited provided management, accounting and computer services to subsidiaries under normal commercial terms and conditions.

    Subsidiaries of Neville Jeffress Australia Pty Limited have paid rent on buildings they occupied that are owned by a company controlled by N. Jeffress under normal commercial terms and conditions amounting to $702,930 (1995:
$516,142)

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
    Armstrong's Victoria Pty Limited provided management and accounting services to Armstrong's NSW Pty Limited and Armstrong's Queensland Pty Limited under normal terms and conditions.

    The premises occupied by Neville Jeffress - Parramatta Pty Limited were rented from The Neville Jeffress Advertising Staff Superannuation Fund under normal commercial terms and conditions.

    (ii) Transactions with the directors of Neville Jeffress Australia Pty Limited and the economic entity

    Accounting and taxation services were provided by C.D. Cameron to other group companies under normal terms and conditions.

    Consulting fees were paid to J Griffin Pty Ltd, of which Mr. J Griffin is a director, at normal commercial rates. J Griffin Pty Ltd has loaned funds to the company at 9% interest per annum, compounded quarterly and repayable at call. At 30 June 1996, the balance of the loan outstanding was $45,887 (1995: $26,877). Mr. J. Griffin is a director of Neville Jeffress Perth Pty Limited.

    The company has borrowed funds from N. Jeffress, a director. At 30 June 1996, the balance of this unsecured loan amounted to Nil (1995: $170,381).

    (iii) Transactions with director-related entities

    Travel services were provided by Barrenjoey Travel Pty Limited under normal commercial terms and conditions. Directors associated with Barrenjoey Travel are
N. Jeffress and C.D. Cameron.

    Mrs. L. Griffin, a director-related party, has loaned funds to the company at 9% interest per annum, compounded quarterly and repayable at call. At 30 June 1996, the balance of the loan outstanding was $26,780 (1995: 24,493).

    Media billings revenue under normal commercial terms and conditions aggregated $1,963. These transactions were undertaken with respect to Bernie Finance and Leasing of which Mr. B.D. Lewis is a director. Mr. B.D. Lewis is a director of Neville Jeffress Adelaide Pty Limited.

    (c) At 30 June 1996, Neville Jeffress Holdings Pty Limited was the ultimate controlling entity. (On 2 July 1996, Neville Jeffress Holdings Pty Limited disposed of its 91% interest in Neville Jeffress Australia Pty Limited. As a result, at the reporting date, TMP Australia Pty Limited is the ultimate Australian holding company and its ultimate controlling entity is McKelvey Enterprises Inc., a company incorporated in the USA).

    (d) Interests in the shares of entities within the economic entity held by directors of the company and their director-related entities as of 30 June 1996.

    Mr. N. Jeffress had an indirect interest in 91% of the shares of Neville Jeffress Australia Pty Limited through his controlling interest in Neville Jeffress Holdings Pty Limited.

    Messrs. C.D. Cameron and P.G. Bush had an indirect interest in the shares of Neville Jeffress Australia Pty Limited through their interest in Petzow Holdings Pty Limited which owned 9% of the shares of Neville Jeffress Australia Pty Limited.

    There were no movements in directors' shareholdings in the twelve months ended 30 June 1996. However, the indirect interests of Messsrs N. Jeffress, P.
G. Bush and C. D. Cameron in Neville Jeffress

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                            (IN AUSTRALIAN DOLLARS)

8 RELATED PARTY TRANSACTIONS (CONTINUED)
Australia Pty Limited were disposed of on 2 July 1996, with the sale of 100% ownership to TMP Australia Pty Limited as detailed above.

9 CONTINGENT LIABILITIES

    Neville Jeffress Australia Pty Limited has agreed to support the valuation of The Neville Jeffress Advertising Staff Superannuation Fund investment property at 12 Palmer Street, North Parramatta, of which Neville
Jeffress--Parramatta Pty Limited is the sole tenant. Based on a company valuation at 30 June 1996, a contingent liability of $111,000 exists.

    A liability may exist in relation to the contract of employment of a senior executive of the Company. Notice has been served on the company under the contract and the company is proceeding to establish its contractual liability. The maximum exposure of the liability is estimated at $500,000.

10 SUBSEQUENT EVENTS

    All of the issued share capital of the company was acquired by a subsidiary of McKelvey Enterprises, Inc. with effect from 1 July 1996. In accordance with the terms of the purchase of shares agreement, the following transactions occurred:

        (1) NJA disposed of its investments in:

           -- Media Monitors Australia Pty Limited and its controlled entities;

           -- National Advertising Services Pty Limited; and

           -- Neville Jeffress Newsagencies Pty Limited.

        (2) Certain controlled entities of NJA, which owned certain properties, disposed of those properties.

        (3) The company declared and paid to its previous shareholders a dividend amounting to $4,714,183.

        (4) The company acquired the minority interests in certain controlled entities.

    The financial effect of the above transactions in the year to 30 June 1996 would have been to:

           -- Increase net income attributable to members by $332,020; and

           -- Increase the dividends paid by $4,714,183; and

           -- Decrease the consolidated net assets by $4,599,820.

    The Australian Competition and Consumer Commission handed down its decision on 26 July 1996, confirming that the Media Accreditation System, in place since 1978 and under which the company derives the majority of its income, is to be revoked, effective 3 February 1997. Sections of the media with which the company deals, have already indicated a continuance of similar conditions under a revised system. The directors foresee a continuance of operations in the deregulated environment, although its is difficult to fully predict the impact of the ACCC decision.

            NEVILLE JEFFRESS AUSTRALIA PTY LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

11 SEGMENT INFORMATION

    (a) Industry Segments

        The group operates in only one segment of business, namely the advertising industry.

    (b) Geographical Segments

                                                                     30 JUNE       30 JUNE
                                                                       1995          1996
                                                                    12 MONTHS     12 MONTHS
                                                                        $             $
                                                                   ------------  ------------
SEGMENT                                                               Commissions and Fees

Australia                                                           21,243,271    31,040,003
United Kingdom                                                         409,548       629,285
New Zealand                                                             10,440       390,738
                                                                   ------------  ------------
                                                                    21,663,259    32,060,026
                                                                   ------------  ------------
                                                                   ------------  ------------

SEGMENT                                                                   Total Assets

Australia                                                           44,095,416    45,931,219
United Kingdom                                                         878,820     1,018,818
New Zealand                                                            226,208       470,509
                                                                   ------------  ------------
                                                                    45,200,444    47,420,546
                                                                   ------------  ------------
                                                                   ------------  ------------
                                                                         Income Before
SEGMENT                                                                Income Tax Expense

Australia                                                            1,178,883     2,344,871
United Kingdom                                                         (56,225)       30,508
New Zealand                                                           (203,919)      (49,221)
                                                                   ------------  ------------
                                                                       918,739     2,326,158
                                                                   ------------  ------------
                                                                   ------------  ------------

12 FOREIGN CURRENCIES

    Net Australian dollar equivalents of assets/(liabilities) outstanding in foreign currencies not effectively hedged:

New Zealand dollars                                      173,439    111,942
English pound                                            (91,868)   (51,330)